Exhibit 4.7

CONFORMED COPY

AMENDMENT AGREEMENT

DATED 31ST MARCH, 2008

BETWEEN

BHP BILLITON PLC

BHP BILLITON LIMITED

BHP BILLITON FINANCE B.V.

BHP BILLITON FINANCE LIMITED

and

BARCLAYS BANK PLC

as Facility Agent

relating to the

US$55,000,000,000 Multicurrency Term and Revolving Facility and Subscription Agreement

dated 5th February, 2008

Allen & Overy LLP

THIS AGREEMENT is dated 31st March, 2008

BETWEEN:

(1)	BHP BILLITON PLC (registered No. 3196209) and BHP BILLITON LIMITED (ABN 49 004 028 077) (the Companies);

(2)	THE OBLIGORS under and as defined in the Facility and Subscription Agreement (defined below); and

(3)	BARCLAYS BANK PLC as facility agent for the Finance Parties (in this capacity the Facility Agent).

BACKGROUND

(A)	This Agreement is supplemental to and amends the US$55,000,000,000 multicurrency term and revolving facility and subscription agreement dated 5th February, 2008, between, among others, the Companies and the Facility Agent (the Facility and Subscription Agreement).

(B)	In accordance with clause 44.1 of the Facility and Subscription Agreement, the Majority Lenders (as defined in the Facility and Subscription Agreement) have consented to the amendments to the Facility and Subscription Agreement contemplated by this Agreement. Accordingly, the Facility Agent is authorised to execute this Agreement on behalf of the Finance Parties.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

Capitalised terms defined in the Facility and Subscription Agreement have, unless expressly defined in this Agreement, the same meaning in this Agreement.

1.2	Construction

The principles of construction set out in clause 1.2 (Construction) of the Facility and Subscription Agreement will have effect as if set out in this Agreement.

2.	AMENDMENTS

The Facility and Subscription Agreement will be amended from the date of this Agreement so that it reads as set out in Schedule 1 (Form of Amended Facility and Subscription Agreement).

3.	REPRESENTATIONS

3.1	Each Obligor confirms to each Finance Party that, on the date of this Agreement, the Repeating Representations:

(a)	are true in all material respects; and

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(b)	would also be true in all material respects if references to the Facility and Subscription Agreement are construed as references to the Facility and Subscription Agreement as amended by this Agreement.

In each case, each Repeating Representation is made by reference to the facts and circumstances existing on the date of this Agreement.

4.	CONSENTS

Each Obligor:

(a)	agrees to the amendment of the Facility and Subscription Agreement as contemplated by this Agreement; and

(b)	with effect from the date of this Agreement, confirms that any guarantee created or given by it under a Finance Document will:

(i)	continue in full force and effect; and

(ii)	extend to the liabilities and obligations of the Obligors to the Finance Parties under the Finance Documents as amended by this Agreement.

5.	MISCELLANEOUS

(a)	This Agreement and the Facility and Subscription Agreement, as amended by this Agreement, is a Finance Document.

(b)	Subject to the terms of this Agreement, the Facility and Subscription Agreement will remain in full force and effect and, from the date of this Agreement, the Facility and Subscription Agreement and this Agreement will be read and construed as one document.

6.	GOVERNING LAW

This Agreement is governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1

FACILITY AND SUBSCRIPTION AGREEMENT

5TH FEBRUARY, 2008

(AS AMENDED ON 31ST MARCH, 2008)

US$55,000,000,000

MULTICURRENCY TERM AND REVOLVING FACILITY

AND SUBSCRIPTION AGREEMENT

for

BHP BILLITON PLC AND BHP BILLITON LIMITED

as the Companies

with

THE FINANCIAL INSTITUTIONS

listed in Part 2 and Part 3 of Schedule 1

as Lenders

BARCLAYS BANK PLC

acting as Facility Agent

BARCLAYS BANK PLC

acting as Dollar Swingline Agent

BARCLAYS BANK PLC

acting as Euro Swingline Agent

and

THE FINANCIAL INSTITUTIONS

listed in Part 4 of Schedule 1

as Mandated Lead Arrangers

Allen & Overy LLP

Schedule

1.	The Original Parties		117
	Part 1	The Original Borrowers	117
	Part 2	The Original Lenders	118
	Part 3	The Original Swingline Lenders	119
	Part 4	The Mandated Lead Arrangers	121
2.	Conditions Precedent		122
	Part 1	Conditions Precedent to be delivered on the date of this Agreement	122
	Part 2	Conditions Precedent to Initial Utilisation	124
	Part 3	Conditions Precedent for an Additional Obligor	125
	Part 4	Conditions Precedent for The New Holding Company	127
3.	Form of Requests		128
	Part 1	Form of Utilisation Request	128
	Part 2	Form of Selection Notice	130
4.	Mandatory Cost Formulae		131
5.	Form of Transfer Certificate		134
6.	Form of Accession Letter		137
7.	Form of Resignation Letter		139
8.	Form of Compliance Certificate		140
9.	Timetables		141
10.	Form of Note Deed Poll		143
11.	Contact Details		147
12.	Form of Confidentiality Undertaking		148

Signatories			153

THIS AGREEMENT is dated 5th February, 2008 (as amended on 31st March, 2008) and made

BETWEEN:

(1)	BHP BILLITON PLC and BHP BILLITON LIMITED (ABN 49 004 028 077) as the parent companies (the Companies and each a Company);

(2)	THE COMPANIES listed in Part 1 of Schedule 1 as original borrowers (the Original Borrowers);

(3)	BHP BILLITON PLC and BHP BILLITON LIMITED (ABN 49 004 028 077) as original guarantors (the Original Guarantors);

(4)	THE FINANCIAL INSTITUTIONS listed in Part 2 and Part 3 of Schedule 1 as lenders (the Original Lenders);

(5)	BARCLAYS BANK PLC as facility agent for the other Finance Parties (the Facility Agent);

(6)	BARCLAYS BANK PLC as US Dollar swingline agent for the other Finance Parties (the Dollar Swingline Agent);

(7)	BARCLAYS BANK PLC as euro swingline agent for the other Finance Parties (the Euro Swingline Agent);

(8)	BARCLAYS CAPITAL, BNP PARIBAS, CITIGROUP GLOBAL MARKETS LIMITED, GOLDMAN SACHS INTERNATIONAL, HSBC BANK PLC, BANCO SANTANDER, S.A. and UBS LIMITED as bookrunners (the Bookrunners); and

(9)	THE FINANCIAL INSTITUTIONS listed in Part 4 of Schedule 1 as mandated lead arrangers (the Mandated Lead Arrangers).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

Accession Letter means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

Acquisition means the acquisition of all of the shares of the Targets (or such other amount of the shares of the Targets subject to the minimum acceptance level specified in Clause 29.1(a)(i) (Acquisition Undertakings)) pursuant to the Offers or the Schemes.

Acquisition Cash Consideration means any cash consideration offered to or for the benefit of shareholders of the Targets as part of the Acquisition (whether directly or indirectly), but excluding any amount payable to shareholders of the Targets pursuant to any Buyback.

Acquisition Costs means all fees, costs and expenses, stamp, registration and other Taxes incurred by the Companies or any other member of the Group in connection with the Acquisition and the Finance Documents.

Additional Borrower means a company which becomes an Additional Borrower in accordance with Clause 34.2 (Additional Borrowers).

Additional Guarantor means a company which becomes a Guarantor in accordance with Clause 34.3 (Additional Guarantors).

Additional Obligor means an Additional Borrower or an Additional Guarantor.

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Agent means the Facility Agent, the Dollar Swingline Agent or the Euro Swingline Agent.

Alcan Bond Debt means any Alcan Non Change of Control Debt:

(a)	which is incurred solely under a bond or note issue by any member of the Target Group;

(b)	the incurrence of which has not resulted in a breach of any of the terms set out in the clause entitled “Clear Market” of the Commitment Letter; and

(c)	the terms of which do not include any requirement to repay, prepay or redeem any amount of that debt from the proceeds of any disposal by a member of the Target Group or from the proceeds of any other debt incurred by or any equity or quasi-equity issued by a member of the Target Group.

Alcan Change of Control Debt means:

(a)	the Alcan Facilities; and

(b)	any bond, loan or other debt financing which was used by a member of the Target Group prior to the Unconditional Date to refinance any part of the Alcan Facilities and has become due and payable as a result of the Acquisition.

Alcan Facilities means the US$40,000,000,000 credit facilities of the Target Group provided under a facility agreement dated 12th July, 2007.

Alcan Non Change of Control Debt means any bond, loan or other debt financing which was used by a member of the Target Group prior to the Unconditional Date to refinance any part of the Alcan Facilities and which has not become due and payable as a result of the Acquisition.

Alcan Related Debt means the Alcan Change of Control Debt and the Alcan Non Change of Control Debt.

Associate has the meaning given to it in Section 128F(9) of the Australian Tax Act.

Australian Borrower means each of Limited and BHP Billiton Finance Limited and any Additional Borrower that is a resident of Australia under the Australian Tax Act or that carries on a business in Australia through a permanent establishment with which its obligations under this Agreement would be connected.

Australian Loan means a Loan to an Australian Borrower made in accordance with Clause 8 (Subscription and Issue of Notes).

Australian Obligor means an Obligor that is a resident of Australia under the Australian Tax Act or that carries on a business in Australia through a permanent establishment with which its obligations under this Agreement would be connected.

Australian Tax Act means the Income Tax Assessment Acts of 1936 and 1997 of the Commonwealth of Australia, jointly, as applicable.

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing or registration.

Authorised Signatory means, in respect of a Company, any of its group treasurer, company secretary, chief financial officer, group financial controller or directors (or, in each case, any position which replaces any of the foregoing).

Availability Period means, in relation to a Facility, the period from and including the date of this Agreement to and including:

(a)	in relation to a Term Facility, the date falling 24 Months after the date of this Agreement or, in relation to Facility A only and if the Final Maturity Date of Facility A is not extended in accordance with Clause 12 (Extension of Facility A), the original Final Maturity Date of Facility A; and

(b)	in relation to the Revolving Facility (including the Swingline Facility), the Final Maturity Date in respect of the Revolving Facility.

Available Commitment means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

(a)	the Base Currency Amount of its participation in any outstanding Loans under that Facility; and

(b)	in relation to calculating the Available Commitment for the purpose of a proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made under that Facility on or before the proposed Utilisation Date, other than, in the case of the Revolving Facility only, that Lender’s participation in any Revolving Facility Loans under that Facility that are due to be repaid or prepaid on or before the proposed Utilisation Date.

Available Facility means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

Base Currency means US Dollars.

Base Currency Amount means, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Facility Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Facility Agent receives the Utilisation Request) adjusted to reflect any repayment, prepayment, consolidation or division of the Loan.

BHP Billiton Group means the Group other than any member of the Target Group.

Bidco means a wholly-owned Subsidiary of a Company incorporated in England and Wales or Australia which is incorporated for the sole purpose of conducting an Offer.

Borrower means an Original Borrower or an Additional Borrower, unless it has ceased to be a Borrower in accordance with Clause 34 (Changes to the Obligors).

Break Costs means the amount (if any) by which:

(a)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Toronto (for matters relating to Canadian Borrowers only), Melbourne, Sydney and London and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) which is a TARGET Day.

Buyback means any return of cash by one or both of the Companies (or a Buyback SPV) to the shareholders of PLC and/or Limited after the completion of the Acquisition, whether by way of dividend, share buyback or otherwise, as contemplated by and which is consistent with the Press Release or which is otherwise permitted by Clause 29.1(a)(iii) (The Offers or the Schemes).

Buyback Cash Consideration means the amount of any cash required to be returned (directly or indirectly) to shareholders of PLC or Limited by members of the Group pursuant to any Buyback.

Buyback Certain Funds Period means the period commencing on the last day of the Offer/Refinancing Certain Funds Period and ending on the earlier of:

(a)	the date falling 24 Months after the date of this Agreement; and

(b)	the date falling 4 Months after the Unconditional Date.

Buyback Loan means a Loan to the extent made for the purpose of financing any Buyback.

Buyback SPV means a wholly-owned Subsidiary of a Company incorporated in England and Wales or Australia which is incorporated for the sole purpose of conducting a Buyback.

Canadian Borrower means any Additional Borrower that is incorporated or formed under the laws of Canada or of a province or territory thereof.

Cash Confirmation means a confirmation given by the Financial Adviser (for the purposes of Rules 2.5(c) and 24.7 of the Code) that resources are available to the Companies and/or a Bidco and/or a Buyback SPV in order to finance the Acquisition or a Buyback (as the case may be).

Certain Funds Buyback Loan means, if, at any time prior to or after the date of the Press Release, the Financial Adviser is required by the Panel (for the purposes of Rules 2.5(c) and 24.7 of the Code) to give a Cash Confirmation in respect of any Buyback, a Buyback Loan.

Certain Funds Loan means:

(a)	an Offer Loan;

(b)	a Refinancing Loan; or

(c)	a Certain Funds Buyback Loan.

Code means The City Code on Takeovers and Mergers.

Commitment means a Facility A Commitment, a Facility B Commitment, a Facility C Commitment, a Revolving Facility Commitment or a Swingline Commitment.

Commitment Letter means the commitment letter dated 20th December, 2007 between, among others, the Companies and the Bookrunners.

Committed Currencies means US Dollars, Sterling, Canadian Dollars and Australian Dollars.

Company Parent Guarantees means the deed poll guarantees of the Companies, each dated 29th June, 2001 and any deed poll guarantee entered into by the New Holding Company or Limited as contemplated by Clause 44.4 (New Holding Company).

Compliance Certificate means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

Confidential Information means any information relating to an Obligor, the Companies, the Group, the Acquisition, the Finance Documents or the Facilities (including, without limitation, the Information Memorandum) provided to a Finance Party by (i) any member of the Group or any of their advisers, or (ii) another Finance Party or any of its Affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public knowledge other than as a direct or indirect result of any breach by that Finance Party of Clause 33 (Confidentiality and disclosure of information); or

(b)	either:

(i)	is known by that Finance Party before the date the information is disclosed to it by any member of the Group or any of their advisers or by another Finance Party or any of its Affiliates or advisers; or

(ii)	is lawfully obtained by that Finance Party after that date, other than from (A) any member of the Group or any of its advisers, or (B) another Finance Party or any of its Affiliates or advisers;

and which, in either case, as far as that Finance Party is aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality.

Confidentiality Undertaking means a confidentiality undertaking substantially in the form set out in Schedule 12 (Form of Confidentiality Undertaking) or in any other form agreed between the Obligors’ Agent and the Facility Agent.

Continuing Target Indebtedness has the meaning given to it in Clause 30.4(a) (Refinancing of Target Indebtedness).

Corporations Act means the Corporations Act 2001 (Cth) of Australia.

Credit Rating means the corporate long term credit rating of the unsecured and unsubordinated debt obligations of the Companies given by S&P or Moody’s.

Dangerous Substance means any radioactive emissions and any natural or artificial substance (whether in the form of a solid, liquid, gas or vapour, capable of being recycled or recovered or of any value or not) the generation, transportation, storage, treatment, use or disposal of which (whether alone or in combination with any other substance) gives rise to a risk of causing harm to man or other living organism or causing damage to the Environment or public health or welfare, including (without limitation) any controlled, special, hazardous, toxic, radioactive or dangerous waste.

Deed Poll Guarantees means:

(a)	the Company Parent Guarantees; and

(b)	to the extent that any member of the Target Group becomes a Borrower, the Target Parent Guarantees.

Default means an Event of Default or any event or circumstance specified in Clause 31 (Events of Default) which would (with the passage of time or the giving of notice or any combination of any of the foregoing) be an Event of Default.

Dollar Swingline Facility means the US Dollar swingline loan facility made available under this Agreement as described in Clause 7 (Swingline Loans).

Dollar Swingline Lender means:

(a)	an Original Lender or an Affiliate of an Original Lender listed in Part 3 of Schedule 1 (The Original Parties) as a swingline lender; or

(b)	any other person that becomes a Dollar Swingline Lender after the date of this Agreement in accordance with Clause 32 (Changes to the Lenders).

Dollar Swingline Loan means a loan made or to be made under the Dollar Swingline Facility or the principal amount outstanding for the time being of that loan.

Environment means the media of land, air and water and includes human beings and other living organisms and natural systems supported by those media.

Environmental Law means any law or regulation in force for the time being in any jurisdiction in which a member of the Group carries on business and which is binding and enforceable against that member of the Group concerning the generation, transportation, storage, treatment, use, processing or disposal of Dangerous Substances or otherwise concerning the protection of the Environment.

EURIBOR means, in relation to any Loan or Unpaid Sum in euro:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

Euro Swingline Facility means the Euro swingline loan facility made available under this Agreement as described in Clause 7 (Swingline Loans).

Euro Swingline Lender means:

(a)	an Original Lender or an Affiliate of an Original Lender listed in Part 3 of Schedule 1 (The Original Parties) as a Euro swingline lender; or

(b)	any other person that becomes a Euro Swingline Lender after the date of this Agreement in accordance with Clause 32 (Changes to the Lenders).

Euro Swingline Loan means a loan made or to be made under the Euro Swingline Facility or the principal amount outstanding for the time being of that loan.

Event of Default means any event or circumstance specified as such in Clause 31 (Events of Default).

Excluded Subsidiary means:

(a)	any Non Recourse Project Company;

(b)	any member of the Target Group (other than a Target) any of the shares of which are listed on a stock exchange if any person who is not a member of the Group owns any of those listed shares;

(c)	for so long as such companies’ Financial Indebtedness do not retain the benefit in any material manner from any guarantee, bond, security, indemnity or other commitment from another member of the Group (other than a Joint Venture or Non-Recourse Project Company) to assure the repayment of, or indemnify against loss in respect of non-payment of, that Financial Indebtedness:

(i)	Richards Bay Minerals (comprising Tisand (Pty) Limited and Richards Bay Iron and Titanium (Pty) Limited); and

(ii)	the partnership named Newcastle Coal Infrastructure Group; and

(d)	Rossing Uranium Limited and each of its Subsidiaries.

Facility means a Term Facility, the Revolving Facility, the Dollar Swingline Facility or the Euro Swingline Facility.

Facility A means the term loan facility made available under this Agreement as described in Clause 2.1(a) (The Term Facilities).

Facility A Commitment means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility A Commitment” in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Facility A Loan means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

Facility B means the term loan facility made available under this Agreement as described in Clause 2.1(b) (The Term Facilities).

Facility B Commitment means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility B Commitment” in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Facility B Loan means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

Facility C means the term loan facility made available under this Agreement as described in Clause 2.1(c) (The Term Facilities).

Facility C Commitment means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility C Commitment” in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Facility C Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility C Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Facility C Loan means a loan made or to be made under Facility C or the principal amount outstanding for the time being of that loan.

Facility Agent’s Spot Rate of Exchange means the Facility Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11.00 a.m. on a particular day.

Facility Office means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

Fee Letters means the letters dated the same date as this Agreement between the Facility Agent and the Companies and any other letters dated on or about the date of this Agreement between any of the Agents and the Obligors setting out any of the fees referred to in Clause 18 (Fees).

Final Maturity Date means:

(a)	in relation to Facility A (and subject to Clause 12 (Extension of Facility A)), the date falling 364 days after the date of this Agreement;

(b)	in relation to Facility B, the date falling three years after the date of this Agreement;

(c)	in relation to Facility C, the date falling five years after the date of this Agreement; and

(d)	in relation to the Revolving Facility, the date falling five years after the date of this Agreement.

Finance Company means:

(a)	BHP Billiton Finance B.V., BHP Billiton Finance Limited, BHP Billiton Finance USA Limited and BHP Billiton Finance USA B.V., provided that no such company shall incorporate or acquire any Subsidiaries (other than a Finance Company satisfying the conditions set out in paragraph (b) below) or operating businesses or assets (other than assets referred to in paragraph (b)(iii) below) after the date of this Agreement; and

(b)	any other member of the Group the creditors of whose Financial Indebtedness do not benefit from a guarantee from any other member of the Group (other than the Companies):

(i)	the only material activity of which is raising finance and associated activities (including, without limitation, derivative and hedging transactions, hedging interest rate and foreign exchange exposures of the Group (including arising from commodity trading)) for use in the Group;

(ii)	which is not an operating company; and

(iii)	does not have any assets other than:

(A)	receivables from loans made by it to any member of the Group;

(B)	shares in other Finance Companies;

(C)	receivables from any derivative and hedging transactions entered into by it;

(D)	cash and bank deposits; or

(E)	any other immaterial assets (excluding shares) associated with acting as a finance raising company for the Group.

Finance Document means this Agreement, any Fee Letter, any Accession Letter, any Resignation Letter, any Note Deed Poll, any Note, the Commitment Letter and any other document designated as such by the Facility Agent and the Obligors’ Agent.

Finance Party means a Mandated Lead Arranger, the Facility Agent, the Dollar Swingline Agent, the Euro Swingline Agent or a Lender.

Financial Adviser means the financial adviser appointed by the Companies for the purposes of Rules 2.5(c) and 24.7 of the Code to confirm that resources are available to the Companies in order to finance the Offer or the Scheme (as the case may be).

Financial Indebtedness of any person means:

(a)	all indebtedness of that person for borrowed money;

(b)	all indebtedness under any acceptance credit opened on behalf of that person;

(c)	all indebtedness of that person under any debenture, note, bond or other debt security;

(d)	all indebtedness of that person for money owing in respect of any interest rate or currency swap or forward currency sale or purchase or contract for differences or other form of interest or currency hedging transaction or option as to any of these (including without limit caps, collars and floors);

(e)	any indebtedness for or in respect of the amount of any liability of that person under any finance lease;

(f)	any indebtedness of that person for or in respect of receivables sold or discounted on a recourse basis;

(g)	any indebtedness for or in respect of any amount raised under any other transaction having the commercial effect of a borrowing and effected primarily as a method of raising finance; and

(h)	all liabilities of that person (actual or contingent) under any guarantee, bond, security, indemnity or other commitment for any of the items referred to in paragraphs (a) to (g) above.

Government Agency means any government, or any governmental, semi-governmental or judicial entity or authority, including any self-regulatory authority established under statute.

Gross Assets means, at any time, the sum of total fixed assets and total current assets of the Group as shown in the then most recent financial statements of PLC which are the consolidated accounts of the Group provided that, during the period from the Unconditional Date until the date of the next financial statements of PLC which are consolidated accounts of the Group (including the Target Group), (i) the sum of total fixed assets and total current assets shall include the total fixed assets and total current assets of the Target Group as shown in the most recent financial statements of Target PLC which are the consolidated accounts of the Target Group, adjusted to exclude any such assets which shall cease to exist on the consolidation of the Target Group into the Group; and (ii) the sum of total fixed assets and total current assets of the Group (including as adjusted in accordance with (i) above) shall be further adjusted (after discussions with the auditors of PLC in respect of such matters, in a manner which is consistent with the outcome of those discussions) to reflect the revaluation of the assets of the Group which will be made in the consolidated accounts of the Group (including the Target Group) as a result of the Acquisition.

Group means each of the Companies and each of their respective Subsidiaries for the time being.

Guarantor means an Original Guarantor or an Additional Guarantor.

Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

IFRS means international financial reporting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

Information Memorandum means the document which is to be prepared in relation to the Acquisition and the Facilities and (after approval by the Obligors’ Agent) to be distributed in connection with the initial and main sub-underwriting phases of syndication, and general syndication, of the Facilities as updated and/or supplemented from time to time.

Intercompany Loan Agreement means a loan agreement to be entered into between one or more of the Permitted Refinancing Borrowers as lender(s) and one or more members of the Target Group as borrower(s) in accordance with, and for the purpose specified in, Clause 30.2 (Refinancing using Refinancing Loans).

Interest Period means, in relation to a Loan, each period determined in accordance with Clause 16 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 15.4 (Default interest).

ITA means the Income Tax Act 2007.

Joint Venture means:

(a)	Richards Bay Minerals (comprising Tisand (Pty) Limited and Richards Bay Iron and Titanium (Pty) Limited);

(b)	the partnership named Newcastle Coal Infrastructure Group; and

(c)	any partnership, corporation, joint venture or unincorporated organisation or association (other than a Project Company) which is a non-wholly owned Subsidiary of a Company whose business or activities substantially consist of or are related to the exploration, development, mining and/or exploitation (including processing and marketing) of base and precious metals, other minerals, petroleum or any other materials whatsoever, if, in each case, none of its creditors benefit in any material manner from any guarantee, bond, security, indemnity or other commitment from another member of the Group (other than another Joint Venture or Non-Recourse Project Company) to assure the repayment of, or indemnify against loss in respect of non-payment of its Financial Indebtedness.

Lender means:

(a)	any Original Lender;

(b)	any bank, financial institution or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets which has become a Party in accordance with Clause 32 (Changes to the Lenders) and, if that person has made a Loan to an Australian Borrower, which is specified for the time being in an entry in a Register as the holder of the Notes representing that Loan, which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

LIBOR	means, in relation to any Loan or Unpaid Sum:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

Limited means BHP Billiton Limited, a company incorporated in Australia with registered number ABN 49 004 028 077.

Loan means a Term Loan, a Revolving Facility Loan or a Swingline Loan.

LMA means the Loan Market Association.

London Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London.

Major Event of Default means any circumstances constituting an Event of Default under any of Clauses 31.1 (Non-payment), 31.3 (Breach of other obligations) (but only insofar as it relates to a breach of a Major Undertaking), 31.6 (Insolvency), 31.8 (Ownership of the Obligors) or 31.10 (Guarantees).

Major Representation means a representation or warranty contained in any of Clauses 25.1 (Status) to 25.5 (Validity and admissibility in evidence) (inclusive) or 25.9 (Pari passu ranking).

Major Undertaking means the undertakings and covenants contained in any of Clauses 28.2 (Negative pledge), 28.3 (Disposals), 28.7 (Subsidiary Indebtedness) or 29 (Acquisition Undertakings).

Majority Bookrunners means Bookrunners comprising a majority by number of the Bookrunners.

Majority Lenders means, at any time, a Lender or Lenders:

(a)	whose share in the outstanding Loans and whose undrawn Commitments then aggregate 66 2/3% or more of the aggregate of all the outstanding Loans and the undrawn Commitments of all the Lenders;

(b)	if there is no Loan then outstanding, whose undrawn Commitments then aggregate 66 2/3% or more of the Total Commitments; or

(c)	if there is no Loan then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 66 2/3% or more of the Total Commitments immediately before the reduction.

For this purpose, where a reference to a Commitment includes a Revolving Facility Commitment it shall be a reference to that Revolving Facility Commitment but without double counting in respect of any Swingline Commitments.

Mandatory Cost means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 4 (Mandatory Cost Formulae).

Margin means, subject to Clause 15.3 (Margin adjustment):

(a)	in relation to any Facility A Loan, 0.50% per annum;

(b)	in relation to any Facility B Loan, 0.55% per annum;

(c)	in relation to any Facility C Loan, 0.60% per annum; and

(d)	in relation to any Revolving Facility Loan, 0.60% per annum.

Material Adverse Effect means a material adverse effect on:

(a)	the ability of the Obligors, taken as a whole, to comply with their payment obligations under any Finance Document as and when they fall due for performance; or

(b)	the ability of the Companies to comply with their obligations under Clause 27.2 (Leverage ratio).

Material Company means a member of the Group (other than a Non Recourse Project Company) which as at the date of the most recent audited consolidated financial statements of PLC had fixed assets and current assets (calculated on the same basis as Gross Assets on a consolidated basis but excluding any intra-Group items) which represent 2.5% or more of the Gross Assets of the Group, provided that, after the Unconditional Date and until such time as the audited consolidated financial statements of PLC (including the Target Group) are published, a Material Company shall comprise a member of the Target Group and any member of the Group (excluding the Target Group) (in each case other than a Non Recourse Project Company) which as at the date of the most recent audited financial statements of Target plc or, as the case may be, the date of the most recent audited consolidated financial statements of PLC, had fixed assets and current assets (calculated on the same basis as Gross Assets on a consolidated basis but excluding any intra-Group items) which represent 2.5 per cent. or more of the Gross Assets of the Group (including the Target Group).

Maximum Refinancing Amount means the lower of (a) US$40,000,000,000 and (b) the aggregate drawn and undrawn lending commitments under all of the Alcan Related Debt on the Unconditional Date.

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

Moody’s means Moody’s Investors Service Limited or any successor to its ratings business.

New Holding Company has the meaning given in Clause 44.4 (New Holding Company).

Non-Base Currency means any Optional Currency or Committed Currency which is not the Base Currency.

Non Recourse Project Company means any Project Company other than:

(a)	for as long as it satisfies the provisions of Clause 28.9(a)(ii)(B) (Project Companies), Cerro Matoso SA; or

(b)	any other Project Company which satisfies the provisions of Clause 28.9(a)(ii)(B) (Project Companies).

Note means the rights of a Lender under the Note Deed Poll, title to which is recorded in and evidenced by an inscription in the Register.

Note Deed Poll means each deed poll executed by an Australian Borrower substantially in the form of Schedule 10 (Form of Note Deed Poll).

Obligor means a Borrower or a Guarantor.

Obligors’ Agent means BHP Billiton Finance B.V. or any other member of the Group nominated by the Companies and approved by the Facility Agent (such approval not to be unreasonably withheld or delayed).

OECD means the Organisation for Economic Co-operation and Development.

Offer means a public offer for all of the shares of the Targets by the Companies (or any one of them) or one or more of their wholly-owned Subsidiaries, as contemplated by, and (other than as permitted by Clause 29.1(a)(iii) (The Offers or the Schemes)) consistent with, the Press Release.

Offer Document means an offer document issued or to be issued to shareholders of the Targets in respect of an Offer (including without limitation any bidder’s statement, replacement bidder’s statement, or supplementary bidder’s statement issued to the shareholders of Target Limited), in a form which (other than as permitted by Clause 29.1(a)(iii) (The Offers or the Schemes)) is consistent with the Press Release.

Offer Loan means a Loan to the extent made for the purpose referred to in Clause 3.1(a)(i) (Purpose).

Offer/Refinancing Certain Funds Period means the period commencing on the date of this Agreement and ending on the earliest of:

(a)	the date on which the Offers or Schemes lapse, are withdrawn or otherwise terminate (in circumstances where the Offer has not become unconditional) (or, if there is a switch from an Offer to a Scheme or vice versa, the date on which that lapses, is withdrawn or otherwise terminates (in circumstances where the Offer has not become unconditional));

(b)	the date falling 18 Months after the date of this Agreement; and

(c)	the later of:

(i)	the date falling 8 weeks after the date on which the Companies are entitled to give a notice under section 979 of the Companies Act 2006 or, if any application is made to court under section 986 of the Companies Act 2006, the date falling five days after the court declares that the relevant Company is entitled to acquire the relevant Target Shares pursuant to section 981 of the Companies Act 2006; and

(ii)	the date falling eight weeks after the date on which the Companies are entitled to give notice under section 661B of the Corporations Act or, if any application is made to court under section 661E of the Corporation Act, the date that is five days after that application is finally determined in a manner which enables the relevant Company to acquire the relevant Target Shares pursuant to section 661B of the Corporations Act.

Offshore Associate means an Associate:

(a)	which is a non-resident of Australia and does not acquire, or would not acquire, the relevant Notes and corresponding participations in carrying on a business in Australia at or through a permanent establishment of the Associate in Australia; or

(b)	which is a resident of Australia and which acquires, or would acquire, the relevant Notes and corresponding participations in carrying on a business in a country outside Australia at or through a permanent establishment of the Associate in that country; and

(c)	which is not acquiring the Notes or receiving payment in the capacity of a clearing house, custodian, funds manager or responsible entity of a registered scheme.

For the purpose of this definition, “clearing house” has the meaning given to it in section 128F(9) of the Australian Tax Act and “responsible entity” and “registered scheme” each has the meaning given to it in section 9 of the Corporations Act.

Optional Currency means a currency (other than a Committed Currency or euro) which complies with the conditions set out in Clause 4.4 (Conditions relating to Optional Currencies).

Original Financial Statements means the audited consolidated financial statements of PLC for its financial year ended 30 June, 2007 (which are the consolidated accounts of the Group).

Original Obligor means an Original Borrower or an Original Guarantor.

Panel means The Panel on Takeovers and Mergers.

Participating Member State means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union.

Party means a party to this Agreement.

Permitted Refinancing Borrower means:

(a)	one or more of the Original Borrowers; or

(b)	to the extent that any of the Alcan Related Debt has been borrowed or issued by a member of the Target Group that is incorporated or formed under the laws of Canada or of a province or territory thereof, a member of the BHP Billiton Group that is a wholly-owned Subsidiary of either Company and that is or becomes a Canadian Borrower; or

(c)	on its accession as an Additional Borrower, a Finance Company that is a wholly-owned Subsidiary of either Company and is incorporated in the UK or the Netherlands.

Permitted Security Interests means:

(a)	any Security created with the prior written consent of the Majority Lenders;

(b)	any lien arising by operation of law (including where evidenced by an agreement) or imposed by a court or tribunal;

(c)	any Security over or affecting any asset acquired after the date of this Agreement (other than pursuant to the Acquisition) if:

(i)	the Security was not created in contemplation of the acquisition of that asset; and

(ii)	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset;

(d)	any Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement (other than pursuant to the Acquisition), where the Security is created prior to the date on which that company becomes a member of the Group, if:

(i)	the Security was not created in contemplation of the acquisition of that company; and

(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of that company;

(e)	any Security over or affecting any asset or project established, acquired, developed or expanded after the date of this Agreement where the Security was created to secure the purchase price, or the financing of the establishment, acquisition, development, expansion or operation of that asset or project and the principal amount secured by that Security does not exceed the purchase price or financing (and any costs of establishment, acquisition, development, expansion or operation), other than any such Security created to secure any Financial Indebtedness incurred to finance the Acquisition;

(f)	any Security in substitution for any Security permitted under paragraphs (c), (d) or (e) above where the Financial Indebtedness secured is refinancing the Financial Indebtedness secured by the Security being substituted and the principal amount of the Financial Indebtedness secured is not increased as a result of such refinancing;

(g)	any Security to secure loans provided, supported or subsidised by a governmental agency, export credit agency or a lending organisation established by the United Nations, the European Union, the International Monetary Fund or other international treaty organisation or created to secure pre-export financing or future flow finance arrangement provided that the financing is entered into to mitigate against political risk (including, without limitation, remittance risk);

(h)	any Security created in connection with convertible or exchangeable bonds or notes where the Security is created over the assets into which the convertible or exchangeable bonds or notes may be converted or exchanged and secures only the obligation of the issuer to effect the conversion or exchange of the bonds or notes into such assets;

(i)	any Security over or affecting any goods or documents of title to goods arising in the ordinary course of trade finance incurred in the ordinary course of business;

(j)	any Security of the following description or arising in the following transactions:

(i)	collateral posted against obligations under exchange-traded forward sale contracts entered into in the ordinary course of business;

(ii)	the discounting of receivables to the extent that the value of the assets over which Security exists does not exceed US$500,000,000 (or its equivalent in any other currency) in total;

(iii)	netting or credit support arrangements arising for the purposes of any International Swaps and Derivatives Association Master Agreement or International Foreign Exchange Master Agreement where the relevant transaction or transactions are entered into in connection with the ordinary business activities or financing arrangements of any member of the Group;

(iv)	cash management arrangements and any netting or set-off arrangement entered into in the ordinary course of banking arrangements; and

(v)	Security in the form of cross charges over joint venture related assets granted to other joint venturers and/or the manager of the joint venture to secure obligations owed to any one or more of the other joint venturers and/or the manager under the joint venture or related agreement;

(k)	any Security created by an Obligor in favour of another Obligor;

(l)	any Security constituted by arrangements for the retention by a vendor, lessor or consignor of title to goods in accordance with its standard terms of business pending payment in full of the purchase price or rent therefor, provided that, in relation to sales such purchase price is paid and title passes within six months of the date of supply by the vendor of such goods;

(m)	any Security created by a Project Company or over any shares in or debts or other obligations of that Project Company to secure Financial Indebtedness of that Project Company;

(n)	any Security created by a member of the Group (other than an Obligor) to another member of the Group; and

(o)	any Security in addition to that permitted under paragraphs (a) to (n) above securing Financial Indebtedness to the extent that the lower of (i) the value of assets and (ii) the Financial Indebtedness secured by such Security does not when aggregated with any other Security permitted solely under this paragraph (o) and the aggregate amount of all Project Investments in all designated companies (as defined in Clause 28.9 (Project Companies)) exceed 10% of the Gross Assets of the Group.

PLC means BHP Billiton Plc, a company incorporated in England and Wales with registered number 3196209.

Pre-Conditions means the conditions specified in the Press Release as being pre-conditions to the posting of the Offer Documents or the Scheme Documents.

Press Release means the press release referred to in Part 1 of Schedule 2 (Conditions Precedent) made or to be made by or on behalf of the Companies announcing a firm intention to make the Offers or to propose the Schemes.

Project Company means each of the following:

(a)	for as long as they meet the requirements of either sub-paragraph (a)(ii)(A) or sub-paragraph (a) (ii) (B) of Clause 28.9 (Project Companies), the following members of the Group:

(i)	Cerro Matoso SA; and

(ii)	Minera Escondida Limitada;

(b)	any member of the Group (which is not an Obligor) designated as a Project Company in accordance with Clause 28.9 (Project Companies); or

(c)	other member of the Group otherwise accepted by the Majority Lenders as a Project Company.

Project Investment means, with respect to a Project Company, the aggregate amount of:

(a)	any debt (whether subordinated or otherwise) owing by that Project Company to another member of the Group (not being a Project Company); and

(b)	any equity investment valued at cost by any other member of the Group (not being a Project Company) in that Project Company.

Publicly-held Shares means, at any time, in relation to a Company, any ordinary shares of that Company which are not held by any member of the Group at that time.

Quotation Day means, in relation to any period for which an interest rate is to be determined: (a) (if the currency is sterling) the first day of that period; (b) (if the currency is euro) two TARGET Days before the first day of that period; or (c) (for any other currency) two London Business Days before the first day of that period, unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations for that currency and period would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

Reference Banks means the principal London offices of Barclays Bank PLC, BNP Paribas and Citibank N.A. or such other banks as may be appointed by the Facility Agent in consultation with the Obligors’ Agent.

Refinancing Loan means a Loan to the extent made for a purpose referred to in Clause 3.1(a)(iii) (Purpose).

Register means a register of Notes to be maintained by the Facility Agent for each Australian Borrower in accordance with Clause 10 (Register of Notes).

Relevant Interbank Market means, in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

Repeating Representations means each of the representations set out in Clauses 25.1 (Status) to 25.6(a) (No default) and 25.9 (Pari passu ranking).

Reserved Proceeds has the meaning given to it in Clause 14.10(a) (Exceptions to prepayment of Net Disposal Proceeds and Net Capital Markets Proceeds).

Resignation Letter means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

Revolving Facility means the revolving loan facility made available under this Agreement as described in Clause 2.2 (The Revolving Facility).

Revolving Facility Commitment means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading Revolving Facility Commitment in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Revolving Facility Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Revolving Facility Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Revolving Facility Loan means a loan made or to be made under the Revolving Facility or the principal amount outstanding for the time being of that loan.

Rollover Loan means one or more Revolving Facility Loans:

(a)	made or to be made on the same date that one or more maturing Revolving Facility Loans is or are due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Revolving Facility Loans;

(c)	in the same currency as the maturing Revolving Facility Loans (unless it arose as a result of the operation of Clause 11.2 (Unavailability of a currency); and

(d)	made or to be made to the same Borrower for the purpose of refinancing the maturing Revolving Facility Loans.

S&P means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. or any successor to its rating business.

Scheme means:

(a)	a scheme of arrangement under section 425 of the Companies Act 1985 between Target plc and Target plc’s shareholders; and/or

(b)	a scheme of arrangement under Part 5.1 of the Corporations Act between Target Limited and Target Limited’s shareholders.

Scheme Document means a scheme document issued, or to be issued, by or on behalf of Target plc and/or Target Limited to its shareholders in respect of a Scheme (including without limitation in respect of Target Limited any explanatory memorandum or supplementary explanatory memorandum), in a form which (other than as permitted by Clause 29.1(a)(iii) (The Offers or the Schemes)) is consistent with the Press Release.

Screen Rate means:

(a)	in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Obligors’ Agent and the Lenders.

Security means a mortgage, charge, pledge, lien or other security interest.

Selection Notice means a notice substantially in the form set out in Part 2 of Schedule 3 (Form of Requests) given in accordance with Clause 16 (Interest Periods).

Settlement Date means the date on which the first payment (including by way of allocation of shares of the Companies) is made to shareholders in respect of the Offer or the Scheme (as the case may be).

Short-term Alcan Bond Debt means any Alcan Bond Debt which will mature within six months after the Unconditional Date.

Specified Time means a time determined in accordance with Schedule 9 (Timetables).

Subsidiary means:

(a)	a subsidiary within the meaning of section 736 of the Companies Act 1985;

(b)	a subsidiary within the meaning of section 9 of the Corporations Act;

(c)	any other entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership; or

(d)	for the purpose of determining whether a person is a Subsidiary of a Company or a Target (as the case may be):

(i)	any other entity of which PLC and Limited together have direct or indirect control or together own directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership;

(ii)	any other entity of which Target plc and Target Limited together have direct or indirect control or together own directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership; or

(iii)	any other entity which is treated in the audited consolidated financial statements of the Group or the Target Group as being a subsidiary of PLC and/or Limited or Target plc and/or Target Limited (as the case may be).

Super-Majority Lenders has the same meaning as Majority Lenders except that, for the purposes of calculating the relevant percentage, each reference in the definition of Majority Lenders to 66  2/3% shall be construed as a reference to 85%.

Swingline Commitment means:

(a)	in relation to a Dollar Swingline Lender on the date of this Agreement, the amount in US Dollars set opposite its name under the heading Dollar Swingline Commitment in Part 3 of Schedule 1 (The Original Parties) and the amount of any other Dollar Swingline Commitment transferred to it under this Agreement;

(b)	in relation to a Euro Swingline Lender on the date of this Agreement, the amount in euro equivalent to the amount in US Dollars (the Euro Equivalent) set opposite its name under the heading Euro Swingline Commitment in Part 3 of Schedule 1 (The Original Parties) and the amount of any other Euro Swingline Commitment transferred to it under this Agreement. For the purposes of calculating the amount of the Euro Equivalent, the amount in US Dollars specified in Part 3 of Schedule 1 (shall be converted into euro at the Facility Agent’s Spot Rate of Exchange on the date the Facility Agent receives the Utilisation Request; and

(c)	in relation to any other Swingline Lender, the amount of any Swingline Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Swingline Facilities means the Dollar Swingline Facility and the Euro Swingline Facility.

Swingline Lender means a Dollar Swingline Lender or a Euro Swingline Lender.

Swingline Loan means a Dollar Swingline Loan or a Euro Swingline Loan.

Syndication Date means the day on which the Bookrunners confirm in writing to the Companies that general syndication of the Facilities has been completed.

TARGET means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises interlinked national real time gross settlement systems and the European Central Bank’s payment mechanism and which began operations on 4 January 1999.

TARGET2 means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

Target Borrower means any member of the Target Group which is a Borrower.

TARGET Day means:

(a)	until such time as TARGET is permanently closed down and ceases operations, any day on which both TARGET and TARGET2 are; and

(b)	following such time as TARGET is permanently closed down and ceases operations, any day on which TARGET2 is,

open for the settlement of payments in euro.

Target Group means each of the Targets and each of their Subsidiaries for the time being.

Target Limited means Rio Tinto Limited, a company incorporated in Australia with registered number ACN 004 458 404.

Target Parent Guarantees means the deed poll guarantees of the Targets, each dated 21st December, 1995.

Target plc means Rio Tinto plc, a company incorporated in England and Wales with registered number 719885.

Target Shares means, in respect of a Target, all of the ordinary shares of that Target other than any such shares which are held by a member of the Target Group at that time.

Target Standalone Agreement means a facilities agreement entered into in accordance with Clause 30.3 (Refinancing using a Target Standalone Agreement) in the form agreed by the Obligors’ Agent and the Lenders.

Targets means Target plc and Target Limited.

Tax means any tax, levy, impost, deduction, duty or other charge or withholding of a similar nature and including any related penalty or interest arising out of an Obligor’s failure to pay or any delay on the part of an Obligor in paying any of the same, provided that, in the case of a Canadian Borrower, such penalty or interest shall, for purposes of Clause 19.5 (Tax indemnity), include any such penalty or interest arising in connection with a Finance Party’s failure to pay or any delay on the part of a Finance Party in paying any of the same in respect of withholding taxes for which a Finance Party and an Obligor are jointly, solidarily or jointly and severally liable.

Taxes Act means the Income and Corporation Taxes Act 1988.

Term Facility means Facility A, Facility B or Facility C.

Term Loan means a Facility A Loan, a Facility B Loan or a Facility C Loan.

Third Party Refinancing Agreement has the meaning given to it in Clause 30.4(b) (Most Favoured Lender).

Total Commitments means the aggregate of the Total Facility A Commitments, the Total Facility B Commitments, the Total Facility C Commitments and the Revolving Facility Commitments, being US$55,000,000,000 at the date of this Agreement.

Total Facility A Commitments means the aggregate of the Facility A Commitments, being US$20,000,000,000 at the date of this Agreement.

Total Facility B Commitments means the aggregate of the Facility B Commitments, being US$15,000,000,000 at the date of this Agreement.

Total Facility C Commitments means the aggregate of the Facility C Commitments, being US$12,500,000,000 at the date of this Agreement.

Total Revolving Facility Commitments means the aggregate of the Revolving Facility Commitments, being US$7,500,000,000 at the date of this Agreement.

Transfer Certificate means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or (other than in respect of a Loan to an Australian Borrower) in a form recommended by the LMA or in any other form agreed between the Facility Agent and the Obligors’ Agent.

Transfer Date means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Facility Agent executes the Transfer Certificate.

Trigger Time has the meaning given to it in Clause 4.6(d) (Certain Funds).

UK GAAP means generally accepted accounting principles, standards and practices in the UK, including IFRS.

UK Lender has the meaning given to it in Clause 19 (Tax Gross up and Indemnities).

Unconditional Date means:

(a)	if the Acquisition is effected by means of one or more Schemes, the date on which each of the Schemes has become effective; or

(b)	if the Acquisition is effected by means of one or more Offers, the date on which each of the Offers has become or has been declared unconditional in all respects.

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

Utilisation means a utilisation of a Facility.

Utilisation Date means the date of a Utilisation, being the date on which the relevant Loan is to be made.

Utilisation Request means a notice substantially in the form set out in Part 1 of Schedule 3 (Form of Request).

VAT means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature in any relevant jurisdiction.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the Facility Agent, the Dollar Swingline Agent, the Euro Swingline Agent, any Mandated Lead Arranger, any Finance Party, any Lender, any Obligor or any Party shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	acting in concert means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition (directly or indirectly) of shares in either of the Companies by any of them, either directly or indirectly, to obtain or consolidate control of either of the Companies;

(iii)	assets includes present and future properties, revenues and rights of every description;

(iv)	Barclays Capital is a reference to the investment banking division of Barclays Bank PLC;

(v)	control means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise;

(vi)	the European interbank market means the interbank market for euro operating in Participating Member States;

(vii)	a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(viii)	a guarantee means (other than in Clause 24 (Guarantee and Indemnity by the Companies)) any guarantee, letter of credit, bond, indemnity or other commitment to assure the repayment of, or indemnify against loss, in respect of non-payment of indebtedness;

(ix)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(x)	a person includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(xi)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xii)	a provision of law is a reference to that provision as amended or re-enacted (and, without limitation, if any provision of the Companies Act 1985 referred to in this Agreement is replaced following the implementation of the corresponding provision of the Companies Act 2006, the reference to that provision of the Companies Act 1985 shall be construed as a reference to the corresponding provision of the Companies Act 2006);

(xiii)	a time of day is a reference to London time; and

(xiv)	all references in this Agreement to Australian Dollars or AUS$ are to the lawful currency for the time being of Australia, Canadian Dollars or CAD are to the lawful currency for the time being of Canada, US Dollars and US$ are to United States dollars, those to Sterling and £ are to pounds sterling and those to euro, € and EUR are to the single currency introduced at the start of the third stage of European economic and monetary union pursuant to the Treaty establishing the European Communities, as amended.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default is continuing if it has not been remedied or waived.

1.3	Third Party Rights

(a)	Unless expressly stated to the contrary in this Agreement or a Note Deed Poll, a person who is not a party to a Finance Document has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of that Finance Document.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.4	Aggregate Commitment of Lenders

Each of UBS AG, London Branch, UBS AG, Australia Branch and UBS Loan Finance LLC have executed this Agreement as Lenders. UBS Loan Finance LLC has the Dollar Swingline Commitment set out in Part 3 of Schedule 1. Notwithstanding any other provision to the contrary in this Agreement, a reference to the Commitment of UBS AG, London Branch in relation to the Facilities shall be construed as a reference to the aggregate Commitment of UBS AG, London Branch and UBS AG, Australia Branch in such proportions as UBS AG, London Branch may notify to the Facility Agent prior to the Unconditional Date (by way of delivery of a Transfer Certificate). If no such notice has been given, a reference to the Commitment of UBS AG, London Branch in relation to the Facilities shall be construed as a reference to the Commitment of UBS AG, London Branch only and only UBS AG, London Branch shall be required to perform the obligations under this Agreement with respect to that Commitment (except that UBS Loan Finance LLC shall the perform the relevant obligations in respect of Dollar Swingline Loans).

2.	THE FACILITIES

2.1	The Term Facilities

Subject to the terms of this Agreement, the Lenders make available to the Borrowers:

(a)	an extendible 364 day multicurrency term loan facility in an aggregate amount equal to the Total Facility A Commitments;

(b)	a three year multicurrency term loan facility in an aggregate amount equal to the Total Facility B Commitments; and

(c)	a five year multicurrency term loan facility in an aggregate amount equal to the Total Facility C Commitments.

2.2	The Revolving Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a five year multicurrency revolving loan facility incorporating a US Dollar swingline facility and a euro swingline facility in an aggregate amount equal to the Total Revolving Facility Commitments.

2.3	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.4	Appointment of Obligors’ Agent

Each Obligor by its execution of this Agreement hereby irrevocably authorises the Obligors’ Agent to give all notices (including without limitation Utilisation Requests, Selection Notices, notices of prepayment and cancellation) and instructions and make such agreements (including, without limitation, in relation to an alternative basis (as described in Clause 17.4 (Alternative basis of interest or funding) and in relation to Clause 44 (Amendments and Waivers)) expressed to be capable of being given or made by the Obligors’ Agent, notwithstanding that they may affect that Obligor, without further reference to or the consent of that Obligor and that Obligor shall, as regards the Agents and each Lender, be bound thereby as though that Obligor had agreed that change, given that notice or made that agreement.

3.	PURPOSE

3.1	Purpose

(a)	Subject to the terms of this Agreement, amounts borrowed under the Facilities may be applied towards:

(i)	to the extent any cash consideration is offered to the shareholders of the Targets pursuant to the terms of an Offer or Scheme, financing such cash consideration (including any payments to any optionholders which are on terms comparable to the terms of the Offers or Schemes) and any payments to be made under the squeeze-out provisions of Chapter 3 of Part 28 of the Companies Act 2006 (in respect of Target plc) and under the compulsory acquisition procedures in Chapter 6A of the Corporations Act (in respect of Target Limited);

(ii)	financing any Buyback in accordance with the terms of this Agreement;

(iii)	refinancing the Alcan Related Debt in accordance with the terms of this Agreement; and

(iv)	the payment of Acquisition Costs.

(b)	Amounts borrowed under the Revolving Facility may also be applied towards the general corporate purposes of the Group including, without limitation, as a backstop to commercial paper issued by members of the Group.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

No Utilisation Request may be delivered unless the Facility Agent has received all of the documents and other evidence listed in Parts 1 and 2 of Schedule 2 (Conditions Precedent) (unless waived, on the instructions of the Majority Lenders) in form and substance reasonably satisfactory to the Facility Agent. The Facility Agent shall notify the Obligors’ Agent and the Lenders promptly upon being so satisfied.

4.2	Additional condition precedent to Refinancing Loans

No Utilisation Request may be delivered for a Refinancing Loan unless the Facility Agent has received, in form and substance reasonably satisfactory to it:

(a)	a copy of the prepayment and cancellation notice to the agent or lender under the relevant Alcan Related Debt which is to be refinanced using that Refinancing Loan showing that the outstanding amount of that Alcan Related Debt will be repaid (and any undrawn lending commitments thereunder will be cancelled) in full immediately following the disbursement of that Refinancing Loan;

(b)	if any other Alcan Related Debt (other than any Alcan Bond Debt) will remain outstanding after that Refinancing Loan is advanced, a certificate confirming that the Target Group will discharge that other Alcan Related Debt in full (and not only in part) on or before the date falling 12 weeks after the Unconditional Date, signed by two Authorised Signatories of each of the Companies; and

(c)	if the Refinancing Loan is to be utilised by one or more of the Permitted Refinancing Borrowers as contemplated in Clause 30.2(b)(ii)(A) or 30.2(b)(iii) (Completion of a Utilisation Request), a copy of each Intercompany Loan Agreement duly executed by the parties to that Intercompany Loan Agreement.

The Facility Agent shall notify the Obligors’ Agent and the Lenders promptly upon being so satisfied.

4.3	Further conditions precedent

Subject to Clause 4.6 (Certain Funds), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.4	Conditions relating to Optional Currencies

(a)	A currency (other than a Committed Currency or euro) will constitute an Optional Currency in relation to a Loan if:

(i)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Loan; and

(ii)	it is approved by the Facility Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Facility Agent of the relevant Utilisation Request for that Loan.

(b)	If, by the Specified Time, the Facility Agent has received a written request from the Obligors’ Agent for a currency to be approved under paragraph (a)(ii) above, the Facility Agent will notify the Lenders of that request by the Specified Time. Based on any responses received by the Facility Agent by the Specified Time, the Facility Agent will confirm to the Obligors’ Agent by the Specified Time:

(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.

4.5	Maximum number of Loans

(a)	Unless the Facility Agent agrees otherwise, a Utilisation Request may not be delivered if as a result of the proposed Utilisation more than 15 Term Loans under each Term Facility and 15 Revolving Facility Loans (including Swingline Loans) would be outstanding.

(b)	Any Loan made by a single Lender under Clause 11.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.5 (Maximum number of Loans).

4.6	Certain Funds

(a)	Notwithstanding any other term of this Agreement but except as provided in paragraph (c) below, during the Offer/Refinancing Certain Funds Period, no Finance Party is entitled to:

(i)	cancel any of its Commitments to the extent to do so would prevent or limit the making of a Certain Funds Loan;

(ii)	rescind, terminate or cancel this Agreement or any of the Facilities or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Certain Funds Loan;

(iii)	refuse to participate in the making of a Certain Funds Loan;

(iv)	exercise any right of set-off or counterclaim in respect of a Utilisation to the extent to do so would prevent or limit the making of a Certain Funds Loan; or

(v)	cancel, accelerate or cause repayment or prepayment of any amounts owing hereunder or under any other Finance Document to the extent to do so would prevent or limit the making of a Certain Funds Loan, provided that immediately upon the expiry of the Offer/Refinancing Certain Funds Period (but subject to paragraph (b) below with respect to any Certain Funds Buyback Loan) all such rights, remedies and entitlements in respect of a continuing breach shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Offer/Refinancing Certain Funds Period.

(b)	Notwithstanding any other term of this Agreement but except as provided in paragraph (c) below, during the Buyback Certain Funds Period, no Finance Party is entitled to:

(i)	cancel any of its Commitments to the extent to do so would prevent or limit the making of a Certain Funds Buyback Loan;

(ii)	rescind, terminate or cancel this Agreement or any of the Facilities or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Certain Funds Buyback Loan;

(iii)	refuse to participate in the making of a Certain Funds Buyback Loan;

(iv)	exercise any right of set-off or counterclaim in respect of a Utilisation to the extent to do so would prevent or limit the making of a Certain Funds Buyback Loan; or

(v)	cancel, accelerate or cause repayment or prepayment of any amounts owing hereunder or under any other Finance Document to the extent to do so would prevent or limit the making of a Certain Funds Buyback Loan, provided that immediately upon the expiry of the Buyback Certain Funds Period all such rights, remedies and entitlements in respect of a continuing breach shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Buyback Certain Funds Period.

(c)	A Finance Party shall be entitled to take any of the actions referred to in paragraphs (a) or (b) above if:

(i)	in the case of paragraphs (a)(iii) or (b)(iii) above, Clause 4.1 (Initial conditions precedent) has not been complied with;

(ii)	in the case of paragraphs (a)(iii) or (b)(iii) above, Clauses 5.1 (Delivery of a Utilisation Request) to 5.3 (Currency and amount) have not been, or will not be, complied with;

(iii)	in relation to an Offer Loan, a Major Event of Default (other than arising under Clause 31.1 (Non-payment) only as a result of a failure to make a prepayment due under Clause 14.2 (Change of control) before the Trigger Time) is continuing or would result from the proposed Utilisation, provided that, for the purposes of paragraph (a) above only and without prejudice to the rights of the Finance Parties under paragraph (d) below, a Major Event of Default will not be continuing or would not result from the proposed Utilisation to the extent that:

(A)	it arises under Clause 31.3 (Breach of other obligations) solely with respect to a member of the Target Group prior to the Settlement Date or as a result of any event or circumstance solely in respect of the Target Group or its assets which exists on the Settlement Date; or

(B)	any event or circumstance referred to in Clause 31.6 (Insolvency) occurs solely with respect to a member of the Target Group;

(iv)	in relation to a Certain Funds Buyback Loan, a Major Event of Default is continuing or would result from the proposed Utilisation, provided that, for the purposes of paragraph (a) above only, (other than a Major Event of Default which arises as a result of a breach of Clause 28.7 (Subsidiary Indebtedness)) a Major Event of Default will not be continuing or would not result from the proposed Utilisation to the extent that:

(A)	it arises under Clause 31.3 (Breach of other obligations) solely with respect to a member of the Target Group prior to the Settlement Date or as a result of any event or circumstance solely in respect of the Target Group or its assets which exists on the Settlement Date; or

(B)	any event or circumstance referred to in Clause 31.6 (Insolvency) occurs solely with respect to a member of the Target Group;

(v)	in relation to a Refinancing Loan, a Major Event of Default is continuing;

(vi)	a Major Representation is not correct in all material respects;

(vii)	it is unlawful for a Lender to fund its participation in any Utilisation or make available its Commitments;

(viii)	such action is constituted by or arises from the acceptance of a Prepayment Offer (or the failure of the Borrowers to make a Prepayment Offer) in accordance with Clause 14.2 (Change of control) after a person (or group of persons acting in concert) gains control (as defined in that Clause) of either of the Companies, provided that no such action may be taken which would prevent the advance of an Offer Loan or Offer Loans before the Trigger Time; or

(ix)	any of the terms set out in the clauses entitled “Exclusivity”, “Market Flex” and “Clear Market” of the Commitment Letter has not been complied with by a Company, other than any breach of the “Clear Market” provisions of the Commitment Letter caused solely by an amendment or waiver of any provision of any Alcan Change of Control Debt which breach would not constitute a breach of Clause 30.1(c) (Procedure).

(d)	Notwithstanding the proviso to sub-paragraph (c)(iii) above, a Finance Party shall be entitled to take any of the actions referred to in paragraph (a) above in respect of an Offer Loan if a Major Event of Default is continuing under Clause 31.3 (Breach of other obligations) as a result of a breach of the undertaking set out in Clause 28.7 (Subsidiary Indebtedness) even if it occurs solely with respect to a member of the Target Group prior to the Settlement Date or arises as a result of any event or circumstance solely in respect of the Target Group or its assets which exists on the Settlement Date, on and from the earlier of:

(i)	the date immediately following the advance of Offer Loans which, when aggregated with all other Offer Loans then advanced, equals or exceeds the amount agreed by the Obligors’ Agent and the Bookrunners from time to time;

(ii)	the date on which all Acquisition Cash Consideration payable under the Offer has been paid in full; and

(iii)	the date immediately following the end of the Offer/Refinancing Certain Funds Period,

(the earlier of (i), (ii) and (iii) being the Trigger Time).

5.	UTILISATION – LOANS

5.1	Delivery of a Utilisation Request

A Borrower may utilise a Facility provided that the Obligors’ Agent delivers to the Facility Agent a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	it identifies the Borrower;

(b)	it identifies the purpose of the Utilisation and each Utilisation specified in the Utilisation Request must be made for a single purpose;

(c)	in the case of an Offer Loan or a Buyback Loan:

(i)	the Borrower is one or more of the Original Borrowers or (on its accession as an Additional Borrower) any Finance Company which is incorporated in the UK or the Netherlands, a Bidco or a Buyback SPV;

(ii)	unless the Alcan Related Debt (other than any Alcan Bond Debt which is permitted by the Finance Documents to remain in place) has been repaid in full in accordance with this Agreement or the relevant amount of the Available Facilities has been cancelled under Clause 14.6 (Cancellation relating to the Alcan Related Debt), following the utilisation of that Offer Loan or Buyback Loan, the aggregate Available Facilities will be in an amount at least equal to the Maximum Refinancing Amount (or such lower amount agreed by the Obligors’ Agent and all of the Bookrunners from time to time); and

(iii)	the aggregate of the principal amount of that Offer Loan or Buyback Loan and the principal amount (at the time they were advanced) of all other Offer Loans and Buyback Loans which have already been advanced or which will be advanced on or before the Utilisation Date for that Offer Loan or Buyback Loan will not exceed the amount agreed by the Obligors’ Agent and all of the Bookrunners from time to time;

(d)	in the case of a Refinancing Loan, Clause 30.2 (Refinancing using Refinancing Loans) has been complied with;

(e)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(f)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); (g) the proposed Interest Period complies with Clause 16 (Interest Periods); (h) it specifies the account and bank to which the proceeds of the Utilisation are to be credited;

(i)	other than any Utilisation Request for a Utilisation under the Revolving Facility for general corporate purposes, the amount requested is to be drawn pro rata across each of the Facilities (other than the Swingline Facilities) provided that in respect of the aggregate pro rata amount to be drawn under Facility C and the Revolving Facility, the Utilisation Request may request that such amount be divided between Facility C and the Revolving Facility in any proportion and the relevant Utilisation Request sets out the amount required to be utilised under each Facility;

(j)	in relation to a Utilisation Request for a Utilisation under the Revolving Facility for general corporate purposes (including any use of a Swingline Facility), (A) the Unconditional Date has occurred, (B) the Alcan Related Debt (other than any Alcan Bond Debt) has been repaid or prepaid and cancelled in full using Refinancing Loans or loans under a Target Standalone Agreement or Clause 30.4 (Most Favoured Lender) has been complied with, (C) to the extent that the Financial Adviser is required by the Panel (for the purposes of Rules 2.5(c) and 24.7 of the Code) to give a Cash Confirmation in respect of any Buyback, the Buyback has been completed and (D) if any Short-term Alcan Bond Debt is to remain outstanding after that Utilisation is made, immediately following that Utilisation, the aggregate Available Facilities will be in an amount at least equal to outstanding amount of that Short-term Alcan Bond Debt; and

(k)	if the Borrower is a Canadian Borrower:

(i)	that Canadian Borrower may only utilise a Loan to refinance directly any Alcan Related Debt borrowed or issued by that Canadian Borrower or to refinance indirectly (by means of a loan made under an Intercompany Loan Agreement) any Alcan Related Debt borrowed or issued by a member of the Target Group that is incorporated or formed under the laws of Canada or of a province or territory thereof; and

(ii)	the amount of the Loan to be borrowed by that Canadian Borrower may not exceed the amount of the Alcan Related Debt referred to in sub-paragraph (i) above which is to be refinanced.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be:

(i)	in relation to a Term Loan, a Committed Currency; or

(ii)	in relation to a Revolving Facility Loan, a Committed Currency, euro or an Optional Currency.

(b)	The amount of the proposed Loan must be:

(i)	if it is an Offer Loan, a Refinancing Loan or a Buyback Loan, a minimum aggregate amount (when taken together with each other Loan required to be made for the same purpose as a result of Clause 5.2(i) (Completion of a Utilisation Request)) of US$50,000,000 (or its equivalent in any other currency) or, if less, the amount of the Available Facility (or its equivalent in any other currency);

(ii)	if it is a Revolving Facility Loan (other than an Offer Loan, a Refinancing Loan or a Buyback Loan) and:

(A)	the currency selected is a Committed Currency, a minimum of US$10,000,000 (or its equivalent in any other currency) or if less, the amount of the Available Facility (or its equivalent in any other currency); or

(B)	the currency selected is an Optional Currency, the minimum amount (and, if required, integral multiple) specified by the Facility Agent pursuant to Clause 4.4(b)(ii) (Conditions relating to Optional Currencies) or, if less, the amount of the Available Facility (or its equivalent in any other currency); and

(iii)	in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Facility Agent shall determine the Base Currency Amount of each Loan which is to be made in a Non-Base Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

6.	UTILISATION – SWINGLINE LOANS

6.1	General

(a)	In this Clause 6 and Clause 7 (Swingline Loans):

Euro Swingline Rate means, in relation to any Euro Swingline Loan, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Euro Swingline Agent at its request quoted by the Reference Banks to leading banks in the European interbank market as of the Specified Time on the Utilisation Date for that Euro Swingline Loan for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Euro Swingline Loan.

Federal Funds Rate means, in relation to any day:

(a)	the rate per annum displayed for that day at or about 1.00 p.m. (New York time) on page GPX5 of the Reuters Monitor System (or, if that day is not a New York Business Day, for the immediately preceding New York Business Day) by the Federal Reserve Bank of New York; or

(b)	if a rate is not so displayed for any day which is a New York Business Day, the average of the quotations for that day on such transactions received by the Dollar Swingline Agent from three federal funds brokers of recognised standing selected by the Dollar Swingline Agent.

New York Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in New York City.

Overall Commitment of a Lender means:

(a)	its Revolving Facility Commitment; or

(b)	in the case of a Swingline Lender which does not have a Revolving Facility Commitment, the Revolving Facility Commitment of a Lender which is its Affiliate;

Prime Rate means:

(a)	the prime commercial lending rate for US dollars from time to time displayed on page USPRIME5 of the Reuters Monitor System;

(b)	if a rate is not so displayed, the prime commercial lending rate in US dollars from time to time announced by the Dollar Swingline Agent.

Total Swingline Commitments means the aggregate of the Dollar Swingline Commitments and the Euro Swingline Commitments, being an amount equal to US$5,000,000,000 at the date of this Agreement. For the purposes of calculating the amount of the total swingline commitments, the amount of the Euro Swingline Commitments shall be converted into the Base Currency at the Facility Agent’s Spot Rate of Exchange on the date the Facility Agent receives the Utilisation Request.

(b)	Any reference in this Agreement to:

(i)	an Interest Period includes each period determined under this Agreement by reference to which interest on a Swingline Loan is calculated; and

(ii)	a Lender includes a Swingline Lender unless the context otherwise requires.

(c)	The following Clauses do not apply to Swingline Loans:

(i)	Clause 5 (Utilisation – Loans);

(ii)	Clause 11 (Optional Currencies);

(iii)	Clause 15 (Interest) as it applies to the calculation of interest on a Loan but not default interest on an overdue amount;

(iv)	Clause 16 (Interest Periods); and

(v)	Clause 17 (Changes to the Calculation of Interest).

6.2	Delivery of a Utilisation Request for Dollar Swingline Loans

(a)	A Borrower may utilise the Dollar Swingline Facility provided that the Obligors’ Agent delivers to the Dollar Swingline Agent (copied to the Facility Agent) a duly completed Utilisation Request not later than the Specified Time.

(b)	Each Utilisation Request for a Dollar Swingline Loan must be sent to the Dollar Swingline Agent to the address in the United States of America notified by the Dollar Swingline Agent for this purpose with a copy to its address referred to in Clause 40 (Notices).

6.3	Completion of a Utilisation Request for Dollar Swingline Loans

(a)	Each Utilisation Request for a Dollar Swingline Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Borrower;

(ii)	it specifies that it is for a Dollar Swingline Loan;

(iii)	the proposed Utilisation Date is a New York Business Day within the Availability Period;

(iv)	the Dollar Swingline Loan is denominated in the Base Currency;

(v)	the amount of the proposed Dollar Swingline Loan is a minimum of US$5,000,000 or, if less, the Available Facility; and

(vi)	the proposed Interest Period:

(A)	does not overrun the Final Maturity Date applicable to the Revolving Facility;

(B)	is a period of not more than seven days; and

(C)	ends on a New York Business Day.

(b)	Only one Dollar Swingline Loan may be requested in each Utilisation Request.

6.4	Dollar Swingline Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Dollar Swingline Lender shall make its participation in each Dollar Swingline Loan available through its Facility Office in the United States of America.

(b)	The Dollar Swingline Lenders will only be obliged to comply with paragraph (a) above if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	no Default is continuing or would result from the proposed Utilisation; and

(ii)	the Repeating Representations to be made by each Obligor are true in all material respects.

(c)	The amount of each Dollar Swingline Lender’s participation in each Dollar Swingline Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Dollar Swingline Loan, adjusted to take account of any limit applying under Clause 6.8 (Relationship with the Revolving Facility).

(d)	The Facility Agent shall notify each Dollar Swingline Lender of the amount of each Dollar Swingline Loan and its participation in that Dollar Swingline Loan by the Specified Time.

6.5	Delivery of a Utilisation Request for Euro Swingline Loans

(a)	A Borrower may utilise the Euro Swingline Facility provided that the Obligors’ Agent delivers to the Euro Swingline Agent (copied to the Facility Agent) a duly completed Utilisation Request not later than the Specified Time.

(b)	Each Utilisation Request for a Euro Swingline Loan must be sent to the Euro Swingline Agent to the address referred to in Clause 40 (Notices).

6.6	Completion of a Utilisation Request for Euro Swingline Loans

(a)	Each Utilisation Request for a Euro Swingline Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Borrower;

(ii)	it specifies that it is for a Euro Swingline Loan;

(iii)	the proposed Utilisation Date is a Business Day within the Availability Period;

(iv)	the Euro Swingline Loan is denominated in euro;

(v)	the amount of the proposed Euro Swingline Loan is a minimum of €5,000,000 or, if less, the Available Facility; and

(vi)	the proposed Interest Period:

(A)	does not overrun the Final Maturity Date applicable to the Revolving Facility;

(B)	is a period of not more than seven days; and

(C)	ends on a Business Day.

(b)	Only one Euro Swingline Loan may be requested in each Utilisation Request.

6.7	Euro Swingline Lenders’ participation

(a)	The Euro Swingline Lenders will only be obliged to make an Advance under the Euro Swingline Facility if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	no Default is continuing or would result from the proposed Utilisation; and

(ii)	the Repeating Representations to be made by each Obligor are true in all material respects.

(b)	The amount of each Euro Swingline Lender’s participation in each Euro Swingline Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Euro Swingline Loan, adjusted to take account of any limit applying under Clause 6.8 (Relationship with the Revolving Facility).

(c)	The Facility Agent shall notify each Euro Swingline Lender of the amount of each Euro Swingline Loan and its participation in that Euro Swingline Loan by the Specified Time.

6.8	Relationship with the Revolving Facility

(a)	This subclause applies when a Swingline Loan is outstanding or is to be borrowed.

(b)	The Swingline Facility is not independent of the Revolving Facility.

(c)	Notwithstanding any other term of this Agreement a Lender is only obliged to participate in a Revolving Facility Loan or a Swingline Loan to the extent that it would not result in its participation and that of a Lender which is its Affiliate in the Revolving Facility Loans and Swingline Loans exceeding its Overall Commitment.

(d)	Where, but for the operation of paragraph (c) above, the Base Currency Amount of a Lender’s participation and that of a Lender which is its Affiliate in the Revolving Facility Loans and Swingline Loans would have exceeded its Overall Commitment, the excess will be apportioned among the other Lenders participating in the relevant Loan pro rata according to their relevant Revolving Facility Commitments. This calculation will be applied as often as necessary until the Loan is apportioned among the relevant Lenders in a manner consistent with paragraph (c) above.

7.	SWINGLINE LOANS

7.1	Swingline

(a)	Subject to the terms of this Agreement, the Dollar Swingline Lenders make available to the Borrowers a US Dollar swingline loan facility in an aggregate amount equal to the Total Swingline Commitments.

(b)	Subject to the terms of this Agreement, the Euro Swingline Lenders make available to the Borrowers a Euro swingline loan facility in an aggregate amount equal to the Total Swingline Commitments.

(c)	Notwithstanding any other term of this Agreement, a Lender is only obliged to participate in a Swingline Loan to the extent that the advance of that Swingline Loan would not result in the participation of the Lenders in all Swingline Loans then outstanding exceeding the Total Swingline Commitments.

7.2	Purpose

Each Borrower shall apply all amounts borrowed by it under the Swingline Facilities towards refinancing a note or other instrument maturing under any commercial paper programme of a member of the Group. A Swingline Loan may not be applied in repayment or prepayment of another Swingline Loan.

7.3	Repayment

Each Borrower that has drawn a Swingline Loan shall repay that Swingline Loan on the last day of its Interest Period.

7.4	Voluntary Prepayment of Swingline Loans

(a)	The Borrower to which a Swingline Loan has been made may prepay at any time the whole of that Swingline Loan.

(b)	Unless a contrary indication appears in this Agreement, any part of the Swingline Facilities which is prepaid may be reborrowed in accordance with the terms of this Agreement.

7.5	Dollar Swingline Rate of Interest

(a)	The rate of interest on each Dollar Swingline Loan for any day during its Interest Period is the higher of:

(i)	the Prime Rate at the Specified Time and in force on that day; and

(ii)	0.5% per annum over the rate per annum determined by the Dollar Swingline Agent to be the Federal Funds Rate (as published by the Federal Reserve Bank of New York) for that day.

(b)	The Dollar Swingline Agent shall promptly notify the Dollar Swingline Lenders and the relevant Borrower of the determination of the rate of interest under paragraph (a) above.

(c)	If any day during an Interest Period is not a New York Business Day, the rate of interest on a Dollar Swingline Loan on that day will be the rate applicable to the immediately preceding New York Business Day.

(d)	Each Borrower shall pay accrued interest on each Dollar Swingline Loan made to it on the last day of its Interest Period.

7.6	Euro Swingline Rate of Interest

(a)	The rate of interest for each Euro Swingline Loan for its Interest Period is:

(i)	Margin;

(ii)	the rate per annum determined by the Euro Swingline Agent to be the Euro Swingline Rate for each day during its Interest Period; and

(iii)	Mandatory Cost, if any.

(b)	The Euro Swingline Agent shall promptly notify the Euro Swingline Lenders and the relevant Borrower of the determination of the rate of interest under paragraph (a)(ii) above.

(c)	Each Borrower shall pay accrued interest on each Euro Swingline Loan made to it on the last day of its Interest Period.

7.7	Interest Period

(a)	Each Swingline Loan has one Interest Period only.

(b)	The Interest Period for a Swingline Loan must be selected in the relevant Utilisation Request.

7.8	Swingline Agents

(a)	The Dollar Swingline Agent may perform its duties in respect of the Dollar Swingline Facility through an Affiliate acting as its agent.

(b)	The Euro Swingline Agent may perform its duties in respect of the Euro Swingline Facility through an Affiliate acting as its agent.

7.9	Conditions of assignment or transfer

Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Overall Commitment is not less than:

(a)	its Swingline Commitment; or

(b)	if it does not have a Swingline Commitment, the Swingline Commitment of a Lender which is its Affiliate.

7.10	Loss sharing

(a)	In this Clause:

The Proportion of a Lender means the proportion borne by:

(a)	its Revolving Facility Commitment (or, if the Total Revolving Facility Commitments are then zero, its Revolving Facility Commitment immediately prior to their reduction to zero) minus the Base Currency Amount of its participation (or that of a Lender which is its Affiliate) in any outstanding Revolving Facility Loans (but ignoring its (or its Affiliate’s) participation in the unpaid Swingline Loan)

to

(b)	the Total Revolving Facility Commitments (or, if the Total Revolving Facility Commitments are then zero, the Total Revolving Facility Commitments immediately prior to their reduction to zero) minus any outstanding Revolving Facility Loans (but ignoring the unpaid Swingline Loan).

The Shortfall of a Swingline Lender is an amount equal to its Unpaid Swingline Participation minus its (or its Affiliate’s) Proportion of the Unpaid Amount.

The Unpaid Amount means, in relation to a Swingline Loan, any principal not repaid and/or any interest accrued but unpaid on that Swingline Loan calculated from the Utilisation Date to the Loss Sharing Date.

The Unpaid Swingline Participation of a Lender means that part of the Unpaid Amount (if any) owed to that Lender (or its Affiliate) (before any redistribution under this Clause 7.10).

(b)	If a Swingline Loan is not repaid in full on its due date, the Facility Agent shall (if requested to do so in writing by any affected Swingline Lender) set a date (the Loss Sharing Date) on which payments shall be made between the Lenders under the Revolving Facility to re-distribute the unpaid amount between them. The Facility Agent shall give at least three Business Days notice to each affected Lender of the Loss Sharing Date and notify it of the amounts to be paid or received by it.

(c)	On the Loss Sharing Date each Lender under the Revolving Facility must pay to the Facility Agent its proportion of the Unpaid Amount minus its (or its Affiliate’s) Unpaid Swingline Participation (if any). If this produces a negative figure for a Lender no amount need be paid by that Lender.

(d)	Out of the funds received by the Facility Agent pursuant to paragraph (c) above the Facility Agent shall pay to each Swingline Lender an amount equal to the Shortfall (if any) of that Swingline Lender.

(e)	If the amount actually received by the Facility Agent from the Lenders is insufficient to pay the full amount of the Shortfall of all Swingline Lenders then the amount actually received will be distributed amongst the Swingline Lenders pro rata to the Shortfall of each Swingline Lender.

(f)	(i)	On a payment under this Clause, the paying Lender will be subrogated to the rights of the Swingline Lenders which have shared in the payment received.

	(ii)	If and to the extent a paying Lender is not able to rely on its rights under sub-paragraph (i) above, the relevant Borrower shall be liable to the paying Lender for a debt equal to the amount the paying Lender has paid under this paragraph.

	(iii)	Any payment under this paragraph does not increase or reduce the obligations in aggregate of any Obligor.

8.	SUBSCRIPTION AND ISSUE OF NOTES

8.1	Subscription for Notes

Each Lender agrees to provide its proportion of an Australian Loan requested by an Australian Borrower under this Agreement by subscribing for Notes to be issued by that Australian Borrower under the relevant Note Deed Poll. Each Lender and the Facility Agent agrees to be bound by each Note Deed Poll.

8.2	Issue of Notes

Each Lender, each Australian Borrower and the Facility Agent agrees that on the first Utilisation Date for an Australian Loan by an Australian Borrower under any Facility, that Australian Borrower shall issue Notes in relation to that Facility to each Lender which provides a proportion of the requested Australian Loan with:

(a)	a maximum aggregate principal amount equal to that Lender’s Commitment in respect of that Facility plus AUS$1; and

(b)	an aggregate principal amount outstanding equal to that Lender’s participation in all Australian Loans outstanding from time to time to that Australian Borrower under that Facility plus AUS$1.

9.	PUBLIC OFFERS

9.1	Satisfaction of Public Offer Test

(a)	Each Original Lender undertakes, represents and warrants to the Australian Borrowers as follows:

(i)	it will make (orally or in writing), within 30 days after the date of this Agreement, invitations for participations in the Facilities being provided to the Australian Borrowers and (if then issued) for the transfer or subscription of the corresponding Notes and participations in the relevant Facility (collectively Participations):

(A)	to at least ten parties, each of whom has been disclosed to the Australian Borrowers and who the Australian Borrowers have confirmed to the Original Lenders are not their Offshore Associates and are parties who each carry on a business of providing finance or investing or dealing in securities in the course of operating in financial markets (for the purposes of section 128F(3)(a)(i) of the Australian Tax Act); or

(B)	as a result of negotiations being initiated publicly, in an electronic form that is used by financial markets for dealing in debentures or debt interests (for the purposes of section 128F(3)(d) of the Australian Tax Act) such as Reuters or Bloomberg; and

(ii)	if an invitation referred to in paragraph (i)(A) above is to be made but an invitation referred to in paragraph (i)(B) above is not to be made, at least ten of the parties to whom it will make the invitation referred to in paragraph (i)(A) above are not, to the knowledge or reasonable suspicion of the relevant officers involved in the transaction, Associates of any of the other invitees.

(b)	Subject to compliance by BHP Billiton Limited with paragraph (e) below, each Original Lender undertakes to the Companies that it will not offer or sell Participations to any person who the Australian Borrowers have confirmed to the relevant Original Lender is an Offshore Associate of the Australian Borrowers or in circumstances where employees or officers of the Original Lender directly involved in the offer or sale know or have reasonable grounds to suspect that those Participations (or an interest in or right in respect of them) were being acquired either directly or indirectly by an Offshore Associate of BHP Billiton Limited (other than an Offshore Associate acting in the capacity of a dealer, manager or underwriter in relation to the placement of those Participations or a clearing house, custodian, funds manager or responsible entity of a registered scheme within the meaning of the Corporations Act 2001 of Australia as permitted by section 128F(5) of the Australian Tax Act).

(c)	If any employee or officer of an Original Lender making the invitation, effecting the sale or otherwise directly involved in the offer or sale of Participations does not know or have reasonable grounds to suspect that a person is an Offshore Associate of BHP Billiton Limited, nothing in paragraph (b) above obliges that Original Lender to make positive enquiries of that person to confirm that person is not an Offshore Associate of BHP Billiton Limited.

(d)	Each Original Lender agrees to keep a record of each offer made by it as contemplated by paragraph (a) above.

(e)	Each Australian Borrower agrees to promptly notify the Original Lenders of any entity which is disclosed to it by the Original Lenders pursuant to paragraph (a)(i)(A) above which it knows or reasonably suspects to be its Offshore Associate.

9.2	Participants’ representations and warranties

Each Original Lender represents and warrants to the Australian Borrowers that:

(a)	an offer to participate in the Facility and for the transfer or subscription of or for Notes was made to it on behalf of the relevant Australian Borrower;

(b)	(i)

if it received an offer it is and, at the time it subscribed for or acquired a Note, it was carrying on the business of providing finance, or investing or dealing in securities, in the course of operating in financial markets; or

(ii) the issue of a Note was a result of negotiations being initiated publicly in a form that was used by financial markets for dealing in debentures or debt interests; and

(c)	except as disclosed to the relevant Australian Borrower, it is not, and at the time it acquired a Participation it was not, so far as it has actual knowledge or have reasonable grounds to suspect, an Associate of any other person which was offered a Participation, the Facility Agent or the relevant Australian Borrower.

9.3	Information

In connection with any Note held by it or issued to it, each Lender will provide to the relevant Australian Borrower when reasonably requested by the relevant Australian Borrower any factual information in its possession or which it is reasonably able to provide to assist it to demonstrate that:

(a)	the issue of the Notes satisfies the public offer test under s128F of the Australian Tax Act; and

(b)	payments of interest under the Note are exempt from withholding tax under that section of the Australian Tax Act,

where to do so will not in the Lender’s reasonable opinion breach any law or regulation or any duty of confidence.

9.4	Selling restrictions

Each Lender undertakes to each other Finance Party and to the Obligors that it will not directly or indirectly offer or sell Notes or distribute or circulate any offer document or other material in connection with the Notes in any jurisdiction except under circumstances that would result in compliance with the laws and regulations of that jurisdiction. The Notes may only be offered in the United States to an “accredited investor” as defined in Rule 501(a)(1), (2) or (3) of Regulation D under the United States Securities Act of 1933.

10.	REGISTER OF NOTES

10.1	Establishment of Register for each Australian Borrower

The Facility Agent must establish and maintain a register for each Australian Borrower. The Register should be maintained in London or any place in Australia approved by the Obligors’ Agent (taking into account stamp duty considerations).

10.2	The Register

(a)	The Facility Agent must inscribe the following information in the Register of the relevant Australian Borrower in respect of each Note issued by that Australian Borrower:

(i)	the Facility in relation to which that Note is issued and its issue date;

(ii)	the outstanding principal amount from time to time under the Notes held by a Lender;

(iii)	the name and address, at its Facility Office, of each Original Lender and each subsequent Lender;

(iv)	the account of the Lender to which payments are to be made; and

(v)	details of all transfers or assignments, advances and repayments made in respect of that Australian Borrower’s Loan under the Facility in relation to which that Note is issued and redemption of all or part of that Australian Borrower’s Notes in relation to that Facility.

(b)	The Facility Agent must update each Register to record changes as at the date of any such change.

10.3	Register is paramount

(a)	Each Australian Borrower and the Facility Agent shall recognise the Lender whose name appears in the Register for that Australian Borrower as the absolute owner of the relevant Notes inscribed in its name on that Register without regard to any other record or instrument.

(b)	No notice of any trust or other interest in any Note will be entered on the relevant Register. No Australian Borrower nor the Facility Agent need take notice of any other interest in, or claim to, a Note, except as ordered by a court of competent jurisdiction or required by law.

10.4	Inspection of Register

(a)	Subject to paragraph (b) below, the Facility Agent shall make available a copy of (or an extract of) a Register to any Australian Borrower, the Obligors’ Agent or a Lender upon not less than three Business Days’ written notice.

(b)	The Facility Agent is not required to make any Register or a copy of any Register available to any Lender except:

(i)	where the Lender wishes to inspect only the part of the Register that provides particulars of the Notes held by it; or

(ii)	where otherwise required by law or by a Government Agency.

10.5	Receipt of payments

On receipt of any payment from a Lender under Clause 8, the Facility Agent will:

(a)	pay that amount to the relevant Australian Borrower in accordance with Clause 38 (Payment Mechanics) to the account and bank specified by that Australian Borrower in the Utilisation Request; and

(b)	issue the Notes referred to in Clause 8.1 (Subscription for Notes) by entering them in the Register.

10.6	Amendment of Register

In the case of each Utilisation by an Australian Borrower (other than the first) and each repayment or prepayment of any Utilisation which was made by an Australian Borrower, the Facility Agent must amend the Register to reflect the revised principal amount outstanding on the relevant Australian Borrower’s Notes under that Facility.

10.7	Transfer not effective until recorded in Register

(a)	Even if the Facility Agent has received a Transfer Certificate or instrument of transmission in relation to a Note, the person recorded in the relevant Register as the holder of that Note remains the owner of that Note for all purposes until the name of the transferee or transmittee is entered in that Register as the holder of that Note.

(b)	A transferee or transmittee of a Note will be treated as the holder of that Note from the date and time its name is entered in the relevant Register. Without limiting this, the transferee or transmittee of a Note will be entitled to receive any payments then due or to become due to the holder of that Note, and the relevant Australian Borrower will fully discharge its obligations under this document by making that payment to the transferee or transmittee whether or not all or any part of that payment had accrued before the date on which and time at which the transferee or transmittee is entered on the relevant Register.

11.	OPTIONAL CURRENCIES

11.1	Selection of currency

The Obligors’ Agent on behalf of a Borrower shall select the currency of a Loan (other than a Swingline Loan) in a Utilisation Request.

11.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	the Facility Agent has received notice from a Lender that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Facility Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Facility Agent will give notice to the Obligors’ Agent to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 11.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

11.3	Facility Agent’s calculations

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

12.	EXTENSION OF FACILITY A

12.1	First Extension

(a)	If Facility A has not been cancelled in full, the Obligors’ Agent may, by not less than 10 days’ prior written notice to the Facility Agent before the close of business on the original Final Maturity Date in relation to Facility A, request that the Final Maturity Date in relation to Facility A be extended until the date falling 24 Months after the date of this Agreement (such date being the First Extension Date). Following receipt of any such notice, and with effect from the date of that notice, the Final Maturity Date in relation to Facility A shall be automatically extended until the First Extension Date.

(b)	If Facility A has not been cancelled in full and the Offer/Refinancing Certain Funds Period has not expired on or before the close of business on the original Final Maturity Date in relation to Facility A, with effect from the close of business in London on that date, the Final Maturity Date in relation to Facility A shall be automatically extended until the First Extension Date.

(c)	If the Final Maturity Date for Facility A is extended in accordance with paragraphs (a) or (b) above, on the original Final Maturity Date, the Companies must pay to the Facility Agent (for the account of the Lenders) an extension fee in an amount equal to 0.075% of the amount of the Total Facility A Commitments on that date.

12.2	Second Extension

(a)	The Obligors’ Agent may (by not less than 20 days’ written notice to the Facility Agent before the First Extension Date) request that the Final Maturity Date in relation to Facility A be extended.

(b)	Any such request for an extension shall be irrevocable and will not be regarded as having been duly completed unless it specifies the amount of the Total Facility A Commitments (if any) which shall be cancelled, which must be an amount such that following such cancellation the Facility A Commitments shall be equal to not more than 50% of the Total Facility A Commitments as at the date of this Agreement.

(c)	Following receipt of a duly completed notice under paragraph (a) and with effect from the date of that notice:

(i)	the Final Maturity Date in relation to Facility A shall be extended until close of business on the date falling 30 Months after the date of this Agreement; and

(ii)	an amount equal to the amount of the Total Facility A Commitments specified in that notice shall be cancelled automatically. Any such cancellation shall reduce the Facility A Commitments of the Lenders under Facility A rateably.

(d)	If following any cancellation of the Total Facility A Commitments in accordance with paragraph (c)(ii) above, the aggregate outstanding amount of the Facility A Loans at that time exceeds the Total Facility A Commitments, the relevant Borrowers shall prepay immediately the Facility A Loans in an amount equal to the difference between the aggregate outstanding amount of the Facility A Loans at that time and the amount of the Total Facility A Commitments (after such cancellation). Any such prepayment shall be applied against the Facility A Loans of the Lenders rateably.

(e)	On the First Extension Date, the Companies must pay to the Facility Agent (for the account of the Lenders) an extension fee in an amount equal to 0.05% of the amount of the Total Facility A Commitments which are extended and not otherwise cancelled.

13.	REPAYMENT

13.1	Repayment of Term Loans

All Term Loans must be repaid in full by the relevant Borrower of any such Loan on or before the Final Maturity Date for the relevant Facility.

13.2	Repayment of Revolving Facility Loans

(a)	Each Borrower which has drawn a Revolving Facility Loan shall repay that Revolving Facility Loan on the last day of its Interest Period.

(b)	All Revolving Facility Loans must be repaid in full on or before the Final Maturity Date for the Revolving Facility.

13.3	Reborrowing

(a)	No Borrower may reborrow any part of a Term Loan Facility which is repaid.

(b)	Any part of a Revolving Facility Loan which is repaid may be reborrowed in accordance with the terms of this Agreement.

14.	PREPAYMENT AND CANCELLATION

14.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(b)	upon the Facility Agent notifying the Obligors’ Agent, the Commitment of that Lender will be immediately cancelled; and

(c)	each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Facility Agent has notified the Obligors’ Agent or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

14.2	Change of control

(a)	If a person (or group of persons acting in concert) gains control of either of the Companies (other than as contemplated in Clause 44.4 (New Holding Company)):

(i)	the Obligors’ Agent shall promptly notify the Facility Agent; and

(ii)	the Facility Agent and the Obligors’ Agent shall on such notification enter into negotiations (for a period not more than 30 days) with a view to agreeing any changes that may be required to be made to this Agreement as a consequence of that event if the Lenders are to continue making available the Facilities and to leave the relevant loans outstanding (the Requested Changes).

(b)	If any Requested Changes have been requested but, at the end of the period referred to in paragraph (a)(ii) above, the Requested Changes have not been made to this Agreement, at any time within 30 days after the Start Date (as defined in paragraph (e) below), each Borrower must make an offer (a Prepayment Offer) to each Lender to prepay all outstanding Loans made to it. If a Lender (an Accepting Lender) wishes to accept the Prepayment Offer, it must do so by giving notice to the Obligors’ Agent and the Facility Agent within 30 days after receipt by it of the Prepayment Offer.

(c)	Not later than the date falling 45 days after the date of the Prepayment Offer, the Borrowers shall prepay the Loans made to it by each Accepting Lender (together with accrued interest and all other amounts payable to the Accepting Lenders under the Finance Documents) and each Accepting Lender’s Commitments will be irrevocably cancelled in full.

(d)	For the purposes of paragraph (a) above control means:

(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to cast, or control the casting of, more than 50 per cent. of the maximum number of votes attached to the Publicly-held Shares of each of the Companies that are entitled to be cast on an individual shareholder resolution of one of the Companies or of both of the Companies pursuant to a Joint Electorate Action (as defined in the articles of association of each of the Companies), as the case may be; or

(ii)	the holding beneficially (directly or indirectly) of more than 50 per cent. of the Publicly-held Shares of the Companies.

(e)	For the purposes of paragraph (b) above, Start Date means the later of:

(i)	the date on which the Trigger Time occurs; and

(ii)	the last day of the period referred to in paragraph (a)(ii) above.

14.3	Automatic cancellation

(a)	The Available Facility in relation to a Facility shall be automatically cancelled on expiry of the Availability Period relating to that Facility.

(b)	If the Unconditional Date has not occurred by the last day of the Availability Period for the Term Facilities, the Total Commitments shall be automatically cancelled in full at close of business in London on that day.

(c)	Immediately following the advance of any Buyback Loan, the Available Commitments under the Term Facilities will be automatically cancelled.

14.4	Voluntary cancellation

(a)	Subject to paragraph (b) below, the Obligors’ Agent may, if it gives the Facility Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of US$10,000,000) of an Available Facility provided that such cancellation does not result in a breach of Clause 7.9 (Conditions of assignment or transfer).

(b)

Other than a cancellation of the Total Commitments in full, no notice of cancellation may be given under paragraph (a) before the date on which the Alcan Related Debt (other than any Alcan Bond Debt) has been repaid in full if, as a result of that cancellation, the Available Facilities would aggregate less than the sum of (i) the Maximum Refinancing Amount (less the principal amount, as at the Unconditional Date, of any Alcan Bond Debt)

and (ii) the maximum potential aggregate amount of any Acquisition Cash Consideration and any Buyback Cash Consideration as set out in the Press Release (or, if different, in the Offer Document or the Scheme Document, as the case may be), having deducted therefrom the amount of any cash reserves which the Group has available at the time of the proposed cancellation and which it has agreed to commit to the Acquisition or, as the case may be, Buyback.

(c)	(i)	Prior to the date on which a Successful Syndication of the Facilities (as defined in the Commitment Letter) has been achieved, any cancellation under paragraph (a) above shall be applied as follows:

(A)	first, to the Term Facilities pro rata; and

(B)	secondly, to the Revolving Facility.

(ii)	After the date on which a Successful Syndication of the Facilities (as defined in the Commitment Letter) has been achieved, any such cancellation may be applied to any Facility at the discretion of the Obligors’ Agent.

(d)	Any cancellation under paragraph (a) above will reduce the Commitments of the Lenders under each relevant Facility rateably.

14.5	Cancellation on termination of Offer/Scheme

The Total Commitments shall be automatically cancelled if an Offer or Scheme lapses, is withdrawn or otherwise terminates (in circumstances where the Offer has not become unconditional), except to the extent there is a switch from an Offer to a Scheme or vice versa, in which case, the Total Commitments shall be automatically cancelled when the new Offer or Scheme (as the case may be) lapses, is withdrawn or otherwise terminates (in circumstances where the Offer has not become unconditional).

14.6	Cancellation relating to the Alcan Related Debt

(a)	If, on the Unconditional Date, the aggregate principal amount of:

(i)	any Capital Markets Issue (as defined in Clause 14.9 (Mandatory prepayment from Capital Markets Proceeds)) by any member of the BHP Billiton Group, the proceeds of which constitute Reserved Proceeds (but excluding the amount of any such proceeds which have been applied in prepayment and/or cancellation of the Facility A Loans); and

(ii)	any Alcan Bond Debt (other than any Short-term Alcan Bond Debt as defined below),

exceeds the amount agreed by the Obligors’ Agent and all of the Bookrunners from time to time, then the Available Commitments under each Facility will be automatically cancelled in an aggregate amount which is equal to such excess.

(b)	If any Alcan Non Change of Control Debt (except where all of that Alcan Non Change of Control Debt is Alcan Bond Debt) is outstanding on the Unconditional Date, except to the extent the Bookrunners otherwise agree or the Obligors’ Agent has delivered a certificate, signed by two Authorised Signatories of each of the Companies, to the Facility Agent confirming that the Target Group will discharge that Alcan Non Change of Control Debt (other than any of that Alcan Non Change of Control Debt which is Alcan Bond Debt) in full (and not only in part) on or before the date falling 12 weeks after the Unconditional Date, on the date falling four weeks after the Unconditional Date, the Available Commitments under each Facility will be cancelled automatically in an aggregate amount equal to the Maximum Refinancing Amount (less an amount equal to the Available Commitments (if any) which have already been cancelled pursuant to paragraph (a) above).

(c)	Except to the extent the Bookrunners otherwise agree, if, on the date falling 12 weeks after the Unconditional Date, the Target Group has not repaid or prepaid the Alcan Related Debt (other than any Alcan Bond Debt) in full using Refinancing Loans or loans under a Target Standalone Agreement, on that date, the Available Commitments under each Facility will be cancelled automatically in an aggregate amount equal to the Maximum Refinancing Amount (less an amount equal to the Available Commitments (if any) which have already been cancelled pursuant to paragraph (a) or (b) above).

(d)	Any cancellation under paragraphs (a), (b) or (c) above shall be applied as follows:

(i)	first, to the Term Facilities pro rata; and

(ii)	secondly, to the Revolving Facility.

Any such cancellation will reduce the Commitments of the Lenders under each Facility rateably.

(e)	If any amount of the Available Commitments is not cancelled under paragraph (a) above as a result of any Short-term Alcan Bond Debt being outstanding, notwithstanding any other provision of this Agreement (but subject to Clauses 4.6 (Certain funds) and 14.13(h) (Terms of cancellation and prepayment)), a Borrower may not submit a Utilisation Request for any Loan unless, following the utilisation of that Loan, the aggregate Available Facilities will be in an amount at least equal to the amount of that Short-term Alcan Bond Debt and if the Available Facilities have not been used to repay that Short-term Alcan Bond Debt in full on its maturity date, the Available Facilities shall be cancelled automatically in an amount equal to that Short-term Alcan Bond Debt.

14.7	Voluntary prepayment

(a)	The Borrower to which a Loan has been made may, if the Obligors’ Agent gives the Facility Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice (signed by an authorised officer of the Obligors’ Agent) and identifying the Loan which is to be prepaid, prepay the whole or any part of the Loan (but if in part, being an amount that reduces the Base Currency Amount of the relevant Loan by a minimum amount of US$10,000,000 (or its equivalent in any other currency)).

(b)	(i)	Prior to the date on which a Successful Syndication of the Facilities (as defined in the Commitment Letter) has been achieved, any prepayment under paragraph (a) above shall be applied as follows:

(A)	first, to the Term Facilities pro rata; and

(B)	secondly, to the Revolving Facility.

(ii)	After the date on which a Successful Syndication of the Facilities (as defined in the Commitment Letter) has been achieved, any such prepayment may be applied to any Facility at the discretion of the Obligors’ Agent.

(c)	Any prepayment under paragraph (a) above will be applied to reduce the outstanding Loans of the Lenders under each relevant Facility rateably.

14.8	Mandatory prepayment from Net Disposal Proceeds

(a)	In this Clause 14.8:

Disposal means the sale, transfer or other disposal (whether by a voluntary or involuntary single transaction or series of transactions) of:

(a)	any business or undertaking (or any asset or assets which comprise, or represent the shares or other ownership interest in a business or undertaking) of the Group; or

(b)	any part of a business or undertaking of the Group (other than a sale, transfer or disposal in the ordinary course of business).

Excluded Disposal Proceeds means the proceeds of any Disposal:

(a)	where the Net Disposal Proceeds of such Disposal (when aggregated with the Net Disposal Proceeds of any related Disposal) are less than US$1,000,000,000 (or equivalent in other currencies);

(b)	which is by one member of the Group to another member of the Group;

(c)	which is a Disposal in exchange for assets comparable or superior in value; or

(d)	which is a Disposal by a Joint Venture and the proceeds of that Disposal are not received by a wholly-owned Subsidiary of a Company, provided that the Companies shall use reasonable endeavours to procure that such proceeds are paid (in whole or part, such part being no lower a proportion of the total proceeds than the proportionate shareholding of the Group in the relevant Joint Venture, and directly or indirectly) to a wholly-owned Subsidiary of a Company as soon as practicable after the date of receipt of such proceeds (whether by loan, dividend or otherwise) and, upon receipt by a wholly-owned Subsidiary of a Company, such proceeds (or the relevant part) shall cease to be Excluded Disposal Proceeds and shall be applied in prepayment of the Facility A Loans in accordance with paragraph (b) below.

Net Disposal Proceeds means the cash or cash equivalent proceeds (including, when received, the cash or cash equivalent proceeds of any deferred consideration, whether by way of adjustment to the purchase price or otherwise) received by a member of the Group in connection with any Disposal, after deducting:

(a)	all fees and transaction costs and expenses properly incurred in connection with:

(i)	that Disposal; and

(ii)	the transfer of such proceeds to a Borrower in order to comply with this Clause 14.8; and

(b)	any Taxes paid or reasonably estimated by the Companies to be payable as a result of that Disposal (or transferring such proceeds to a Borrower).

(b)

Until the date on which the Total Facility A Commitments have been irrevocably cancelled in full and the Facility A Loans have been repaid or prepaid in full, the Companies shall notify the Facility Agent immediately on receipt of any Net Disposal Proceeds by any member of the Group (other than Excluded Disposal Proceeds), including in such notification whether the provisions of Clause 14.10 (Exceptions to prepayment of Net Disposal Proceeds and Net Capital Markets Proceeds) are applicable with respect to the relevant Net Disposal Proceeds, and, subject to Clause 14.10 (Exceptions to prepayment of Net Disposal Proceeds and Net Capital Markets Proceeds), shall apply (or shall procure that the Borrowers shall apply) an amount equal to such Net Disposal Proceeds (other than any Excluded Disposal Proceeds) in prepayment of the Facility A Loans on the last day of their Interest Period(s) and, to the extent that the amount of the Net Disposal Proceeds (other than Excluded Disposal Proceeds) exceeds the outstanding amount of the Facility A Loans at that time, in cancellation of the Available Facility under Facility A in an amount equal to that excess on the day of notification of the receipt of the Net Disposal Proceeds.

14.9	Mandatory prepayment from Capital Markets Proceeds

(a)	In this Clause 14.9:

Capital Markets Issue means:

(a)	the issue of any share or stock (whether or not ordinary or preference and whether or not redeemable), warrant, depository receipt, option or other equity or quasi-equity instrument;

(b)	the issue of any bond, note or other debt securities with a maturity of more than one year to any person that is not a member of the Group; or

(c)	any loan with a maturity of more than one year made by any person that is not a member of the Group under any syndicated or bilateral loan facility entered into after the date of this Agreement.

Excluded Capital Markets Issue means any Capital Markets Issue:

(a)	the proceeds of which are used to refinance or replace (directly or indirectly) all or any portion of any loan facility or any issue of securities existing at the date of this Agreement which has matured or which has become due as a result of the Acquisition;

(b)	by a Project Company or Joint Venture (but only to the extent the Financial Indebtedness incurred in respect of such Capital Markets Issue meets the requirements contained in sub-paragraph (a)(ii)(A) or sub-paragraph (a)(ii)(B) of Clause 28.9 (Project Companies) or the definition of Joint Venture, as the case may be);

(c)	where the shares or other instruments or securities are issued to employees or officers of the Companies, or in lieu of dividends or;

(d)	where the shares or other instruments or securities are issued by one member of the Group to another member of the Group or in relation to the insertion of a New Holding Company as contemplated by Clause 44.4 (New Holding Company); or

(e)	where the amount of proceeds received by any member of the Group from that Capital Markets Issue (when aggregated with the proceeds of any other Capital Markets Issue made after the date of this Agreement which is not an Excluded Capital Markets Issue under any of paragraphs (a) to (d) above) are less than US$500,000,000 (or its equivalent in other currencies).

Net Capital Markets Proceeds means the cash or cash equivalent proceeds of any Capital Markets Issue (other than an Excluded Capital Markets Issue) received by any member of the Group, after deducting:

(a)	all fees and transaction costs and expenses properly incurred in connection with:

(i)	the raising of those Capital Markets Proceeds; and

(ii)	the transfer of such proceeds to a Borrower in order to comply with this Clause 14.9; and

(b)	any Taxes paid or reasonably estimated by the Companies to be payable as a result of that raising of the Capital Markets Issue (or transferring such proceeds to a Borrower).

(b)	Until the date on which Total Facility A Commitments have been irrevocably cancelled in full and the Facility A Loans have been repaid or prepaid in full, the Companies shall notify the Facility Agent immediately on receipt of any Net Capital Markets Proceeds by any member of the Group, including in such notification whether the provisions of Clause 14.10 (Exceptions to prepayment of Net Disposal Proceeds and Net Capital Markets Proceeds) are applicable with respect to the relevant Net Capital Markets Proceeds, and, subject to Clause 14.10 (Exceptions to prepayment of Net Disposal Proceeds and Net Capital Markets Proceeds), shall apply (or shall procure that the Borrowers shall apply) an amount equal to such Net Capital Markets Proceeds in prepayment of the Facility A Loans on the last day of their Interest Period(s) and, to the extent that the amount of the Net Capital Markets Proceeds exceeds the outstanding amount of the Facility A Loans at that time, in cancellation of the Available Facility under Facility A in an amount equal to that excess on the day of notification of the receipt of the Net Capital Markets Proceeds.

14.10	Exceptions to prepayment of Net Disposal Proceeds and Net Capital Markets Proceeds

(a)	No prepayment or cancellation in respect of the Facility A Loans is required under Clause 14.8(b) (Mandatory prepayment from Net Disposal Proceeds) or Clause 14.9(b) (Mandatory prepayment from Capital Markets Proceeds) in respect of the first portion (the amount of such portion being agreed by the Obligors’ Agent and the Majority Lenders from time to time) of the aggregate amount of (A) any Net Disposal Proceeds (other than Excluded Disposal Proceeds) and any Net Capital Markets Proceeds received after the date of this Agreement but prior to the Unconditional Date and (B) any Net Disposal Proceeds (other than Excluded Disposal Proceeds) received after the Unconditional Date in respect of a disposal which was contractually committed to by the relevant member of the Group prior to the Unconditional Date, which, in each case, would otherwise be required to be applied in prepayment and/or cancellation of the Facility A Loans in accordance with either of those Clauses (the Reserved Proceeds) to the extent that those Reserved Proceeds:

(i)	are applied; or

(ii)	remain available to be applied and are applied,

towards either of the purposes referred to in Clause 3.1(a)(i) or (ii) (Purpose). The Obligors’ Agent must certify, on the date of any Buyback (or, if no Buyback is to occur, on the last date on which an Offer Loan is advanced), the amount of any Reserved Proceeds which have arisen and whether the full amount of those Reserved Proceeds have been applied in prepayment or cancellation of the Facility A Loans and/or have been applied for the purposes referred to in Clause 3.1(a)(i) or (ii) (Purpose). If that certificate shows that any Reserved Proceeds have not been used for such purposes, within 10 Business Days after the date of that certificate, the Companies shall apply an amount equal to such unused amounts in prepayment of any of the outstanding Term Loans.

(b)

In the event that, on or before the date falling 12 weeks after the Unconditional Date, the Available Commitments under each Facility have been cancelled in an aggregate amount which is not less than the Maximum Refinancing Amount, any Net Capital Market Proceeds or Net Disposal Proceeds received by any member of the Target Group shall not be required to be applied in prepayment of Facility A Loans or cancellation of the Available Facility under Facility A pursuant to Clause 14.8(b) (Mandatory prepayment from Net Disposal Proceeds) or Clause 14.9(b)

(Mandatory prepayment from Capital Markets Proceeds) (as the case may be) if, and to the extent that, such Net Capital Market Proceeds or Net Disposal Proceeds (as the case may be) are required by the terms (as at the Unconditional Date) of any Alcan Related Debt which is outstanding on the Unconditional Date to be applied in mandatory prepayment or redemption of that Alcan Related Debt and are so applied.

(c)	Notwithstanding Clauses 14.8(b) (Mandatory prepayment from Net Disposal Proceeds) and 14.9(b) (Mandatory prepayment from Capital Markets Proceeds), if, on or before the date falling 12 weeks after the Unconditional Date, any member of the Group receives any Net Capital Market Proceeds or Net Disposal Proceeds and such Net Capital Market Proceeds or Net Disposal Proceeds (as the case may be) are required by the terms (as at the Unconditional Date) of any Alcan Related Debt which is outstanding on the Unconditional Date to be applied in mandatory prepayment or redemption of that Alcan Related Debt, the relevant members of the Target Group shall be entitled to apply such Net Capital Market Proceeds or Net Disposal Proceeds (as the case may be) in prepayment or redemption of the relevant Alcan Related Debt (and no prepayment shall be required under this Agreement). The Obligors’ Agent must notify the Facility Agent of any such prepayment or redemption of Alcan Related Debt on or before the date of such prepayment or redemption and, immediately and automatically on such notification, the Available Commitments under each Facility shall be cancelled in an aggregate amount equal to the amount of such Net Capital Market Proceeds or Net Disposal Proceeds (as the case may be) which would otherwise have been applied in mandatory prepayment and/or cancellation of the Facilities.

14.11	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 19.4 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Obligors’ Agent under Clause 19.5 (Tax indemnity) or Clause 20.1 (Increased costs),

the Obligors’ Agent may, whilst the circumstance giving rise to the requirement or indemnification continues, either give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans or request that Lender to transfer its Commitment and its participation in the Loans (and in the case of Loans to the Australian Borrower, the corresponding Notes) pursuant to Clause 32.6 (Procedure for transfer) to a replacement bank or financial institution as the Obligors’ Agent shall specify (and such transfer shall be made against payment at par of an amount equal to the outstanding principal of such Loans together with all interest, any Break Costs (determined as if the relevant Lender had been prepaid on the date of the transfer) and other amounts accrued under the Finance Documents).

(b)	On receipt of a notice referred to in paragraph (a) above in respect of a cancellation, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Obligors’ Agent has given notice under paragraph (a) above in respect of a cancellation (or, if earlier, the date specified by the Obligors’ Agent in that notice), each Borrower to which a Loan is outstanding shall repay (in whole or in part, as the case may be) that Lender’s participation in that Loan.

14.12	Unlawfulness for a Borrower

(a)	If it becomes unlawful for a Borrower to perform any of its obligations under this Agreement, then such affected Borrower will prepay all Loans outstanding to it.

(b)	Upon prepayment by such affected Borrower, it will cease to be a Borrower.

14.13	Terms of cancellation and prepayment

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 14 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	No Borrower may reborrow any part of a Term Facility which is prepaid.

(d)	Unless a contrary indication appears in this Agreement, any part of a Revolving Facility Loan which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(e)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(f)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(g)	If the Facility Agent receives a notice under this Clause 14 it shall promptly forward a copy of that notice to the Companies, the Obligors’ Agent or the affected Lender, as appropriate.

(h)	Notwithstanding anything to the contrary in this Clause 14, if, on or at any time after the Unconditional Date, the maximum amount of Acquisition Cash Consideration which is required to be paid to shareholders of the Targets has not been paid and any amount of the Facilities is required to be cancelled pursuant to this Clause 14, the Facilities shall only be required to be cancelled by an amount such that the aggregate amount of the Available Facilities after such cancellation would not be less than the lower of:

(i)	the maximum amount of Acquisition Cash Consideration which is still required to be paid to shareholders of the Targets at that time; and

(ii)	the amount agreed between the Bookrunners and the Obligors’ Agent from time to time.

If, as a result of this paragraph (h), the Facilities are not cancelled by the full amount which would otherwise have been required to be applied in cancellation of the Facilities pursuant to any other provision of this Clause 14 (the difference between the actual amount of the cancellation as a result of this paragraph (h) and the amount required to be cancelled pursuant to the other provisions of this Clause 14 being the excess), on the date on which the last payment of Acquisition Cash Consideration is paid in full to shareholders of the Targets, the Companies shall apply (or shall procure that the Borrowers shall apply) an amount equal to the excess in cancellation of the Commitments and (if the Available Commitments are less than the excess) in prepayment of the Term Loans pro rata.

15.	INTEREST

15.1	Calculation of interest

(a)	Subject to Clause 17 (Changes to the Calculation of Interest), the rate of interest on each Loan (other than a Swingline Loan) for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin;

(ii)	in relation to any Loan in euro, EURIBOR and, in relation to any other currency, LIBOR; and

(iii)	Mandatory Cost, if any.

(b)	The rate of interest under the Dollar Swingline Facility will be determined in accordance with Clause 7.5 (Dollar Swingline Rate of Interest).

(c)	The rate of interest under the Euro Swingline Facility will be determined in accordance with Clause 7.6 (Euro Swingline Rate of Interest).

15.2	Payment of interest

Each Borrower (other than an Australian Borrower) to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

15.3	Margin adjustment

If:

(a)	no Event of Default has occurred and is continuing; and

(b)	(other than any adjustment to be made under paragraph (iv) below) the Unconditional Date has occurred and each of S&P and Moody’s have confirmed the Credit Rating of the Companies taking into account the Acquisition (the Initial Ratings), then the Margin for each Loan will be adjusted by reference to the Credit Ratings of the Companies from time to time to the percentage rate per annum set out in the table below relating to the relevant Facility:

Credit Rating (S&P/ Moody’s)	A Term Facility	B Term Facility	C Term Facility / Revolving Credit Facility
A+/A1	0.35	0.40	0.45
A/A2 or higher	0.40	0.45	0.50
A-/A3	0.50	0.55	0.60
BBB+/Baa1	0.60	0.65	0.70
BBB/Baa2 or lower	0.70	0.75	0.80

provided that any such adjustment shall be subject to the following conditions:

(i)	any increase or decrease in the Margin for a Loan shall take effect on:

(A)	the date which is five Business Days after receipt by the Facility Agent of the Initial Ratings or, if each of S&P and Moody’s have confirmed the Credit Rating of the Companies taking into account the Acquisition prior to the Unconditional Date, on the Unconditional Date; and

(B)	in the case of any subsequent adjustment of any Credit Rating of the Companies by S&P and/or Moody’s, the date which is five Business Days after receipt by the Facility Agent of evidence of such new Credit Rating(s);

(ii)	if, at any time, the Credit Ratings assigned to the Companies by S&P and Moody’s are at different levels (for example, S&P has assigned a Credit Rating of “A” and Moody’s has assigned a Credit Rating of “A3”), the Margin applicable to each Loan shall be the average of the percentage rates per annum set out in the table above opposite each such Credit Rating relating to the relevant Facility;

(iii)	if an Event of Default is continuing or a Company ceases to be rated by both S&P and Moody’s or by one of S&P and Moody’s and any alternative ratings agency of international repute approved by the Facility Agent (acting reasonably), the Margin for each Loan shall be the relevant percentage rate per annum set out in the table above for a Credit Rating of “BBB/Baa2” for the period during which that Event of Default is continuing or rating has ceased;

(iv)	if the Facility A Loans have been irrevocably repaid or prepaid in full and the Facility A Commitments have been irrevocably cancelled in full, each of the percentage rates per annum set out in the table above and in the definition of Margin shall be reduced by 0.10% per annum.

15.4	Default interest

(a)	If an Obligor (other than an Australian Borrower) fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate 1% higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods under the relevant Facility (or, if the overdue amount does not relate to a particular Facility, under the Revolving Facility), each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 15.4 shall be immediately payable by the Obligor on demand by the Facility Agent.

(b)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

15.5	Notification of rates of interest

The Facility Agent shall promptly notify the Lenders and the Obligors’ Agent of the determination of a rate of interest under this Agreement.

15.6	Interest Act (Canada)

For purposes of disclosure pursuant to the Interest Act (Canada) only and without changing any amounts calculated in accordance with this Agreement, the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement (and stated herein or therein, as applicable, to be computed on the basis of a 360 day year or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or the actual number of days in such other period of time, respectively.

15.7	Limitation on Interest

In respect of any judicial proceedings in Canada (including any bankruptcy, insolvency or enforcement proceeding), if any provision of this Agreement would obligate a Canadian Borrower or any other Borrower which owns assets in Canada or which carries on business in Canada to make any payment of interest or other amount payable to any Finance Party in an amount or calculated at a rate which would result in a receipt by such Finance Party of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not so result in a receipt by such Finance Party of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:

(a)	firstly, by reducing the amount or rate of interest required to be paid to such Finance Party under this Clause 15; and

(b)	thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Finance Party which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada).

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if a Finance Party shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), the relevant Canadian Borrower shall be entitled, by notice in writing to such Finance Party, to obtain reimbursement from such Finance Party in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by such Finance Party to the relevant Obligor. Any amount or rate of interest referred to in this Clause 15.7 shall be determined as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the date this Agreement to the date that all obligations and liabilities of the relevant Canadian Borrower under this Agreement have been fully and finally paid and satisfied.

16.	INTEREST PERIODS

16.1	Selection of Interest Periods

(a)	The Obligors’ Agent may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Loan is irrevocable and must be delivered to the Facility Agent by the Obligors’ Agent not later than the Specified Time.

(c)	Subject to paragraph (h) below, if the Obligors’ Agent fails to deliver a Selection Notice to the Facility Agent in accordance with paragraph (b) above, the relevant Interest Period will be three Months.

(d)	Subject to this Clause 16, the Obligors’ Agent may select an Interest Period of one, two, three or six Months or any other period (not exceeding six Months) agreed between the Obligors’ Agent and the Facility Agent or any other period (not exceeding 12 Months) agreed between the Obligors’ Agent and the Facility Agent (acting on the instructions of all the Lenders).

(e)	An Interest Period for a Loan shall not extend beyond the Final Maturity Date applicable to its Facility.

(f)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(g)	Any Revolving Facility Loan shall have one Interest Period only.

(h)	Until the earlier of the date falling six months after the Unconditional Date and the Syndication Date, Interest Periods shall be one month or such other period (not exceeding one month) as the Facility Agent may determine so as to ensure that the Interest Periods for all Loans then outstanding end on the same date or such other period (not exceeding 6 months) as may be agreed between the Obligors’ Agent and the Facility Agent and any Interest Period which would otherwise end during the month preceding or extend beyond the Syndication Date shall end on the Syndication Date.

16.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

16.3	Consolidation and division of Loans

(a)	If two or more Interest Periods:

(i)	relate to Loans in the same currency and under the same Facility;

(ii)	end on the same date; and

(iii)	are made to the same Borrower,

those Loans will, unless the Obligors’ Agent specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

(b)	Subject to Clause 4.5 (Maximum number of Loans) and Clause 5.3 (Currency and amount)) if a Borrower (or the Obligors’ Agent on its behalf) requests in a Selection Notice that a Term Loan be divided into two or more Term Loans (having the same designation as the original Term Loan), that Term Loan will, on the last day of its Interest Period, be so divided into Loans in the amounts specified in that Selection Notice provided that each such Term Loan shall be denominated in the same currency as the original Term Loan and the aggregate Base Currency Amount of the divided Term Loans shall be equal to the Base Currency Amount of the original Term Loan immediately before its division.

17.	CHANGES TO THE CALCULATION OF INTEREST

17.1	Absence of quotations

Subject to Clause 17.2 (Market disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

17.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)	In this Agreement Market Disruption Event means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35% of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR.

17.3	Loans in Australian or Canadian Dollars

If:

(a)	the aggregate Base Currency Amount of all Loans to be made in Australian Dollars on any day exceeds US$5,000,000,000; or

(b)	the aggregate Base Currency Amount of all Loans to be made in Canadian Dollars on any day exceeds US$10,000,000,000,

then, for as long as those Loans remain denominated in that currency, the rate of interest on each Lender’s share of those Loans in that currency for each Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select (or, in the absence of such notification, LIBOR for the relevant period); and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

17.4	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Facility Agent or the Obligors’ Agent so requires, the Facility Agent and the Obligors’ Agent shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Obligors’ Agent, be binding on all Parties.

17.5	Break Costs

(a)	Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

18.	FEES

18.1	Commitment fee

(a)	The Companies shall pay to the Facility Agent (for the account of each Lender) a commitment fee in the Base Currency computed at the rate of:

(i)	25% of the applicable Margin on each Lender’s Available Commitment under the Term Facilities for the Availability Period applicable to the Term Facilities; and

(ii)	30% of the applicable Margin on each Lender’s Available Commitment under the Revolving Credit Facility for the Availability Period applicable to the Revolving Credit Facility.

(b)	The commitment fee accrues on a daily basis and is payable in arrear on each 31 March, 30 June, 30 September and 31 December during the relevant Availability Period, on the last day of the relevant Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

18.2	Arrangement, Underwriting and Participation fees

The Companies shall pay to the Facility Agent (for the account of the relevant Finance Parties) the arrangement, underwriting and participation fees in the amount and at the times agreed in a Fee Letter.

18.3	Agency fee

The Companies shall pay to each of the Facility Agent, the Dollar Swingline Agent and the Euro Swingline Agent (each for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

19.	TAX GROSS UP AND INDEMNITIES

19.1	Definitions

(a)	In this Clause 19:

double taxation treaty means any convention or agreement between the government of the United Kingdom and any other government for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income and capital gains.

Protected Party means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

Qualifying Lender means in respect of any Loan to a UK Group Member, a Lender that meets the requirements of Clause 19.2 (Lenders’ tax status confirmation).

Tax Confirmation means a confirmation by a UK Non-Bank Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company.

Tax Credit means a credit against, relief or remission for, or repayment of any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means an increased or additional payment made by an Obligor to a Finance Party under Clause 19.4 (Tax gross-up) or a payment under Clause 19.5 (Tax indemnity).

UK Group Member means PLC and any Subsidiary of the Companies that is resident for tax purposes in the United Kingdom.

UK Lender means, in relation to a Loan to a UK Group Member, a Lender which is (on the date a payment falls due) beneficially entitled to interest payable to it under a Finance Document and is:

(a)	a Lender:

(i)	which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document; or

(ii)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments made in respect of that advance; or

(b)	a UK Non-Bank Lender; or

(c)	a UK Treaty Lender.

UK Non-Bank Lender means a Lender which is:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(ii)	a company not resident in the United Kingdom for United Kingdom tax purposes but which carries on a trade in the United Kingdom through a permanent establishment and which is required to bring into account in computing its chargeable profits (within the meaning of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act; or

(c)	a company not resident in the United Kingdom for United Kingdom tax purposes but which carries on a trade in the United Kingdom through a permanent establishment and which brings into account that interest payable in respect of that advance in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act).

UK Treaty Lender means, in relation to a Loan to a UK Group Member, a Lender which:

(a)	is resident (as such term is defined in the appropriate double taxation treaty) in a country with which the United Kingdom has a double taxation treaty giving residents of that country complete exemption from United Kingdom Tax on interest;

(b)	does not carry on business in the United Kingdom through a permanent establishment with which its participation in the Loan is effectively connected; and

(c)	meets all other conditions in the relevant double taxation treaty for complete exemption from United Kingdom Tax on interest relating to:

(i)	the identity or status of the Lender (including its status for tax purposes);

(ii)	the circumstances which are particular to the manner in which it holds its rights and obligations under the Finance Documents;

(iii)	the length of the period during which the Lender holds its rights or obligations under the Finance Documents;

(iv)	the reasons for its acquisition of rights or obligations under the Finance Documents, except where it became a Lender on the date of the Agreement; and

(v)	the nature of any arrangements by which the Lender turns to account its rights under the Finance Documents.

Yearly Interest means yearly interest of money arising in the United Kingdom within the meaning of section 874 of the ITA.

(b)	In this Clause 19 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

19.2	Lenders’ tax status confirmation

Each Lender confirms in favour of each of the Borrowers and each Agent on the date of this Agreement or, in the case of a Lender which becomes a Party pursuant to a transfer or assignment, on the date on which the relevant transfer or assignment becomes effective, that in relation to a Loan to a UK Group Member, it is or will be a UK Lender or can otherwise receive payments of interest in relation to a Loan made to a UK Group Member without the imposition of any withholding or deduction for or on account of United Kingdom Tax on interest, and each Lender shall promptly notify each Agent and the Obligors’ Agent if there is any change in its position from that set out above.

19.3	Finance Parties’ Tax Forms

Each Finance Party will (to the extent it is required to do so in order to receive payments under the Finance Documents without a Tax Deduction) promptly following the date of this Agreement, deliver to its local revenue authority and/or to the Obligors’ Agent (and/or such persons as it may designate), as required, such UK HM Revenue and Customs or other local revenue authority forms as may be required to enable an Obligor to obtain authority to pay interest to that Finance Party without withholding or deduction for or on account of Taxes.

19.4	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it under any Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Obligors’ Agent shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent upon becoming aware that it is not, or has ceased to be, a Qualifying Lender. If the Facility Agent receives such notification from a Lender it shall notify the Obligors’ Agent and that Obligor.

(c)	If a Tax Deduction is required by law to be made by:

(i)	an Obligor (other than an Australian Obligor), the amount of the payment due from that Obligor shall be increased by an amount which; or

(ii)	an Australian Obligor, it shall pay an additional amount which,

when added to the amount of the payment (in each case after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	An Obligor is not required to make an increased or additional payment to a Finance Party under paragraph (c) above for a Tax Deduction from a payment of interest on a Loan or a Note, if on the date on which the payment falls due:

(i)	the Tax Deduction is in respect of any United Kingdom Tax and the payment is one of Yearly Interest and could have been made to the Lender without Tax Deduction if it was a UK Lender, but on that date that Finance Party is not or has ceased to be a UK Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation treaty or published practice or concession of any relevant taxing authority;

(ii)	the Tax Deduction is in respect of any United Kingdom Tax and the Finance Party is a UK Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Clause 19.3 (Finance Parties’ Tax Forms) or paragraph (g) below;

(iii)	the relevant Lender is a UK Non-Bank Lender and:

(A)	an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a Direction) under section 931 of the Income Tax Act 2007 (as that provision has effect on the date on which the relevant Lender became a Party) which relates to that payment and that Lender has received from that Obligor or the Obligors’ Agent a certified copy of that Direction; and

(B)	the payment could have been made to the Lender without any Tax Deduction in the absence of that Direction;

(iv)	the relevant Lender is a UK Non-Bank Lender and it has not, other than by reason of any change after the date of this Agreement in (or in the interpretation or application of) any law, or any published practice or concession of any relevant taxing authority, given a Tax Confirmation to the relevant Obligor and the Obligors’ Agent;

(v)	the Tax Deduction is in respect of any Australian Tax required to be withheld or deducted under part III, division 11A of the Australian Tax Act and is as a result of the Lender being an Offshore Associate of an Australian Borrower;

(vi)	the Tax Deduction is in respect of any Australian Tax and is required as a result of a breach by that particular Lender (and not its predecessor) of any of its obligations under Clause 9 (Public Offers); or

(vii)	the Tax Deduction is in respect of any Australian Tax and is required as a result of any representation or warranty given by that particular Lender (and not its predecessor) under Clause 9 (Public Offers) being untrue in respect of a Note.

(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A UK Treaty Lender and each Obligor which makes a payment to which that UK Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(h)	A UK Non-Bank Lender which becomes a Party on the day on which this Agreement is entered into gives a Tax Confirmation to the Companies by entering into this Agreement.

(i)	A UK Non-Bank Lender shall promptly notify the Companies and the Facility Agent if there is any change in the position from that set out in the Tax Confirmation it is deemed to give under Clause 19.4(h) or which it gives upon becoming a Party pursuant to a transfer or assignment in accordance with Clause 32 (Changes to the Lenders). If the Facility Agent receives such notification from a UK Non-Bank Lender, it shall promptly notify the Obligors’ Agent.

19.5	Tax indemnity

(a)	The Obligors’ Agent shall (within three Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if in either such case that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party or the Facility Office; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 19.4 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 19.4 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 19.4 (Tax gross-up) applied.

(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Obligors’ Agent (but shall not be obliged to disclose any confidential information relating to the organisation of its affairs including, for the avoidance of doubt, any confidential information relating to its Tax affairs).

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 19.5, notify the Facility Agent.

19.6	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Obligor.

19.7	Stamp taxes

The Obligors’ Agent shall pay and, if it fails to do so, shall (without prejudice to any other rights or remedies of any Finance Party), indemnify each Finance Party within three Business Days of demand against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, except for any such Tax payable in connection with the entry into a Transfer Certificate or any equivalent document entered into in respect of an assignment of rights (unless the relevant assignment or transfer has been made at the request of an Obligor).

19.8	Value added tax

(a)	All consideration expressed to be payable under a Finance Document by an Obligor to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable that Obligor shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)	Where a Finance Document requires an Obligor to reimburse a Finance Party for any costs or expenses, that Obligor shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses.

20.	INCREASED COSTS

20.1	Increased costs

(a)	Subject to Clause 20.3 (Exceptions) the Obligors’ Agent shall, within three Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement Increased Costs means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

20.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 20.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Obligors’ Agent.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

20.3	Exceptions

(a)	Clause 20.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	incurred more than 90 days before the demand for payment save, if incurred as a result of any change in, or the introduction of, or any change in the interpretation, or application of, any law or regulation having retrospective effect, unless the Finance Party shall not have claimed for such Increased Cost by the end of the period of 90 days commencing on the date that Finance Party determined that such Increased Cost had been incurred;

(ii)	attributable to a Tax Deduction required by law to be made by an Obligor;

(iii)	compensated for by Clause 19.5 (Tax indemnity) (or would have been compensated for under Clause 19.5 (Tax indemnity) but was not so compensated solely because the exclusion in paragraph (b) of Clause 19.5 (Tax indemnity) applied);

(iv)	compensated for by the payment of any Mandatory Cost;

(v)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(vi)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (Basel II) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)	In this Clause 20.3, a reference to a Tax Deduction has the same meaning given to the term in Clause 19.1 (Definitions).

21.	OTHER INDEMNITIES

21.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents or a Deed Poll Guarantee (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents or Deed Poll Guarantees in a currency or currency unit other than that in which it is expressed to be payable.

21.2	Other indemnities

Each Obligor will, within three Business Days of demand, indemnify each Finance Party against any cost, loss, expense or liability (including, without limitation legal expenses but excluding loss of Margin) incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 37 (Sharing Among the Lenders);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement; or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Obligors’ Agent,

unless any event in paragraphs (a) to (d) above arises as a result of the negligence or wilful misconduct of that Finance Party.

21.3	Indemnity to the Agents

Each Obligor shall promptly indemnify the Facility Agent (and in the case of paragraph (b) below, the Dollar Swingline Agent and the Euro Swingline Agent) against any cost, loss or liability incurred by the Facility Agent, Dollar Swingline Agent or the Euro Swingline Agent, as the case may be, (in each case acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

22.	MITIGATION BY THE LENDERS

22.1	Mitigation

(a)

Each Finance Party shall, in consultation with the Obligors’ Agent, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under, or cancelled pursuant to, any of Clause 14.1 (Illegality), Clause 19 (Tax Gross up and Indemnities) or Clause 20 (Increased Costs) or

paragraph 3 of Schedule 4 (Mandatory Cost Formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office or to another bank or financial institution provided that such Finance Party shall be under no obligation to make such transfer or assignment to another bank or financial institution if in its reasonable opinion to do so would be prejudicial to it.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

22.2	Limitation of liability

(a)	The Company shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 22.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 22.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

23.	COSTS AND EXPENSES

23.1	Transaction expenses

Subject to the terms of the Fee Letter (if applicable), the Companies shall pay the Facility Agent the amount of all costs and expenses (including legal fees as agreed by the Obligors and the Facility Agent) reasonably incurred by it in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

23.2	Amendment costs

If in relation to a Finance Document (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 38.9 (Change of currency), the Obligors’ Agent shall, within three Business Days of demand, reimburse the Facility Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Facility Agent in responding to, evaluating, negotiating or complying with that request or requirement.

23.3	Enforcement costs

The Obligors’ Agent shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document or Deed Poll Guarantee.

24.	GUARANTEE AND INDEMNITY BY THE COMPANIES

24.1	Guarantee and Indemnity

Each Company irrevocably and unconditionally severally:

(a)	guarantees to each Finance Party punctual performance by each Borrower which is a Subsidiary of that Company and, if the Obligors’ Agent is a subsidiary of that Company, the Obligors’ Agent, of all that Borrower’s (or Obligors’ Agent’s) obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever a Borrower which is a Subsidiary of that Company or, if the Obligors’ Agent is a subsidiary of that Company, the Obligors’ Agent, does not pay any amount when due under or in connection with any Finance Document, that Company shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

24.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Borrower and the Obligors’ Agent under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

24.3	Reinstatement

If any payment by a Borrower or the Obligors’ Agent or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each relevant Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each relevant Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

24.4	Waiver of defences

The obligations of each Company under this Clause 24 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 24 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment (however fundamental including, without limitation, any increase in, or changes to the determination of, the interest payable by the Obligors, any increase in or change to the amount of principal advanced to, or fees, charges or other amounts payable by, an Obligor) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

24.5	Immediate recourse

Each Company waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Company under this Clause 24. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

24.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Company shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Company or on account of that Company’s liability under this Clause 24.

24.7	Deferral of Companies’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full or unless the Facility Agent otherwise directs, no Company will exercise any rights which it may have by reason of performance by it of its obligations under this Clause 24 or (notwithstanding any agreement to the contrary) under any Company Parent Guarantee:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

24.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

25.	REPRESENTATIONS

Unless otherwise specified, each Obligor makes the representations and warranties set out in this Clause 25 to each Finance Party at the times specified in Clause 25.13 (Times when representations are made) in each case in respect of itself or, in the case of PLC and Limited only, where specified, in respect of itself and its respective Subsidiaries.

25.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

25.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document to which it is a party and, in the case of the Guarantors, the Deed Poll Guarantees to which they are a party are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to this Agreement, legal, valid, binding and enforceable obligations.

25.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and, in the case of the Guarantors, the Deed Poll Guarantees to which they are a party do not and will not (subject to any matters referred to in any legal opinion delivered pursuant to this Agreement) conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets in a manner or to an extent which has had or is reasonably likely to have a Material Adverse Effect.

25.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and, in the case of the Guarantors, the Deed Poll Guarantees to which they are a party and the transactions contemplated by those Finance Documents and, in the case of the Guarantors, the Deed Poll Guarantees to which they are a party.

25.5	Validity and admissibility in evidence

All Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party and, in the case of the Guarantors, the Deed Poll Guarantees to which they are a party; and

(b)	to make the Finance Documents to which it is a party and, in the case of the Guarantors, the Deed Poll Guarantees to which they are a party, admissible in evidence in its jurisdiction of incorporation, have been obtained or effected (as appropriate) and are in full force and effect (subject to any matters referred to in any legal opinion delivered pursuant to this Agreement).

25.6	No default

(a)	No Event of Default is continuing or would result from the making of any Loan (other than any which have been waived).

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or its Subsidiaries’) assets are subject to an extent or in a manner which is reasonably likely to have a Material Adverse Effect.

25.7	No misleading information

Each of the Companies represents and warrants that:

(a)	the factual information contained in the Information Memorandum was true and accurate in all material respects as at the date of the Information Memorandum or as at the date (if any) at which it is stated in the Information Memorandum;

(b)	the financial information and ratios contained in the Information Memorandum have been prepared in good faith from publicly available information and broker/analyst forecasts relating to the BHP Billiton Group, the Target Group and Alcan in accordance with the basis of preparation described in the Information Memorandum; and

(c)	so far as it is aware after due and careful review and enquiries, nothing has occurred or been omitted from the Information Memorandum and no information has been given or withheld that results in the information contained in the Information Memorandum being untrue or misleading in any material respect.

25.8	Financial statements

Each of the Companies represents and warrants that:

(a)	the Original Financial Statements were prepared in accordance with UK GAAP;

(b)	the Original Financial Statements (together with the notes thereto) give a true and fair view of the consolidated financial condition and operations of the Group at the end of and for the relevant financial year;

(c)	its most recent financial statements delivered pursuant to Clause 26.1 (Financial statements):

(i)	have been prepared in accordance with UK GAAP; and

(ii)	(together with the notes thereto) give a true and fair view of the consolidated financial condition and operations of the Group at the end of and for the relevant financial year; and

(d)	there has been no adverse change in the consolidated business or financial condition of the Group since the date of the Original Financial Statements which has had or is reasonably likely to have a Material Adverse Effect.

25.9	Pari passu ranking

Its payment obligations under the Finance Documents and, in the case of the Guarantors, the Deed Poll Guarantees to which they are a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

25.10	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which is reasonably likely to be adversely determined and, if so adversely determined, is reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

25.11	Environmental Matters

Each member of the Group is complying in all material respects with all Environmental Laws, non-compliance with which is reasonably likely to have a Material Adverse Effect.

25.12	Offers/Scheme Documents

Each of the Companies represents and warrants that:

(a)	the Press Release contains all the material terms of the Acquisition; and

(b)	the Offer Documents or the Scheme Documents (as applicable) contain all the material terms and conditions of the Acquisition and such terms and conditions reflect in all material respects the terms and conditions of the Acquisition set out in the Press Release except to the extent those terms have been amended, varied or waived in a manner not prohibited by this Agreement.

25.13	Times when representations are made

(a)	All the representations and warranties in this Clause 25 are made by each Original Obligor on the date of this Agreement except for the representations and warranties set out in Clause 25.7 (No misleading information) and 25.12 (Offers/Scheme Documents).

(b)	The Repeating Representations are deemed to be made, unless otherwise specified, by each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request, on each Utilisation Date and the first day of each Interest Period.

(c)	The representations and warranties in Clause 25.7 (No misleading information) are deemed to be made by the Companies on the date of the Information Memorandum, the date of any update to the Information Memorandum, on each date on which a phase of general syndication closes (being the date notified to the Companies at least two Business Days in advance (for which purpose a notification using the Intralinks system will suffice) of the relevant Transfer Certificate(s)) and on the Syndication Date.

(d)	The representations and warranties in Clause 25.8(c) (Financial statements) are deemed to be made by the Companies on the date on which the applicable set of financial statements is delivered pursuant to Clause 26.1 (Financial statements).

(e)	The representations and warranties in Clause 25.12 (Offers/Scheme Documents) are deemed to be made by the Companies on:

(i)	in the case of sub-paragraph (a) of that Clause, the date of the Press Release; and

(ii)	in the case of sub-paragraph (b) of that Clause, the date of the Offer Documents or the Scheme Documents (as applicable) and the date of each Utilisation Request and on each Utilisation Date for an Offer Loan or (to the extent no Offer Loan has been made by such date) the first Utilisation Date for a Refinancing Loan.

26.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 26 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

26.1	Financial statements

The Obligors’ Agent shall supply to the Facility Agent in sufficient copies for all the Lenders:

(a)	within 120 days after the end of each of its financial years, the annual audited financial statements of PLC (which are the consolidated accounts of the Group) for that financial year; and

(b)	within 90 days after the end of the first six months of each of its financial years, the unaudited financial statements of PLC (which are the consolidated accounts of the Group) for that six month period.

26.2	Compliance Certificate

(a)	The Obligors’ Agent shall supply to the Facility Agent, with each set of financial statements delivered pursuant to Clause 26.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 27 (Financial Covenant) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by two Authorised Signatories of the Companies.

26.3	Requirements as to financial statements

The Companies shall procure that each set of financial statements delivered pursuant to Clause 26.1 (Financial statements) is prepared using UK GAAP.

26.4	Information: miscellaneous

The Obligors’ Agent shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

(a)	any documents relating to financial difficulties dispatched by an Obligor to its creditors (or any class of them) or its shareholders generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, reasonable details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which is reasonably likely to be adversely determined and if so adversely determined is reasonably likely to have a Material Adverse Effect; and

(c)	promptly (subject to any confidentiality obligation with a third party outside the Group) such further information in the possession or control of any member of the Group regarding the financial condition and operations of any member of the Group as any Lender (through the Facility Agent) may reasonably request.

26.5	Notification of default

(a)	The Obligors’ Agent shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon an Obligor becoming aware of its occurrence (unless the Obligors’ Agent is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Facility Agent made on reasonable grounds, the Obligors’ Agent shall supply to the Facility Agent a certificate signed by the secretary, a director or any authorised officer of the Obligors’ Agent on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

26.6	Use of websites

(a)	The Obligors’ Agent may satisfy an obligation under this Agreement to deliver any information by posting this information onto an electronic website designated by the Obligors’ Agent and the Facility Agent (the Designated Website) if:

(i)	both the Obligors’ Agent and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(ii)	the information is in a format previously agreed between the Obligors’ Agent and the Facility Agent.

(b)	The Facility Agent shall supply each Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Obligors’ Agent and the Facility Agent.

(c)	The Obligors’ Agent shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the relevant password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Obligors’ Agent becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Obligors’ Agent notifies the Facility Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Obligors’ Agent under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and the Lenders are satisfied that the circumstances giving rise to the notification are no longer continuing.

26.7	Know your customer requirements

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement;

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer; or

(iv)	the accession of an Additional Borrower,

obliges the Facility Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” procedures in circumstances where the necessary information is not already available to it, each Obligor shall as soon as reasonably practicable after request by the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender)) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to comply with all necessary “know your customer” requirements under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary “know your customer” requirements under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	Without prejudice to the provisions of Clauses 14 (Prepayment and Cancellation) and 20 (Increased Costs), an Obligor shall not be in breach of this Clause 26.7 if, having used all reasonable endeavours to obtain the same, it is not able to obtain any documentation or other evidence requested pursuant to this Clause 26.7.

26.8	Authorised Signatories

If, at any time, any person (that is not one of the Authorised Signatories for which a specimen signature has been provided as a condition precedent under this Agreement) becomes an Authorised Signatory, the Obligors’ Agent shall deliver to the Facility Agent a specimen of the signature of that person.

27.	FINANCIAL COVENANT

27.1	Financial definitions

In this Agreement:

Cash means cash in hand or credit balances or amounts on deposit which is freely accessible by a member of the Group and not subject to any Security.

Cash Equivalent Investments means:

(a)	securities with a maturity of less than 12 months from the date of acquisition issued or fully guaranteed or fully insured by the Government of the United States, Canada, any member state of the European Union or any other country that is a member of the OECD;

(b)	commercial paper or other debt securities issued by an issuer rated at least A-1 by S&P or P-1 by Moody’s and with a maturity of less than 12 months;

(c)	certificates of deposit or time deposits of any commercial bank (which has outstanding debt securities rated as referred to in paragraph (b) above) and with a maturity of less than three months;

(d)	investments accessible within 30 days in money market funds which have a credit rating, or are sponsored by an institution which has a credit rating of A-1 by S&P or P-1 by Moody’s; and

(e)	any other securities approved by the Facility Agent.

Consolidated EBITDA means, in relation to any Testing Period, the total consolidated profit on ordinary activities before finance costs and tax of the Group for that Testing Period:

(a)	before taking into account:

(i)	Acquisition Costs; and

(ii)	all items excluded from underlying earnings to the extent included in profit on ordinary activities before financing costs and tax;

(b)	after excluding (to the extent included) any gains or losses on the disposal or revaluation of interests in businesses (other than in the ordinary course of trading);

(c)	after adding any business interruption loss incurred which is covered by insurance and which is not added back to the total profit on ordinary activities before finance costs and tax of the Group in accordance with UK GAAP;

(d)	after adding back all amounts provided for depreciation and amortisation (including acquisition goodwill) and impairment charges less reversals; and

(e)	after adding back all amounts provided for in depreciation and amortisation, tax and finance costs in equity accounted units of the Group in computing the consolidated profit.

Net Borrowings means, as at any particular time, Total Borrowings less Cash and Cash Equivalent Investments at that time.

Total Borrowings means, as at any particular time, the aggregate outstanding principal, capital or nominal amount of the Financial Indebtedness of members of the Group (other than any indebtedness referred to in paragraph (d) of the definition of Financial Indebtedness or any guarantee in respect of that indebtedness or any Financial Indebtedness owed to another member of the Group).

Testing Period means:

(a)	each financial year of the Group; and

(b)	each period beginning on the first day of the second half of a financial year of the Group and ending on the last day of the first half of the next financial year of the Group.

27.2	Leverage ratio

The Companies shall ensure that, in respect of each Testing Period, the ratio of Net Borrowings on the last day of that Testing Period to Consolidated EBITDA in respect of that Testing Period shall not exceed 3.75:1.

27.3	Financial testing

(a)	The financial covenant set out in Clause 27.2 (Leverage ratio) shall be calculated in accordance with UK GAAP and tested by reference to each of the financial statements delivered pursuant to Clause 26.1 (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 26.2 (Compliance Certificate).

(b)	For the purpose of calculating Total Borrowings, any amount outstanding or repayable in a currency other than US Dollars shall be taken into account in its US Dollar equivalent at the rate of exchange that would have been used had an audited consolidated balance sheet of the Group been prepared as at the day on which that calculation is made in accordance with UK GAAP.

(c)	For the purpose of the calculations to be made in respect of each Testing Period which ends during the first 12 months after the Unconditional Date, the definition of Consolidated EBITDA shall include the results of the Target Group for the full duration of the relevant Testing Period (including any part of the Testing Period falling prior to the Unconditional Date).

28.	GENERAL UNDERTAKINGS

The undertakings in this Clause 28 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

28.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Facility Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under this Agreement and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of this Agreement.

28.2	Negative pledge

(a)	No Company shall (and each Company shall procure that none of its Subsidiaries shall) create or have outstanding any Security over any of its property or assets securing Financial Indebtedness.

(b)	Paragraph (a) above does not apply to any Permitted Security Interest.

28.3	Disposals

(a)	At any time that the Credit Ratings assigned to the Companies by S&P and Moody’s are A-/A3 or better, no Company shall (and each Company shall procure that none of its Subsidiaries shall) enter into a single transaction or a series of transactions (whether related or not, whether at the time or over a period of time and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of the whole of its assets or of any material part of its assets.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	made with the prior consent of the Majority Lenders;

(ii)	by one member of the Group to another member of the Group (other than a Project Company);

(iii)	made on arm’s length terms for fair consideration; or

(iv)	which is not reasonably likely to have a Material Adverse Effect.

(c)	At any time that either of the Credit Ratings assigned to the Companies by S&P or Moody’s is below A-/A3, no Company shall (and each Company shall procure that none of its Subsidiaries shall) enter into a single transaction or a series of transactions (whether related or not, whether at the time or over a period of time and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of the whole of its assets or of any part of its assets.

(d)	Paragraph (c) above does not apply to any sale, lease, transfer or other disposal:

(i)	made with the prior consent of the Majority Lenders;

(ii)	by one member of the Group to another member of the Group (other than a Project Company or Joint Venture);

(iii)	which any member of the Target Group has entered into binding contracts to dispose of prior to the Unconditional Date;

(iv)	of assets in exchange for other assets comparable or superior as to value;

(v)	made in the ordinary course of business of the disposing entity (which, for the avoidance of doubt, does not include the sale of shares or other equity-related instruments, businesses, all or substantially all of the assets of a business, mineral rights associated with a mining business or operation, oil rigs, ports, railroads or mines);

(vi)	where the Net Disposal Proceeds (as defined in Clause 14.8) of such sale, lease, transfer or other disposal are applied in prepayment of the Term Loans and/or cancellation of the Commitments under the Term Facilities (and, for this purpose, the Obligors’ Agent may select which Term Loans to prepay) on or before the end of the then current Interest Periods for those Term Loans;

(vii)	where:

(A)	the Net Disposal Proceeds (as defined in Clause 14.8 (Mandatory prepayment from Net Disposal Proceeds)) of all transactions under this paragraph (vii) constitute Reserved Proceeds and the aggregate amount of all such Net Disposal Proceeds when taken together with the aggregate amount of all Net Capital Markets Proceeds (as defined in Clause 14.9 (Mandatory prepayment from Capital Markets Proceeds) which constitute Reserved Proceeds do not exceed the amount agreed by the Obligors’ Agent and the Majority Lenders in accordance with Clause 14.10(a) (Exceptions to prepayment of Net Disposal Proceeds and Net Capital Markets Proceeds); and

(B)	the Net Disposal Proceeds are applied (or remain available to be applied and are applied) towards the purposes referred to in Clause 3.1(a)(i) or (ii) (Purpose); or

(viii)	made on arm’s length terms for fair consideration where the higher of the market value and the net consideration receivable (when aggregated with the higher of the market value and the net consideration receivable for any other sale, lease, transfer or other disposal not allowed under sub paragraphs (i) to (vii) above) does not exceed an amount equal to the Disposals Basket Amount (or its equivalent in other currencies) in any financial year of the Companies.

For this purpose, Disposals Basket Amount means:

(a)	in respect of the period between the date on which paragraph (c) above first applies and the end of the then current financial year of the Group:

(i)	an amount equal to 10 per cent. of the Gross Assets of the Group multiplied by the number of days remaining between the date on which the relevant ratings downgrade by S&P or Moody’s occurred (the downgrade date) and the end of the then current financial year of the Companies and divided by 365; or

(ii)	such higher amount than that determined under sub-paragraph (i) above (not exceeding an amount equal to 10 per cent. of the Gross Assets of the Group) (the difference between the amount under this sub-paragraph (ii) and the amount determined under paragraph (i) above being the excess), but only to the extent that the Companies can demonstrate to the Facility Agent that, had the provisions of paragraph (c) above applied from the beginning of the then current financial year, the Companies would not have already utilised the excess as a result of any sale, lease, transfer or other disposal made between the start of that financial year and the downgrade date; or

(b)	in respect of each subsequent financial year of the Group, an amount equal to 10 per cent. of the Gross Assets of the Group.

28.4	Compliance with laws

Each Obligor shall comply in all material respects with all laws to which it may be subject and shall maintain all necessary licences, if failure so to comply or maintain is reasonably likely to have a Material Adverse Effect.

28.5	Change of business

The Companies shall procure that no substantial change is made to the general nature of the business of the Group from that carried on at the date of this Agreement, unless such change is not reasonably likely to have a Material Adverse Effect.

28.6	Environmental Compliance

Each Obligor shall, and shall procure that each of its Subsidiaries will comply in all material respects with all applicable Environmental Laws, where failure to comply is reasonably likely to have a Material Adverse Effect.

28.7	Subsidiary Indebtedness

(a)	Except as permitted under paragraph (b) below, each Company shall ensure that none of its Subsidiaries will incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	any Financial Indebtedness arising under any of the Finance Documents;

(ii)	any Financial Indebtedness owed by a member of the Group to any other member of the Group;

(iii)	any Financial Indebtedness of any Project Company or Joint Venture (but only to the extent such Financial Indebtedness meets the requirements set out in sub-paragraph (a)(ii)(A) or (a)(ii)(B) of Clause 28.9 (Project Companies) or the definition of Joint Venture, as the case may be);

(iv)	any Financial Indebtedness arising under any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price;

(v)	any Financial Indebtedness of any Finance Company provided that no member of the Target Group which is a Finance Company may incur or have outstanding any Financial Indebtedness solely as a result of this sub-paragraph (v) which is used to refinance any Alcan Related Debt;

(vi)	any Financial Indebtedness of any person (other than any member of the Target Group) acquired by a member of the Group which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased or its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of six months following the date of acquisition;

(vii)	any Financial Indebtedness under finance or capital leases of vehicles, plant, equipment or computers;

(viii)	until the date falling 12 weeks after the Unconditional Date, any Alcan Related Debt in an aggregate amount not exceeding (when aggregated with all Financial Indebtedness outstanding under sub-paragraph (ix) below) the Maximum Refinancing Amount, but only to the extent that such Financial Indebtedness does not benefit from any guarantee (including under any Company Parent Guarantee) by any member of the BHP Billiton Group;

(ix)	without prejudice to the clause entitled “Clear Market” in the Commitment Letter and subject to compliance with Clause 30.4 (Most Favoured Lender), and provided that no Refinancing Loan or loan under a Target Standalone Agreement has been or will be advanced, Financial Indebtedness under:

(A)	any Continuing Target Indebtedness; or

(B)	any Third Party Refinancing Agreement,

in an aggregate amount (when aggregated with all Financial Indebtedness outstanding under sub-paragraph (viii) above and sub-paragraph (x) below) not exceeding the Maximum Refinancing Amount, but only to the extent that such Financial Indebtedness does not benefit from any guarantee (including under any Company Parent Guarantee) by any member of the BHP Billiton Group;

(x)	any Alcan Bond Debt in a principal amount not exceeding the principal amount of that Alcan Bond Debt as at the Unconditional Date, but only to the extent that such Financial Indebtedness does not benefit from any guarantee (including under any Company Parent Guarantee) by any member of the BHP Billiton Group;

(xi)	Financial Indebtedness under any Target Standalone Agreement;

(xii)	if a New Holding Company is put in place in the manner contemplated in Clause 44.4 (New Holding Company), until the date on which the guarantee of PLC under Clause 24 (Guarantee and Indemnity by the Companies) ceases in accordance with Clause 44.4(b)(vii) (New Holding Company), any Financial Indebtedness of PLC existing on the date on which the New Holding Company is put in place (and in a maximum aggregate amount not exceeding the amount of that Financial Indebtedness on such date) or any guarantee given by PLC in respect of any Financial Indebtedness of the New Holding Company incurred after the date on which the New Holding Company is put in place and provided that, in each case, such Financial Indebtedness ranks no more senior than pari passu with the Financial Indebtedness of PLC under this Agreement; and

(xiii)	any Financial Indebtedness not falling within sub-paragraphs (i) to (xii) above, the outstanding principal amount of which does not exceed an amount equal to 10% of the Gross Assets of the Group at that time.

28.8	US Margin Regulations

(a)	In this Clause:

Margin Regulations means Regulations U and X issued by the Board of Governors of the United Sates Federal Reserve System.

Margin Stock has the meaning given to it in the Margin Regulations.

(b)	No Obligor may:

(i)	extend credit for the purpose, directly or indirectly, of buying or carrying Margin Stock; or

(ii)	use any Loan, directly or indirectly, to buy or carry Margin Stock, or for any other purpose, in violation of the Margin Regulations.

(c)	No Obligor may use any part of any Loan to acquire any security in violation of section 13 or 14 of the United States Securities Exchange Act of 1934.

28.9	Project Companies

(a)	The Obligors’ Agent may at any time by written notice to the Facility Agent (and specifying whether sub-paragraph (ii)(A) or (ii)(B) applies) designate a member of the Group as a Project Company (a designated company) if:

(i)	its principal activity is or will be the ownership and development and/or operation of a project including without limitation:

	(A)	the discovery, mining, extraction, transportation or development (in each case whether directly or indirectly) of natural resources; or

(B)

the development or operation of processing facilities (in each case whether directly or indirectly) related to natural resources including, without limitation, metals smelting, processing and refining and oil and gas processing and refining and energy generation facilities; and

(ii)	(A)

none of that designated company’s Financial Indebtedness retains the benefit in any material manner from any guarantee, bond, security (other than in a manner permitted by paragraph (m) of the definition of “Permitted Security Interest” in Clause 1.1 (Definitions)), indemnity or other commitment from another member of the Group (other than a Project Company) to assure the repayment of, or indemnify against loss in respect of non-payment of, that Financial Indebtedness; or

(B)	some or all of that designated company’s Financial Indebtedness does so benefit but the relevant guarantee, bond, security, indemnity or other commitment is designed to be withdrawn or cease to apply, in accordance with the terms of that Financial Indebtedness, prior to the repayment of that Financial Indebtedness.

(b)	The Obligors’ Agent may give written notice to the Facility Agent at any time that (i) any Project Company is no longer a Project Company whereupon it shall cease to be a Project Company or (ii) that a Project Company previously falling within paragraph (a)(ii)(B) above now falls within paragraph (a)(ii)(A) above.

(c)	The Companies shall procure that the aggregate amount of:

(i)	all Project Investments in all Project Companies; and

(ii)	any Financial Indebtedness which benefits from any Security solely permitted under paragraph (o) of the definition of “Permitted Security Interests”,

does not at any time exceed 10 per cent. of the Gross Assets of the Group.

29.	ACQUISITION UNDERTAKINGS

29.1	The Offers or the Schemes

(a)	Except with the prior written consent of the Majority Lenders (or, where indicated below, the requisite number of Bookrunners) the Companies must not (and shall procure that no Bidco or Buyback SPV will):

(i)	if the Acquisition is being conducted by way of one or more Offers, declare any Offer unconditional as to acceptances until they have received acceptances from shareholders of each of the Targets which, together with any other Target Shares acquired or irrevocably agreed by the relevant seller to be acquired by the Companies, represent more than 50% of the Target Shares in each Target and which would, in any event, give the Companies (a) a majority of the votes which can be cast at a shareholders’ meeting of each of the Targets and (b) a majority of the votes which can be cast in respect of a Joint Decision of each of the Targets (as defined in the articles of association of each of the Targets) proposed at general meetings of the Targets;

(ii)	offer, or do anything which might result in a requirement to offer or to increase an offer of, any Acquisition Cash Consideration or any Buyback Cash Consideration or make any public statements or otherwise give any undertaking about the amount of any Acquisition Cash Consideration or any Buyback Cash Consideration, except to the extent agreed by the Obligors’ Agent and all of the Bookrunners from time to time;

(iii)	(1) amend, vary, waive or treat as satisfied (in circumstances where it is not actually satisfied or has not been complied with) any of the Pre-Conditions or the conditions to the completion of the Acquisition or any of the terms of the Offer Documents or the Scheme Documents (as the case may be), or (2) permit any of the terms and conditions of an Offer Document or Scheme Document to be inconsistent with the Press Release in any material respect or to contain any additional material provisions not referenced in the Press Release, or (3) enter into any agreement with any governmental, regulatory or similar authority with respect to the Acquisition, if, in any such case, to do so would be reasonably likely to be materially prejudicial to the interests of the Lenders (taken as a whole) other than:

(A)	as required by the Panel, the High Court of England and Wales, the Australian Takeovers Panel, a Supreme Court of any Australian State or Territory, the Federal Court of Australia, the High Court of Australia or any other applicable law, regulation or regulatory body, provided that the Companies shall consult with the Bookrunners in any related discussions and shall use reasonable endeavours to enable the Lenders to make representations to the relevant body with respect to their interests;

(B)	as required for the purpose of increasing the price to be paid for the Target Shares or the amount of any Buyback above the amounts (if any) specified in the Press Release, but, in each case, only to the extent such increase is not prohibited under any of sub-paragraph (ii) above and provided that the Companies shall consult with the Bookrunners with respect to any such increase if it would be reasonably likely to be materially prejudicial to the interests of the Lenders (taken as a whole); or

(C)	any extension of the period in which holders of the Target Shares may accept the terms of the Acquisition to a date not falling after the end of the Offer/Refinancing Certain Funds Period, provided that the Companies shall be entitled to leave any Offer open after the end of the Offer/Refinancing Certain Funds Period if:

I.	the Lenders will not be required (including as a result of any request by the Panel or other regulatory body) to extend any Availability Period in respect of any Facility or the Offer/Refinancing Certain Funds Period; and

II.	(other than to the extent that, in the opinion of the Majority Bookrunners (acting reasonably), the Facilities remain available for drawing (and the amount available to be drawn under the Facilities equals or exceeds the amount required to finance such further payments)) the Companies demonstrate to the reasonable satisfaction of the Majority Bookrunners that they have sufficient resources available to them to be able to finance any payments for which the Facilities have been made available which may fall due after the end of the Offer/Refinancing Certain Funds Period; or

(D)	to switch from an Offer to a Scheme or vice versa provided that the terms and conditions of the new Offer or Scheme (as the case may be) as set out in the new Offer Document or Scheme Document reflect the terms and conditions of the old Offer or Scheme (as the case may be) in all material respects except for any amendments, variations or waivers which are not prohibited by this Agreement; or

(iv)	issue any press release or make any statement or announcement (other than the Press Release and the Offer Documents or Scheme Documents (as the case may be) in the forms approved by the Bookrunners) which makes reference to the Facilities or to some or all of the Finance Parties or to the Finance Documents, unless required by law, the Code, the UK Listing Authority the Panel, the Corporations Act, the Listing Rules of ASX Limited or the Australian Takeovers Panel or other applicable regulatory body (in which case the Companies must notify the Facility Agent as soon as practicable upon becoming aware of the requirement) without the approval of the Bookrunners (not to be unreasonably withheld or delayed).

(b)	The Companies must (and shall procure that any Bidco or Buyback SPV will):

(i)	comply in all material respects with the Code (subject to any waivers granted by the Panel), the Financial Services and Markets Act 2000, the Companies Acts 1985 and 2006, the Corporations Act, the Listing Rules of the ASX Limited and all other applicable statutes, laws and regulations relevant in the context of the Offer, the Scheme or any Buyback (as applicable);

(ii)	ensure that it is not obliged to make a mandatory offer under Rule 9 of the Code and ensure that it does not breach section 606 of the Corporations Act; and

(iii)	issue the Press Release or ensure that the Press Release is issued within ten Business Days of the date of this Agreement.

(c)	The Companies must (and shall procure that any Bidco or Buyback SPV will) subject to any confidentiality, regulatory or other restrictions relating to the supply of such information (provided that the Companies shall use reasonable endeavours to overcome any confidentiality limitations), promptly supply to the Facility Agent:

(i)	copies of all documents, certificates, notices and announcements received or issued by it or on its behalf in relation to the Acquisition and any Buyback which are material in the context of the Facilities; and

(ii)	such information regarding the Acquisition and any Buyback as the Facility Agent may reasonably request.

(d)	The Companies must promptly notify (and shall procure that any Bidco or Buyback SPV will promptly notify) the Facility Agent if:

(i)	the Offers or the Schemes (as applicable) lapse, are withdrawn or otherwise terminate; or

(ii)	the Companies become aware of any material circumstance or event which if not waived, would entitle the Companies (with the Panel’s consent, if needed but only to the extent that it is reasonably likely that the Panel would give such consent) to lapse, withdraw or otherwise terminate the Offers or the Schemes (as applicable).

(e)	If the Acquisition is being conducted by way of one or more Offers, the Companies must promptly notify (and shall procure that any Bidco or Buyback SPV will promptly notify) the Facility Agent of the occurrence of the earliest date on which all of the following have occurred:

(i)	all payments in respect of acceptances of the Offers have been made;

(ii)	no further acceptances of the Offers are possible; and

(iii)	all procedures under sections 979-980 of the Companies Act 2006 (and the compulsory acquisition procedures in Chapter 6A of the Corporations Act) which are capable of being implemented have been completed and all payments required by those sections to (or for the benefit of) shareholders in the Targets have been made in full.

(f)	The Companies must ensure that the Offer Documents or (as the case may be) Scheme Documents contain all the material terms of the Acquisition as set out in the Press Release except for any amendments, variations or waivers which are not prohibited by this Agreement.

29.2	Regulatory authorisations

(a)	If the Pre-Conditions relating to European Union merger control, US merger control, Australian foreign investment approval and Australian merger control (the Major Authorisations) have been satisfied with respect to the Acquisition which entitle the Companies to proceed with the Acquisition, but any other Pre-Conditions have not been satisfied at that time, the Companies shall consider, in good faith, waiving such other Pre-Conditions and posting the Offer Documents or Scheme Documents as soon as practicable thereafter, in either case containing conditions which make the completion of the Offers or Schemes as the case may be, subject to receipt (or deemed receipt) of such other Pre-Conditions.

(b)	The Companies shall (and shall procure that any Bidco or Buyback SPV shall) comply with all Major Authorisations and all other similar Authorisations relating to the Acquisition in all material respects.

29.3	Compulsory Acquisition

(a)	The Companies must despatch notices under section 979 of the Companies Act 2006 in respect of the Target Shares of Target plc as soon as practicable after the conditions in section 979 of the Companies Act 2006 for the issuing of those notices in respect of any Target Shares of Target plc are satisfied.

(b)	The Companies must despatch notices under the compulsory acquisition procedures set out in Chapter 6A of the Corporations Act in respect of the Target Shares of Target Limited within two months after:

(i)	the conditions in section 661A of the Corporations Act for issuing of those notices being satisfied; or

(ii)	if later, completion of the compulsory acquisition procedures in respect of any Target Shares in Target plc but in any event, within one month of the end of the Offer Period (as defined in the Corporations Act).

29.4	Clear Market

The Companies shall not procure, solicit or encourage any member of the Target Group to do any act or thing referred to in paragraph 7(b) of the Commitment Letter.

30.	REFINANCING OF TARGET INDEBTEDNESS

30.1	Procedure

(a)	The Companies shall use reasonable endeavours to procure that all of the Alcan Change of Control Debt is repaid or prepaid and cancelled in full using (directly or indirectly) the proceeds of Refinancing Loans in the manner contemplated in (and subject to the conditions set out in) Clause 30.2 (Refinancing using Refinancing Loans) or using the proceeds of a Target Standalone Agreement in the manner contemplated in (and subject to the conditions set out in) Clause 30.3 (Refinancing using a Target Standalone Agreement) as soon as reasonably practicable and in any event within 12 weeks after the Unconditional Date.

(b)	If, after the Unconditional Date, any creditors in respect of any Alcan Change of Control Debt require repayment of that Alcan Change of Control Debt as a result of the Acquisition, the Companies shall procure that the relevant members of the Target Group repay and cancel that Alcan Change of Control Debt in full no later than the last date on which such Alcan Change of Control Debt is required to be repaid according to its terms and, in any event, if such prepayment is made using the proceeds of a Refinancing Loan, on the date of the relevant Refinancing Loan.

(c)	Except as agreed by the Majority Bookrunners, the Companies shall not (and the Companies shall ensure that no member of the BHP Billiton Group shall, and shall use reasonable endeavours to procure that no member of the Target Group shall), offer or agree to make any amendment to, or to seek any waiver of any provision of, any Alcan Change of Control Debt, or offer any incentive to any creditor under any Alcan Change of Control Debt, unless such amendment, waiver or incentive either:

(i)	constitutes an administrative or procedural change arising in the ordinary course of administration of the relevant Alcan Change of Control Debt and is not material to the interests of the Lenders (taken as a whole) under this Agreement; or

(ii)	is not, in the opinion of the Majority Bookrunners (acting reasonably), reasonably likely to encourage any creditor under any Alcan Change of Control Debt to agree that it will not require a repayment or prepayment of its participation in that Alcan Change of Control Debt.

(d)	The Parties acknowledge and agree that the obligations of the Companies under paragraphs (a) and (c) above to use “reasonable endeavours” do not impose any direct obligations on any member of the Target Group.

30.2	Refinancing using Refinancing Loans

(a)	Subject to the terms of this Agreement, it is the intention of the Parties that the Alcan Related Debt (other than any Alcan Bond Debt) should be refinanced in full using the proceeds of Refinancing Loans.

(b)	A Utilisation Request in respect of any Refinancing Loan will not be regarded as having been duly completed unless:

(i)	the aggregate of the principal amount of that Refinancing Loan and the principal amount (at the time they were advanced) of all other Refinancing Loans which have already been advanced or which will be advanced on or before the Utilisation Date for that Refinancing Loan (together with the principal amount, as at the Unconditional Date, of any Alcan Bond Debt) will not exceed the Maximum Refinancing Amount;

(ii)	if, on the date of the Utilisation Request for such Refinancing Loans, the Companies own (directly or indirectly) more than 75 per cent. of the Target Shares in respect of each of the Targets, the Borrower is either:

(A)	one or more of the Permitted Refinancing Borrowers; or

(B)	one or more of Target plc, Target Limited or any person named as an original borrower under the Alcan Related Debt to be repaid provided that, in each case, it has become an Additional Borrower pursuant to Clause 34.2 (Additional Borrowers);

(iii)	if, on the date of the Utilisation Request for such Refinancing Loans, the Companies own (directly or indirectly) 75 per cent. or less of the Target Shares in respect of either Target, the Borrower is one or more of the Permitted Refinancing Borrowers;

(iv)	if the Borrower of the Refinancing Loans is one or more of the Permitted Refinancing Borrowers, the Companies have complied with their obligations under paragraph (c) below; and

(v)	the payment instructions in the Utilisation Request direct the Facility Agent to transmit the proceeds of the Refinancing Loan directly to the relevant agent or lender under the relevant Alcan Related Debt.

(c)	If the Borrower of the Refinancing Loans is to be one or more of the Permitted Refinancing Borrowers, the Companies shall procure that:

(i)	the relevant Permitted Refinancing Borrower(s) enter into one or more Intercompany Loan Agreement(s) with one or more members of the Target Group in accordance with paragraph (d) below (or where the Companies own (directly or indirectly) 90 per cent or more of the Target Shares in respect of each of the Targets, that the relevant Permitted Refinancing Borrower(s) enter(s) into one or more Intercompany Loan Agreements and/or make(s) an equity contribution to members of the Target Group in aggregate amounts equal to the amount of the relevant Refinancing Loans);

(ii)	unless the Companies own (directly or indirectly) 90 per cent or more of the Target Shares in respect of each of the Targets, either:

(A)	the amounts owed by the relevant members of the Target Group under such Intercompany Loan Agreement(s) shall either benefit from the guarantees under the Target Parent Guarantees or from a guarantee from Target plc or Target Limited which in turn benefits from the Target Parent Guarantees and that such Target Parent Guarantees will continue in full force and effect after the relevant Alcan Related Debt is refinanced; or

(B)	the Companies will (in the opinion of the Majority Lenders (acting reasonably)) otherwise be entitled to the benefit of cashflow generated by both of the Targets and their respective Subsidiaries;

(iii)	the proceeds of the Refinancing Loans are lent in full to the relevant members of the Target Group on the terms of such Intercompany Loan Agreement(s) (or any such equity contribution); and

(iv)	upon receipt of the proceeds of such loans (or equity contributions) by the relevant members of the Target Group, such proceeds are used by the relevant members of the Target Group in full to repay the relevant Alcan Related Debt in full (when taken together with any cash reserves of the Group (which are not the proceeds of any Financial Indebtedness)), and with a corresponding cancellation of all commitments thereunder.

(d)	Unless the Companies own (directly or indirectly) 90 per cent. or more of the Target Shares in respect of each of the Targets, before entering into any Intercompany Loan Agreement, the relevant Permitted Refinancing Borrower(s) must obtain confirmation from the Facility Agent that such Intercompany Loan Agreement is, in form and substance, acceptable to the Majority Bookrunners (such confirmation not to be unreasonably withheld) (and for this purpose the Majority Bookrunners shall be obliged to notify the Facility Agent that the terms of the Intercompany Loan Agreement are in form and substance satisfactory to them if they have agreed (acting reasonably) that such terms correspond to the terms of this Agreement in all material respects).

(e)

Unless the Companies own (directly or indirectly) 90 per cent of the Target Shares in respect of each of the Targets, if any Intercompany Loan Agreement is entered into, the Companies shall not amend, vary or waive any term of that Intercompany Loan Agreement without the consent of the Majority Lenders, provided that (except to the extent a Default is outstanding under this Agreement or such waiver would cause a Default to occur under this Agreement) the Companies (or the relevant member of the Group which is the lender under an Intercompany Loan Agreement) may waive a breach of the “negative pledge”, “disposals”, “financial indebtedness” or “project companies” undertakings contained in any Intercompany Loan Agreement to the extent that such breach is a breach of a restriction contained in the relevant undertaking which is expressed by reference to the “Gross Assets” of the Target Group.

(f)	If any Refinancing Loan is advanced to refinance any Alcan Related Debt, the Companies shall procure that all Alcan Related Debt (other than any Alcan Bond Debt) is refinanced in full from the proceeds of Refinancing Loans and/or any cash reserves of the Group (which are not the proceeds of any Financial Indebtedness) utilised for the same purpose.

30.3	Refinancing using a Target Standalone Agreement

(a)	If, at the relevant time, the Companies own (directly or indirectly) 75 per cent. or less of the Target Shares in respect of either Target, and the Companies or the Targets choose not to repay or prepay the Alcan Related Debt (other than any Alcan Bond Debt) which is outstanding at that time in full using (directly or indirectly) the proceeds of Refinancing Loans in the manner contemplated in Clause 30.2 (Refinancing using Refinancing Loans), the Obligors’ Agent may submit a request to the Facility Agent for the Lenders to provide part of the Facilities directly to Target plc, Target Limited or any other borrower under any of the Alcan Related Debt under a Target Standalone Agreement in an amount equal to the Maximum Refinancing Amount (less the principal amount, as at the Unconditional Date, of any Alcan Bond Debt). Upon receipt of any such request the Facility Agent shall notify the other Finance Parties.

(b)	If any loan is advanced under a Target Standalone Agreement to refinance any Alcan Related Debt:

(i)	on the date on which the Target Standalone Agreement is entered into, the Available Commitments under each Facility will be cancelled automatically in an amount equal to the total commitments under the corresponding facility under the Target Standalone Agreement;

(ii)	the Companies shall procure that all Alcan Related Debt (other than any Alcan Bond Debt) is refinanced in full from the proceeds of loans under that Target Standalone Agreement and/or any cash reserves of the Group (which are not the proceeds of any Financial Indebtedness) utilised for the same purpose; and

(iii)	except to the extent the obligations under the Target Standalone Agreement benefit to the same extent from any such guarantee, the Companies shall not (and each Company shall ensure that no member of the BHP Billiton Group shall) give or allow to remain outstanding any guarantee (including under the Company Parent Guarantees) of any Financial Indebtedness of the Target Group.

30.4	Most Favoured Lender

If, despite the Companies having used reasonable endeavours to procure that all of the Alcan Change of Control Debt is repaid or prepaid and cancelled in full using (directly or indirectly) the proceeds of Refinancing Loans or the proceeds of a Target Standalone Agreement in accordance with Clause 30.1(a) (Procedure), the relevant members of the Target Group (whether before or after the Unconditional Date):

(a)	agree with any lender under any Alcan Change of Control Debt that no repayment or prepayment is required to be made to that lender as a result of the Acquisition (the Alcan Change of Control Debt which remains in place being the Continuing Target Indebtedness); and/or

(b)	refinance (or have refinanced) all or any part of the Alcan Related Debt with the proceeds of any debt instrument other than in the manner contemplated by Clauses 30.2 (Refinancing using Refinancing Loans) or 30.3 (Refinancing using a Target Standalone Agreement) (such debt instrument being a Third Party Refinancing Agreement), at the request of the Majority Bookrunners each Obligor shall (and, if necessary, shall procure that each of its Subsidiaries shall) enter into such amendments to this Agreement as are necessary such that any provision with respect to pricing, financial covenants, prepayment events, tenor or other term which the Majority Bookrunners (acting reasonably) consider is material which is contained in any Continuing Target Indebtedness (as so amended or waived) or, as the case may be, any Third Party Refinancing Agreement is included in this Agreement to ensure that the Lenders enjoy (in the opinion of the Majority Bookrunners, acting reasonably) in all material respects the same rights with respect to such matters as the lenders under the relevant Continuing Target Indebtedness or Third Party Refinancing Agreement.

31.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 31 (Events of Default) is an Event of Default.

31.1	Non-payment

An Obligor or the Obligors’ Agent does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless payment is made within three Business Days of the Facility Agent notifying the Obligors’ Agent that such amount has not been paid on its due date.

31.2	Breach of financial covenant

Any requirement of Clause 27 (Financial Covenant) is not satisfied.

31.3	Breach of other obligations

(a)	An Obligor does not comply with:

(i)	Clause 26.5(a) (Notification of default), Clause 28.2 (Negative pledge), Clause 28.3 (Disposals), Clause 28.7 (Subsidiary Indebtedness), Clause 29 (Acquisition Undertakings) (other than Clause 29.1(c) (The Offers or the Schemes)) or Clause 30 (Refinancing of Target Indebtedness); or

(ii)	any other provision of the Finance Documents (other than those referred to in Clause 31.1 (Non-payment) and 31.2 (Breach of financial covenant)).

(b)	No Event of Default will occur under paragraph (a)(ii) above if the failure to comply is capable of remedy and is remedied within 30 Business Days of the earlier of the Facility Agent giving notice to the Obligors’ Agent specifying the non-compliance and requiring it to be remedied and the Companies becoming aware of the failure to comply.

31.4	Misrepresentation

(a)	Any representation or statement made or deemed to be made by an Obligor in this Agreement or any other document delivered by or on behalf of any Obligor under or in connection with this Agreement is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)	No Event of Default will occur under paragraph (a) above if the event or circumstance giving rise to the representation or statement being incorrect or misleading is capable of remedy and is remedied within 30 days of the earlier of the Facility Agent notifying the Obligors’ Agent of the misrepresentation and the Companies becoming aware of the misrepresentation.

31.5	Cross acceleration

(a)	Any:

(i)	Financial Indebtedness of a member of the Group (other than Financial Indebtedness of an Excluded Subsidiary or Financial Indebtedness owed to another member of the Group) is duly accelerated by or on behalf of the person to whom such Financial Indebtedness is owed as a result of an event of default (however described) under the documentation relating to that Financial Indebtedness (unless being contested in good faith where the member of the Group concerned has access to sufficient liquidity to cover the amount claimed); or

(ii)	Financial Indebtedness of a member of the Group (other than Financial Indebtedness of an Excluded Subsidiary or Financial Indebtedness owed to another member of the Group) is not paid within five Business Days of the due date or, if later, at the expiry of any applicable grace period; or

(iii)	commitment for any Financial Indebtedness of a member of the Group (other than Financial Indebtedness of an Excluded Subsidiary or Financial Indebtedness owed to another member of the Group) is cancelled or suspended as a result of an event of default (howsoever described) under the documentation relating to that Financial Indebtedness (unless the member of the Group concerned has access to sufficient liquidity for its business notwithstanding that cancellation or suspension), provided that no Event of Default will occur under paragraphs (i), (ii) or (iii) above unless at any particular point in time the amount of such Financial Indebtedness and commitment for Financial Indebtedness specified in any of paragraphs (i) to (iii) above is in aggregate in excess of US$100,000,000 (or its equivalent in other currencies).

(b)	If an Event of Default has occurred under paragraphs (a)(i), (ii) or (iii) above, the Obligors’ Agent shall, upon request by the Facility Agent, provide the Facility Agent with details of all events falling within paragraphs (i), (ii) and (iii) above.

31.6	Insolvency

Any of the following events occurs in respect of a Material Company and is continuing.

(a)	that person is unable or admits inability to pay its debts as they fall due or suspends making payments on any of its debts by reason of actual or anticipated financial difficulties;

(b)	a moratorium is declared in respect of any indebtedness of that person;

(c)	any corporate action, legal proceedings or other procedure or step is taken (other than frivolous or vexatious legal proceedings, steps or other procedures or steps which are being contested by appropriate means and in good faith) in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, the winding-up, dissolution or administration of that person other than a solvent winding-up or administration; or

(ii)	a composition, assignment or arrangement with any creditor of that person,

and, in the case of any such legal proceedings, those proceedings are not stayed or discharged within 30 days;

(d)	the appointment of:

(i)	in respect of any Borrower, a liquidator (other than in respect of a solvent liquidation), receiver, administrator, administrative receiver, compulsory manager, trustee; or

(ii)	in respect of a Canadian Borrower, a liquidator (other than in respect of a solvent liquidation), receiver, administrator, trustee, receiver and manager, sequestrator, custodian,

or, in each case, other similar officer in respect of that person or all or a substantial part of its assets; or

(e)	any analogous step or proceeding corresponding to those in (c) or (d) is taken in any jurisdiction.

31.7	Creditors’ process

Any attachment, sequestration, distress or execution affects any asset of a Material Company unless (i) it is discharged within 30 days (ii) it is being contested in good faith by appropriate means or (iii) it has not had, or is not reasonably likely to have a Material Adverse Effect.

31.8	Ownership of the Obligors

Any Borrower (other than the Companies) to which there are Loans outstanding is not or ceases to be a wholly-owned Subsidiary of one of the Companies or, in the case of a member of the Target Group which is a Borrower, if the Acquisition is effected by way of an Offer, the Companies do not or cease to own (directly or indirectly) at least the same percentage of shares in that member of the Target Group as at the first settlement date in respect of the Offer.

31.9	Security enforceable

Any Security is enforced against any assets of any Material Company having a value, or, during any financial year of the Group, a value which when aggregated with the value of all other assets of the Group over which security has been enforced in that financial year, is at least US$100,000,000 (or its equivalent in other currencies) (unless such enforcement is being disputed in good faith by appropriate means) and that enforcement is reasonably likely to have a Material Adverse Effect.

31.10	Guarantees

(a)	Subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to this Agreement, the guarantee of a Guarantor under this Agreement or under the Deed Poll Guarantee to which it is a party in relation to their application to this Agreement is not effective or is alleged by an Obligor to be ineffective for any reason.

(b)	A Guarantor repudiates its guarantee under this Agreement or under the Deed Poll Guarantee to which it is a party or threatens to do so.

31.11	Acceleration

Subject to Clauses 4.6 (Certain Funds) and 31.12 (Clean-Up Period) if an Event of Default occurs and is continuing, the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Obligors’ Agent:

(i)	declare all or part of the Loans together with accrued interest and all other amounts accrued under this Agreement, be immediately due and payable whereupon they shall be immediately due and payable; and/or

(ii)	cancel the Total Commitments whereupon they shall immediately be cancelled; and/or

(iii)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders.

31.12	Clean-Up Period

(a)	In this Clause, Clean-Up Period means the period from the Unconditional Date to the date falling 180 days after the Unconditional Date.

(b)	If, during the Clean-Up Period, any event or circumstance occurs or exists solely with respect to a member of the Target Group (or solely with respect to any of their assets or liabilities) which constitutes a Default (other than to the extent the relevant event or circumstance constitutes a Default under Clause 31.3 (Breach of other obligations) for failure to comply with Clause 28.7 (Subsidiary Indebtedness) or Clause 30 (Refinancing of Target Indebtedness)):

(i)	the Companies must promptly notify the Facility Agent of that fact, giving a reasonable description of the relevant event or circumstance and the steps, if any, the relevant member of the Group proposes to take to remedy it; and

(ii)	except as set out in paragraph (c) below, during the Clean-Up Period, no Finance Party shall be entitled to take any of the actions or to give any notice referred to in Clause 31.11 (Acceleration), or to take any other action (or prevent any Utilisation), with respect to that Default.

(c)	Paragraph (b)(ii) shall not apply if:

(i)	the event or circumstance giving rise to the Default was procured or approved by a member of the Group (other than a member of the Target Group) after the Unconditional Date;

(ii)	the Default is not capable of remedy;

(iii)	it would otherwise permit any Utilisation to be made by a member of the Group in respect of which any of the events or circumstances referred to in Clauses 31.5 (Cross acceleration) (other than to the extent the relevant event or circumstance has arisen as a result of the Acquisition), 31.6 (Insolvency), 31.7 (Creditors’ process) or 31.9 (Security enforceable) have occurred;

(iv)	the Default is capable of remedy but reasonable steps are not being taken to remedy it or the event or circumstance giving rise to the Event of Default; or

(v)	the Default would reasonably be expected to have a Material Adverse Effect.

(d)	If the relevant event or circumstances giving rise to the Event of Default are continuing on or after the end of the Clean-Up Period, nothing in this Clause 31.12 (Clean-Up Period) shall prevent any Finance Party from taking any of the actions or from giving any notice referred to in Clause 31.11 (Acceleration), or from taking any other action which it is entitled to take under the Finance Documents, with respect to that Event of Default.

32.	CHANGES TO THE LENDERS

32.1	Assignments and transfers by the Lenders

Subject to this Clause 32 (Changes to the Lenders), a Lender (the Existing Lender) may by written notice to the Obligors’ Agent:

(a)	assign any of its rights (including the Lender’s right in relation to any Note held by it); or

(b)	transfer any of its Notes or transfer by novation any of its other rights and obligations,

to another bank or financial institution or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender) that is not an Associate of an Australian Borrower.

32.2	Conditions of assignment or transfer

(a)	The prior written consent of the Obligors’ Agent is required for an assignment or transfer by a Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender or an Event of Default is continuing.

(b)	If an assignment or transfer requires the consent of the Obligors’ Agent under paragraph (a), that consent must not be unreasonably withheld or delayed. The Obligors’ Agent will be deemed to have given its consent ten Business Days after the Existing Lender has requested it unless consent is expressly refused by the Obligors’ Agent within that time.

(c)	An assignment will only be effective on:

(i)	receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will:

(A)	assume the same Commitment as the Existing Lender; and

(B)	assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender;

(ii)	satisfaction by the Facility Agent of all necessary “know your customer” requirements under all applicable laws and regulations in relation to such assignment to a New Lender. The Facility Agent shall promptly notify to the Existing Lender and the New Lender upon completion of such requirements; and

(iii)	where the New Lender is a UK Non-Bank Lender, receipt by the Facility Agent of a written Tax Confirmation from the New Lender. The Facility Agent shall promptly send to the Obligors’ Agent a copy of each such Tax Confirmation it receives.

(d)	A transfer will only be effective if the procedure set out in Clause 32.6 (Procedure for transfer) is complied with.

(e)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, or of which the New Lender or Existing Lender (in the case of any assignment or transfer) or the Lender (in the case of a change of Facility Office) is aware at that date, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 19 (Tax Gross up and Indemnities) or Clause 20 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(f)	Following receipt of a written notice from the Facility Agent pursuant to Clause 32.1 (Assignments and transfers by the Lenders), the Obligors’ Agent may in circumstances where its consent to such assignment or transfer is required pursuant to Clause 32.2 (Conditions of assignment or transfer) require the Existing Lender to assign or transfer its rights and obligations under this Agreement to such bank or financial institution as the Obligors’ Agent shall specify (an Alternative Lender). The Existing Lender shall use all reasonable endeavours to comply with such request, provided that the Existing Lender shall not be obliged to comply with such request unless the Alternative Lender is prepared to have the relevant rights and/or obligations assigned or transferred to it on exactly the same (or better) terms (including price) as the original New Lender was willing to agree to.

(g)	Any assignment or transfer of part of an Existing Lender’s rights and/or obligations under this Agreement must be in a minimum amount of US$5,000,000 (or its equivalent in any other currency).

(h)	A Lender may sub-participate its obligations under this Agreement.

32.3	Transfer and Transmission of Notes

(a)	Subject to this Agreement, a Lender may transfer Notes held by it by executing a Transfer Certificate. A transfer of a Note will only be effective if the procedure set out in Clause 10.7 (Transfer not effective until recorded in Register) is complied with.

(b)	It is a condition of such transfer that the transfer of a Note is not to a person whom the transferring Lender knows, after having requested confirmation from such proposed transferee, is an Offshore Associate of the relevant Australian Borrower.

(c)	Subject to this Agreement, a person who is responsible under applicable law for the administration of assets of a Lender or is entitled to Notes as a result of the liquidation of a Lender may, upon production of such evidence of the foregoing as is required by the Facility Agent:

(i)	be registered as the holder of Notes held by that Lender; or

(ii)	transfer some or all of those Notes.

32.4	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of US$2,500.

32.5	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document or Deed Poll Guarantee; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 32 (Changes to the Lenders); or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents, Deed Poll Guarantees or otherwise.

32.6	Procedure for transfer

(a)	Subject to the conditions set out in Clause 32.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender upon its completion of all “know your customer” or other checks relating to any person that it is required to carry out in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer its Notes and the Loans they represent and transfer by novation its other rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents (other than under the Notes) shall be cancelled (being the Discharged Rights and Obligations);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Facility Agent, the Mandated Lead Arrangers, the Bookrunners, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Mandated Lead Arrangers, the Bookrunners and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

(iv)	the New Lender shall become a Party as a Lender.

32.7	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 32, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

33.	CONFIDENTIALITY AND DISCLOSURE OF INFORMATION

33.1	Confidentiality undertaking

Each Finance Party undertakes to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 33.2 (Permitted disclosure), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

33.2	Permitted disclosure

A Finance Party may disclose any Confidential Information as that Finance Party shall consider appropriate:

(a)	to any of its Affiliates and any of its or their officers, directors, employees and professional advisers and to any auditors of that Finance Party or its Affiliates;

(b)	to any other person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(ii)	with (or through) whom it enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(iii)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation;

(c)	to a rating agency or its professional advisers; or

(d)	with the prior written consent of the Obligors’ Agent, to any other person,

provided that in relation to paragraphs (b)(i) and (ii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking.

33.3	Notification of required or unauthorised disclosure

Each Finance Party agrees (to the extent permitted by law and except where disclosure is to be made to any competent supervisory or regulatory body during the ordinary course of its supervisory or regulatory function) to inform each of the Companies prior to any disclosure under Clause 33.2(b)(iii) (Permitted disclosure)) or upon becoming aware that Confidential Information has been disclosed in breach of this Agreement.

33.4	Continuing obligations

The obligations in this Clause 33 (Confidentiality and disclosure of information) are continuing and, in particular, shall survive the transfer or assignment by a Finance Party of any of its rights or obligations under this Agreement in accordance with the provisions of Clause 32 (Changes to the Lenders). Notwithstanding the previous sentence, the obligations in this Clause 33 (Confidentiality and disclosure of information) shall cease on the date twelve months after the date the Finance Party ceases to be a Finance Party under the Agreement.

34.	CHANGES TO THE OBLIGORS

34.1	Assignments and transfer by Obligors

(a)	Except as set out below, no Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

(b)	Notwithstanding paragraph (a) above, a Finance Company which is the Borrower of any Loan may novate its obligations under all such Loans to any other Finance Company which becomes a Borrower in accordance with Clause 34.2 (Additional Borrowers) and which is incorporated in the same jurisdiction as the original Finance Company, provided that the Obligors’ Agent gives the Facility Agent at least five Business Days’ prior written notice. Such Loans shall be novated to such other Finance Company in accordance with the relevant Accession Letter on the date on which the Facility Agent executes that Accession Letter.

34.2	Additional Borrowers

(a)	The Obligors’ Agent may request that any wholly owned Subsidiary of either Company or, to the extent permitted under Clause 30.2(b)(ii)(B), any of Target plc, Target Limited or other member of the Target Group becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

(i)	subject to paragraph (c) below, all the Lenders consent to the addition of that Subsidiary (such consent not to be unreasonably withheld or delayed);

(ii)	the Obligors’ Agent delivers to the Facility Agent a duly completed and executed Accession Letter;

(iii)	the Obligors’ Agent confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(iv)	the Facility Agent has received all of the documents and other evidence listed in Part 3 of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Facility Agent.

(b)	The Facility Agent shall notify the Obligors’ Agent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 3 of Schedule 2 (Conditions Precedent).

(c)	Subject to fulfilment of the conditions in paragraph (a) (ii), (iii) and (iv) above, no Lender consent will be required for the accession as an Additional Borrower of:

(i)	a wholly owned Subsidiary of either Company incorporated in the United Kingdom or The Netherlands;

(ii)	an Additional Borrower which is a Permitted Refinancing Borrower; or

(iii)	if, on the date on which the relevant Accession Letter is delivered to the Facility Agent, the Companies own (directly or indirectly) more than 75 per cent. of the Target Shares in respect of each of the Targets:

(A)	Target plc or Target Limited; or

(B)	any other person named as an original borrower under any Alcan Related Debt which is to be repaid using Loans borrowed under this Agreement and which is:

I.	a wholly owned Subsidiary of either or both Targets; and

II.	incorporated in the United Kingdom, The Netherlands or Australia or is incorporated or formed under the laws of Canada or of a province or territory thereof, but, if such person is incorporated or formed under the laws of Canada or of a province or territory thereof, only to the extent it has borrowed or issued amounts under that Alcan Related Debt.

(d)	Other than as expressly contemplated in this Agreement, any member of the Group which becomes an Additional Borrower under this Clause may only be a Borrower under the Revolving Facility.

34.3	Additional Guarantors

(a)	The Obligors’ Agent may request that any member of the Group become an Additional Guarantor.

(b)	A member of the Group shall become an Additional Guarantor if:

(i)	the Obligors’ Agent and the proposed Additional Guarantor deliver to the Facility Agent a duly completed and executed Accession Letter; and

(ii)	the Facility Agent has received all of the documents and other evidence listed in Part 3 of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Facility Agent (acting reasonably).

(c)	The Facility Agent shall notify the Obligors’ Agent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it, acting reasonably) all the documents and other evidence listed in Part 3 of Schedule 2 (Conditions Precedent).

34.4	Resignation of a Borrower

(a)	The Obligors’ Agent may request that a Borrower ceases to be a Borrower by delivering to the Facility Agent a Resignation Letter at least five Business Days prior to the proposed date of resignation.

(b)	The Facility Agent shall accept a Resignation Letter and notify the Obligors’ Agent and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Obligors’ Agent has confirmed this is the case); and

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations as a Borrower under the Finance Documents.

34.5	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

35.	ROLE OF THE AGENTS, THE MANDATED LEAD ARRANGERS AND THE BOOKRUNNERS

35.1	Appointment of the Agents

(a)	Each other Finance Party appoints each Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises each Agent to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

35.2	Duties of the Agents

(a)	Each Agent shall promptly forward to a Party the original or a copy of any document which is delivered to it for that Party by any other Party.

(b)	If an Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties and, if so instructed by the Majority Lenders, the Obligors’ Agent.

(c)	If an Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party under this Agreement it shall promptly notify the other Finance Parties and the Obligors’ Agent.

(d)	Each Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

35.3	No fiduciary duties

(a)	Nothing in this Agreement constitutes an Agent or any Mandated Lead Arranger as a trustee or fiduciary of any other person.

(b)	No Agent nor any Mandated Lead Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

35.4	Business with the Group

Each Agent and each Mandated Lead Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

35.5	Rights and discretions of the Agents

(a)	Each Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, Authorised Signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	Each Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 31.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Companies or Obligors’ Agent (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	Each Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	Each Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	Notwithstanding any other provision of any Finance Document to the contrary, no Agent nor any Mandated Lead Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(f)	The Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

35.6	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, each Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	Each Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), each Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	No Agent is authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document or Deed Poll Guarantee.

35.7	Responsibility for documentation

No Agent nor any Mandated Lead Arranger:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by it to an Obligor or any other person given in or in connection with any Finance Document, Deed Poll Guarantee or the Information Memorandum; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or Deed Poll Guarantee or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or Deed Poll Guarantee.

35.8	Exclusion of liability

(a)	Without limiting paragraph (b) below, no Agent will be liable for any action taken by it under or in connection with any Finance Document or Deed Poll Guarantee, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than an Agent) may take any proceedings against any officer, employee or agent of that Agent in respect of any claim it might have against that Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of an Agent may rely on this Clause.

(c)	No Agent will be liable for any delay (or any related consequences):

(i)	in crediting an account with an amount required under the Finance Documents to be paid by it if such Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose; or

(ii)	in informing the Obligors’ Agent or any Finance Party of any failure of an Obligor to make a payment on a due date, unless that Agent has actual knowledge of the non-payment, and its failure to inform another party is due to its gross negligence or wilful misconduct. No Agent will be deemed to have knowledge of any payment which is due to be made to any other Agent but which is not in fact made on the due date.

(d)	(i)	Nothing in this Agreement will oblige any Agent or Mandated Lead Arranger to satisfy any know your customer requirement in relation to the identity of any person on behalf of any Finance Party.

(ii)	Each Finance Party confirms to each Agent and Mandated Lead Arranger that it is solely responsible for any know your customer requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other Finance Party.

35.9	Lenders’ indemnity to the Agents

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify each Agent, within three Business Days of demand, against any cost, loss or liability incurred by such Agent (otherwise than by reason of that Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless that Agent has been reimbursed by an Obligor pursuant to a Finance Document).

35.10	Resignation of an Agent

(a)	After consultation with the Obligors’ Agent, an Agent may resign and appoint one of its Affiliates acting, in the case of the Facility Agent through an office in the United Kingdom or, in the case of the Dollar Swingline Agent, New York, or in the case of the Euro Swingline Agent, London as successor by giving notice to the Lenders and the Obligors’ Agent.

(b)	Alternatively an Agent may (after consultation with the Obligors’ Agent) resign by giving notice to the other Finance Parties and the Obligors’ Agent, in which case the Majority Lenders (after consultation with the Obligors’ Agent) may appoint a reputable and experienced bank or financial institution as successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the retiring Agent (after consultation with the Obligors’ Agent) may appoint a reputable and experienced bank or financial institution as successor Agent (acting in the case of the Facility Agent through an office in the United Kingdom or, in the case of the Dollar Swingline Agent, the United States of America or, in the case of the Euro Swingline Agent, the United Kingdom).

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Facility Agent, Dollar Swingline Agent or Euro Swingline Agent under the Finance Documents.

(e)	An Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 35 (Role of the Agents, the Mandated Lead Arrangers and the Bookrunners). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Obligors’ Agent, the Majority Lenders may, by notice to an Agent, require it to resign in accordance with paragraph (b) above. In this event, the relevant Agent shall resign in accordance with paragraph (b) above.

35.11	Confidentiality

(a)	In acting as agent for the Finance Parties, each Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of an Agent, it may be treated as confidential to that division or department and that Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, no Agent and no Mandated Lead Arranger is obliged to disclose to any other person:

(i)	any confidential information; or

(ii)	any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

35.12	Relationship with the Lenders

(a)	Each Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Facility Agent with any information required by the Facility Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formulae).

35.13	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to each Agent and each Mandated Lead Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document or Deed Poll Guarantee including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or Deed Poll Guarantee and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or Deed Poll Guarantee;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document or Deed Poll Guarantee, the transactions contemplated by the Finance Documents or Deed Poll Guarantees or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or Deed Poll Guarantee; and

(d)	the adequacy, accuracy and/or completeness of any information provided by an Agent, any Party or by any other person under or in connection with any Finance Document or Deed Poll Guarantee, the transactions contemplated by the Finance Documents or Deed Poll Guarantees or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or Deed Poll Guarantee.

35.14	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall (in consultation with the Obligors’ Agent) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

35.15	Mandated Lead Arrangers and Bookrunners

Except as specifically provided in the Finance Documents, none of the Mandated Lead Arrangers and the Bookrunners have any obligations of any kind to any other party under or in connection with any Finance Document.

35.16	Deduction from amounts payable by the Facility Agent

If any Finance Party owes an amount to the Facility Agent under the Finance Documents, the Facility Agent may, after giving notice to that Finance Party, deduct an amount not exceeding that amount from any payment to that

Finance Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Finance Party shall be regarded as having received any amount so deducted.

36.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

37.	SHARING AMONG THE LENDERS

37.1	Payments to Lenders

If a Lender (a Recovering Lender) receives or recovers any amount from an Obligor other than in accordance with Clause 38 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Lender shall, within three Business Days, notify details of the receipt or recovery to the Facility Agent;

(b)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Lender would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 38 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Lender shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Lender as its share of any payment to be made, in accordance with Clause 38.5 (Partial payments).

37.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Lender) in accordance with Clause 38.5 (Partial payments).

37.3	Recovering Lender’s rights

(a)	On a distribution by the Facility Agent under Clause 37.2 (Redistribution of payments), the Recovering Lender will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Lender is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Lender for a debt equal to the Sharing Payment which is immediately due and payable.

37.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Lender becomes repayable and is repaid by that Recovering Lender, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 37.2 (Redistribution of payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Lender an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Lender for its proportion of any interest on the Sharing Payment which that Recovering Lender is required to pay); and

(b)	that Recovering Lender’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Lender for the amount so reimbursed.

37.5	Exceptions

(a)	This Clause 37 (Sharing Among the Lenders) shall not apply to the extent that the Recovering Lender would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Lender is not obliged to share with any other Lender any amount which the Recovering Lender has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Lenders of the legal or arbitration proceedings; and

(ii)	the other Lender had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

38.	PAYMENT MECHANICS

38.1	Payments to an Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document or Deed Poll Guarantee, that Obligor or Lender shall make the same available to the Facility Agent, the Dollar Swingline Agent, or the Euro Swingline Agent (as the case may be) (unless a contrary indication appears in a Finance Document or Deed Poll Guarantee) for value on the due date at the time, in immediately available funds specified by the Facility Agent, the Dollar Swingline Agent, or the Euro Swingline Agent (as the case may be) as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre in a Participating Member State or London) with such bank as the Facility Agent, the Dollar Swingline Agent or the Euro Swingline Agent (as the case may be) specifies.

38.2	Distributions by an Agent

Each payment received by the Facility Agent, the Dollar Swingline Agent or the Euro Swingline Agent under the Finance Documents for another Party shall, subject to Clause 38.3 (Distributions to an Obligor) and Clause 38.4 (Clawback), be made available by the Facility Agent, the Dollar Swingline Agent, or the Euro Swingline Agent (as the case may be) as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent, the Dollar Swingline Agent, or the Euro Swingline Agent (as the case may be) by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

38.3	Distributions to an Obligor

Each Agent may (with the consent of the Obligor or in accordance with Clause 39 (Set–Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

38.4	Clawback

(a)	Where a sum is to be paid to an Agent under the Finance Documents for another Party, that Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If an Agent pays an amount to another Party and it proves to be the case that such Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by such Agent shall on demand refund the same to such Agent together with interest on that amount from the date of payment to the date of receipt by such Agent, calculated by such Agent to reflect its cost of funds.

38.5	Partial payments

(a)	If an Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, that Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agents under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

38.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents or Deed Poll Guarantees shall be calculated and made without (and free and clear of any deduction for) set-off or counterclaim.

38.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

38.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

38.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Obligors’ Agent); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Obligors’ Agent) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

39.	SET–OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents or Deed Poll Guarantees (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

40.	NOTICES

40.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter or by such other means as may be agreed between the Facility Agent and the Obligors’ Agent from time to time.

40.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Companies, that identified with its name in Schedule 11 (Contact Details);

(b)	in the case of the Obligors’ Agent, that identified with its name in Schedule 11 (Contact Details);

(c)	in the case of each Lender or any other Original Obligor, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(d)	in the case of each Agent, that identified with its name in Schedule 11 (Contact Details),

or any substitute address or fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days’ notice.

40.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 40.2 (Addresses), if addressed to that department or officer.

(b)	All notices from or to an Obligor shall be sent through the Facility Agent.

(c)	Any communication or document made or delivered to the Obligors’ Agent or an Obligor in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

40.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 40.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

40.5	Electronic communication

(a)	Any communication to be made between an Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if that Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between an Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to that Agent only if it is addressed in such a manner as that Agent shall specify for this purpose.

40.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

41.	CALCULATIONS AND CERTIFICATES

41.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

41.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

41.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and in relation to sterling a year of 365 days and in relation to any other currency a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

42.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents or Deed Poll Guarantees is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

43.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents or Deed Poll Guarantees shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

44.	AMENDMENTS AND WAIVERS

44.1	Required consents

(a)	Subject to Clause 44.2 (Exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors’ Agent and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

44.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Borrowers or Guarantors other than in accordance with Clause 35 (Role of the Agents, the Mandated Lead Arrangers and the Bookrunners);

(vi)	any provision which expressly requires the consent of all the Lenders; or

(vii)	Clause 2.3 (Finance Parties’ rights and obligations), Clause 32 (Changes to the Lenders), Clause 37 (Sharing Among the Lenders), or this Clause 44 (Amendments and Waivers), shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of an Agent or a Mandated Lead Arranger may not be effected without the consent of that Agent or that Mandated Lead Arranger.

44.3	Replacement of Lender

(a)	If at any time:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below);

(ii)	except to the extent it is permitted to do so under this Agreement, any Lender refuses or fails to fund an advance or repudiates an obligation to fund an advance; or

(iii)	an Obligor becomes obliged to repay any amount in accordance with Clause 14.1 (Illegality) or to pay additional amounts pursuant to Clause 19.4 (Tax gross-up) or Clause 20.1 (Increased costs) to any Lender in excess of amounts payable to the other Lenders generally, or the provisions of Clause 17.2 (Market disruption) apply, then the Obligors’ Agent may, at any time up to 30 days after the date on which the circumstances referred to in sub-paragraphs (i) or (ii) above occur or at any time that any of the circumstances referred to in sub-paragraph (iii) above are continuing, give a written notice (a Written Notification) to the Facility Agent and the relevant Lender that it intends to replace that Lender by requiring that Lender to (and the Lender shall) transfer, pursuant to Clause 32 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement, to one or more Lenders or other banks, financial institutions or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a Replacement Lender) selected by the Obligors’ Agent which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this Clause shall be subject to the following conditions:

(i)	neither the Facility Agent nor the Lender shall have any obligation to the Obligors’ Agent to find a Replacement Lender;

(ii)	such replacement must take place no later than 20 days after the date the Written Notification is delivered to the Facility Agent and the relevant Lender; and

(iii)	in no event shall the Lender replaced under this Clause be required to pay or surrender to the Replacement Lender any of the fees received by that Lender pursuant to the Finance Documents.

(c)	In the event that:

(i)	the Obligors’ Agent or the Facility Agent (at the request of the Obligors’ Agent) has requested the Lenders to consent to a waiver or amendment of any provisions of the Finance Documents;

(ii)	the waiver or amendment in question requires the consent of all the Lenders; and

(iii)	the Super-Majority Lenders have consented to such waiver or amendment,

then any Lender who does not and continues not to agree to such waiver or amendment shall be deemed a Non-Consenting Lender.

44.4	New Holding Company

(a)	On or after the Unconditional Date, PLC shall be entitled to become a wholly-owned Subsidiary of a newly incorporated company (the New Holding Company) and the Facility Agent is irrevocably authorised by each other Finance Party to agree and enter into amendments to this Agreement with the Obligors’ Agent to reflect the provisions of paragraph (c) below, provided that the conditions set out in paragraph (b) below are satisfied.

(b)	The conditions referred to in paragraph (a) above are:

(i)	the New Holding Company must be incorporated in England and Wales and be listed on the London Stock Exchange;

(ii)	the New Holding Company must enter into a new deed poll guarantee on substantially the same terms as the Company Parent Guarantee given by PLC;

(iii)	the Facility Agent must be satisfied (acting reasonably) that the obligations of the New Holding Company are guaranteed by Limited under Limited’s existing Company Parent Guarantee or any replacement Company Parent Guarantee to which Limited is a party.

(iv)	PLC and the New Holding Company shall deliver a certificate signed by two Authorised Signatories of PLC and the New Holding Company confirming that the new deed poll guarantee of the New Holding Company applies to the obligations of the Obligors under the Finance Documents and will not be excluded obligations for the purposes of that deed poll guarantee;

(v)	if any Loan has been borrowed by PLC which is still outstanding at that time the Obligors’ Agent shall designate whether (1) PLC shall continue to be the Borrower in respect of such Loan or (2) such Loan shall be novated to the New Holding Company (in which case, the designation notice must attach the documents listed in Part 4 of Schedule 2, in form and substance satisfactory to the Facility Agent (acting reasonably));

(vi)	the New Holding Company acceding to this Agreement as an Additional Borrower in accordance with Clause 34.2 (Additional Borrowers) and an Additional Guarantor in accordance with Clause 34.3 (Additional Guarantors), in respect of which accession the documents to be provided to the Facility Agent shall be those listed in Part 4 (and not Part 3) of Schedule 2 (Conditions precedent documents); and

(vii)	PLC shall continue to be a Guarantor under this Agreement until such date as the aggregate amount of Financial Indebtedness of PLC (excluding for this purpose the Financial Indebtedness under this Agreement and any other Financial Indebtedness which is expressed to terminate at the same time as the guarantee of PLC under this Agreement terminates) is less than US$100,000,000.

(c)	On the satisfaction of the conditions in paragraph (b) above:

(i)	the New Holding Company shall become a Guarantor;

(ii)	all references to PLC in the Finance Documents shall be deemed to be references to the New Holding Company and all references to the Companies shall be deemed to be references to Limited and the New Holding Company; and

(iii)	any Loan designated by the Obligors’ Agent in accordance with paragraph (b)(v)(2) above shall be novated to the New Holding Company in accordance with the terms of the Accession Letter.

45.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

46.	GOVERNING LAW

This Agreement is governed by English law.

47.	ENFORCEMENT

47.1	Jurisdiction of English courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 47.1 (Jurisdiction of English courts) is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

47.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)	irrevocably appoints PLC as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

PLC confirms its acceptance of its appointment under this Clause 47.2 (Service of process) with respect to each Obligor.

47.3	Limitations Act

(a)	Each of the parties hereto agrees that any and all limitation periods provided for in the Limitations Act, 2002 (Ontario) (or other similar statutes in any province or territory of Canada), as amended from time to time, shall be excluded from application to the obligations and any undertaking, covenant, indemnity or other agreement of any Obligor provided for in any Finance Document to which it is a party, in each case to fullest extent permitted by such Act.

(b)	For the avoidance of doubt, the exclusion of the limitation periods in (a) above shall not affect the applicability of any provision of English law to the obligations and any undertaking, covenant, indemnity or other agreement of any Obligor in any such Finance Document.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

PART 1

THE ORIGINAL BORROWERS

Name of Original Borrower	Jurisdiction of incorporation	Registration number (or equivalent, if any)

BHP Billiton Limited	Australia	ABN 49 004 028 077

BHP Billiton Plc	England and Wales	3196209

BHP Billiton Finance B.V.	Netherlands	27154589

BHP Billiton Finance Limited	Australia	ABN 82 008 519 319

PART 2

THE ORIGINAL LENDERS

Name of Original Lender	Facility A Commitment (US$)	Facility B Commitment (US$)	Facility C Commitment (US$)	Revolving Facility Commitment (US$)	Total (US$)

Barclays Bank PLC	3,090,909,091	2,318,181,818	1,931,818,182	1,159,090,909	8,500,000,000

BNP Paribas	3,090,909,091	2,318,181,818	1,931,818,182	1,159,090,909	8,500,000,000

Citibank N.A., London Branch	3,090,909,091	2,318,181,818	1,931,818,182	1,159,090,909	8,500,000,000

Goldman Sachs Credit Partners L.P.	3,090,909,091	2,318,181,818	1,931,818,182	1,159,090,909	8,500,000,000

HSBC Bank plc	3,090,909,091	2,318,181,818	1,931,818,182	1,159,090,909	8,500,000,000

Banco Santander, S.A. London Branch	2,545,454,545	1,909,090,910	1,590,909,090	954,545,455	7,000,000,000

UBS AG, London Branch	2,000,000,000	1,500,000,000	1,250,000,000	750,000,000	5,500,000,000

Total	20,000,000,000	15,000,000,000	12,500,000,000	7,500,000,000	55,000,000,000

PART 3

THE ORIGINAL SWINGLINE LENDERS

PART A

Name of Original Dollar Swingline Lender	Dollar Swingline Commitment (US$)

Barclays Bank PLC	772,727,272.67

BNP Paribas	772,727,272.67

Citibank N.A., New York Branch	772,727,272.67

Goldman Sachs Credit Partners L.P.	772,727,272.67

HSBC Bank plc	772,727,272.67

Banco Santander, S.A. London Branch	636,363,636.65

UBS Loan Finance LLC	500,000,000.00

Total	5,000,000,000

PART B

Name of Original Euro Swingline Lender	Euro Swingline Commitment (euro equivalent of US$)

Barclays Bank PLC	772,727,272.67

BNP Paribas	772,727,272.67

Citibank N.A., London Branch	772,727,272.67

Goldman Sachs Credit Partners L.P.	772,727,272.67

HSBC Bank plc	772,727,272.67

Banco Santander, S.A. London Branch	636,363,636.65

UBS AG, London Branch	500,000,000.00

Total	5,000,000,000

PART 4

THE MANDATED LEAD ARRANGERS

Banco Santander, S.A.

Barclays Capital

BNP Paribas

Citigroup Global Markets Limited

Goldman Sachs International

HSBC Bank plc

UBS Limited

SCHEDULE 2

CONDITIONS PRECEDENT

PART 1

CONDITIONS PRECEDENT TO BE DELIVERED ON THE DATE OF THIS AGREEMENT

Original Obligors

1.	A copy of the constitutional documents of each Original Obligor and any Authorisation required by that Original Obligor in connection with this Agreement.

2.	An extract of the resolutions of the board of directors of each of the Companies appointing a committee of the board of directors to act in relation to the Finance Documents, certified by a director or the company secretary of each Company as being a true extract of the relevant resolutions and confirming, among other things, that the board meeting was properly convened and the identity of the persons attending the meeting.

3.	A copy of a resolution of the board of directors of each Original Obligor (other than the Companies) and a copy of a resolution of the committee of the board of directors of each of the Companies referred to in paragraph 2 above:

(a)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(b)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(d)	in relation to the Dutch Original Obligor including a confirmation that it does not have a works council (ondernemingsraad) having jurisdiction over the transactions contemplated by the Finance Documents to which it is (or will become) a party.

4.	A confirmation of the sole shareholder of the Dutch Original Obligor that it has not designated any specific person to represent the Dutch Obligor pursuant to the authority of the shareholder of the relevant Dutch Obligor under Section 2:256 of the Dutch Civil Code.

5.	A specimen of the signature of each person authorised by each resolution referred to in paragraphs 3(b) and 3(c) above.

6.	A certificate of an Authorised Signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part 1 of Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement and certifying that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit in its constitutional documents to be exceeded.

7.	A copy of each of the Company Parent Guarantees.

8.	A certificate of an Authorised Signatory of each Company confirming that the Company Parent Guarantee to which it is a party has not been amended or terminated in accordance with its terms or otherwise, and it has not agreed with the other Company that the Finance Documents (or any obligations under the Finance Documents) will be Excluded Obligations for the purposes of, and as defined in, that Company Parent Guarantee.

9.	A copy of a power of attorney executed by each of the Companies appointing the persons specified in each power to execute and deliver on behalf of the Companies, as the case may be, any or all of the Finance Documents, any closing certificate, receipt, side letter or verification certificate in connection with any Finance Document and any other document which is incidental, ancillary or related to or contemplated by any of such documents, to which that company is a party, with power to amend such documents, sign such other documents and do all such other acts, matters and things as they in their judgment deem necessary or desirable in connection with the transactions contemplated in such documents.

10.	A Note Deed Poll executed by each Australian Borrower.

11.	Any certificate or other documents required to be entered into in relation to the Finance Documents by the terms of the board resolutions referred to in paragraph 3 above.

Legal opinions

12.	A legal opinion of Allen & Overy LLP London, legal advisers to the Facility Agent in England.

13.	A legal opinion of Allen & Overy LLP Amsterdam, legal advisers to the Facility Agent in the Netherlands.

14.	A legal opinion of Clayton Utz, legal advisers to the Facility Agent in Australia.

Press Release

15.	A copy of the Press Release in the form approved by the Bookrunners.

Other documents and evidence

16.	A copy of any documentation or other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) in order for the Facility Agent or such Lender to comply with all necessary “know your customer” requirements under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents which the Facility Agent or any Lender is obliged to comply with where the necessary information is not already available to it.

PART 2

CONDITIONS PRECEDENT TO INITIAL UTILISATION

Original Obligors

1.	A certificate of an Authorised Signatory of each of the Companies certifying that each copy document specified in this Part 2 of Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect as at the date of that certificate.

Offers/Scheme Conditions

2.	The Offer Documents or the Scheme Documents (as the case may be).

3.	If the Acquisition is conducted by way of one or more Offers a copy of any revised Offer Documents or supplementary circular sent to shareholders in the Targets, together with (whether the Acquisition is conducted by way of Offer or Scheme) a copy of all amendments, variations, supplements and any other documents relating to the Offer Documents or the Scheme Documents (as the case may be).

4.	If the Acquisition is conducted by way of one or more Schemes:

(a)	a copy of the certificate of registration issued by the registrar of companies evidencing registration of the order and minutes (approved by the court);

(b)	evidence that the requirements of ASX Listing Rule 7.19 have been complied with, the court order approving the Scheme has been lodged with the Australian Securities and Investments Commission in accordance with section 411(10) of the Corporations Act and the Facility Agent has received a certified copy of the court orders (from the first and second court hearings) approving the Scheme and each Scheme Document either unconditionally, or subject only to the Scheme becoming effective in England as contemplated by paragraph (a); and

(c)	confirmation that no Scheme Document has been terminated or rescinded.

5.	A copy of a resolution of the shareholders of each of the Companies approving the Acquisition.

6.	A certificate from the Companies confirming that:

(a)	the Unconditional Date has occurred;

(b)	all Pre-Conditions to the Acquisition have been satisfied or waived (to the extent permitted by (or not prohibited by) this Agreement) (and attaching a copy of the relevant Authorisations); and

(c)	no term or condition of the Acquisition has been varied, waived or amended except as permitted by (or not prohibited by) this Agreement.

Other documents and evidence

7.	Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 18 (Fees) and Clause 23 (Costs and Expenses) have been paid or will be paid on the first Utilisation Date.

PART 3

CONDITIONS PRECEDENT FOR AN ADDITIONAL OBLIGOR

1.	An Accession Letter, duly executed by the Additional Obligor and the Obligors’ Agent.

2.	A copy of the constitutional documents of the Additional Obligor and any Authorisation required by that Additional Obligor in connection with this Agreement.

3.	A copy of a resolution of the board of directors of the Additional Obligor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Obligor, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 4.

5.	A certificate of an Authorised Signatory of the Additional Obligor certifying that each copy document listed in this Part 3 of Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter and certifying that the borrowing of the Total Commitments would not cause any borrowing or similar limit in its constitutional documents to be exceeded.

6.	A legal opinion of the legal advisers to the Facility Agent in England.

7.	If the Additional Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Facility Agent in the jurisdiction in which the Additional Obligor is incorporated (or in the case of a Canadian Borrower, a legal opinion of the legal advisers in Canada to the Company).

8.	A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent after consulting with the Obligors’ Agent reasonably considers necessary in connection with the accession of that Additional Obligor to this Agreement and the performance by it of the transactions contemplated by any Finance Document.

9.	If the Additional Obligor would be an Australian Borrower, a Note Deed Poll executed by that Additional Obligor. [1]

10.	If the Additional Obligor is a member of the Target Group, a certificate of an Authorised Signatory of each Company confirming that the Company Parent Guarantee to which it is a party has not been amended or terminated in accordance with its terms or otherwise, and it has not agreed with the other Company that the Finance Documents (or any obligations under the Finance Documents) will be Excluded Obligations for the purposes of, and as defined in, that Company Parent Guarantee.

1

Note: The Companies and the Facility Agent should seek Australian tax advice before any member of the Group that is a resident of Australia under the Australian Tax Act, or that carries on business in Australia through a permanent establishment with which the borrowing would be connected becomes an Additional Borrower, as payments of interest by such an Additional Borrower could be subject to Australian withholding tax.

11.	A copy of any documentation or other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) in connection with the accession of that Additional Obligor to this Agreement in order for the Facility Agent or such Lender to comply with all necessary “know your customer” requirements under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents which the Facility Agent or any Lender is obliged to comply with where the necessary information is not already available to it.

PART 4

CONDITIONS PRECEDENT FOR THE NEW HOLDING COMPANY

1.	An Accession Letter, duly executed by the New Holding Company.

2.	A copy of the constitutional documents of the New Holding Company and any Authorisation required by that New Holding Company in connection with this Agreement.

3.	A copy of a resolution of the board of directors of the New Holding Company:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including in relation to a New Holding Company any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 4 above.

5.	A certificate of an Authorised Signatory of the New Holding Company certifying that each copy document listed in this Part 4 of Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter and certifying that the borrowing of the Total Commitments would not cause any borrowing or similar limit in its constitutional documents to be exceeded.

6.	A legal opinion of the legal advisers to the Facility Agent in England.

7.	A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent after consulting with the Obligors’ Agent reasonably considers necessary in connection with the accession of that New Holding Company to this Agreement and the performance by it of the transactions contemplated by any Finance Document.

8.	A copy of any documentation or other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) in connection with the accession of that New Holding Company to this Agreement in order for the Facility Agent or such Lender to comply with all necessary “know your customer” requirements under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents which the Facility Agent or any Lender is obliged to comply with where the necessary information is not already available to it.

SCHEDULE 3

FORM OF REQUESTS

PART 1

FORM OF UTILISATION REQUEST

From:	[Obligors’ Agent]

To:	Barclays Bank PLC as [Facility Agent/Dollar Swingline Agent/Euro Swingline Agent]

Dated:

Dear Sirs

BHP Billiton Plc/BHP Billiton Limited – US$55,000,000,000 Facility and Subscription Agreement

dated 5th February, 2008 (as amended on 31st March, 2008) (the Agreement)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	[ ] wishes to borrow a [Facility A Loan/Facility B Loan/Facility C Loan/Revolving Facility Loan/Dollar Swingline Loan/Euro Swingline Loan][2] on the following terms:

Borrower:	[ ]

Proposed Utilisation Date:	[ ]	[(or, if that is not a Business Day, the next Business Day)/- (or, if that is not a New York Business Day, the next New York Business Day)

Currency of Loan:	[ ]

Amount:	[ ]	or, if less, the Available Facility[3]

Interest Period:	[ ]

Purpose:[4]

3.	We confirm that each condition specified in Clause [ 4.3 (Further conditions precedent)/ 6.4(b) (Dollar Swingline Lenders’ participation)/ 6.7(a) (Euro Swingline Lenders’ participation)], is satisfied on the date of this Utilisation Request.

4.	The proceeds of the [Facility A Loan/Facility B Loan/Facility C Loan/Revolving Facility Loan/Dollar Swingline Loan/Euro Swingline Loan] should be credited to [account].

5.	This Utilisation Request is irrevocable.

2	Except for any Loan for “general corporate purposes” and subject to Clause 5.2(i) (Completion of Utilisation Request), the Utilisation must be made pro rata across each Facility.
3	Please specify the amount of each Loan under each Facility.
4	Insert “general corporate purposes” if the Utilisation is made under the Revolving Facility for that purpose.

6.	[Insert any certificates or refer to any attached documents required to ensure compliance with Clauses 5.2 (Completion of a Utilisation Request) and 30.2 (Refinancing using Refinancing Loans).]

Yours faithfully

authorised signatory for
[Obligors’ Agent]

PART 2

FORM OF SELECTION NOTICE

From:	[Obligors’ Agent]

To:	Barclays Bank PLC as [Facility Agent/Dollar Swingline Agent/Euro Swingline Agent]

Dated:

Dear Sirs

BHP Billiton Plc/BHP Billiton Limited – US$55,000,000,000 Facility and Subscription Agreement

dated 5th February, 2008 (as amended on 31st March, 2008) (the Agreement)

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Loan[s] in [identify currency] with an Interest Period ending on [—][5]:

[—]

3.	[We request that the above Loan[s] be divided into [— ] Loans with the following Base Currency Amounts and Interest Periods:][6]

or

4.	[We request that the next Interest Period for the above Loan[s] is [ ]].[7]

5.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for
[Obligors’ Agent]

5	Insert details of all Loans in the same currency which have an Interest Period ending on the same date.
6	Use this option if division of Loans is requested.
7	Use this option if sub-division is not required.

SCHEDULE 4

MANDATORY COST FORMULAE

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, a rate (the Additional Cost Rate) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Facility Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Facility Agent. This percentage will be certified by that Lender in its notice to the Facility Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Facility Agent as follows:

(a)	in relation to a sterling Loan:

	AB + C(B – D) + E × 0.01	% per annum
100 – (A + C)

(b)	in relation to a Loan in any currency other than sterling:

E × 0.01	% per annum
300

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 15.4 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Facility Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Facility Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Facility Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	Eligible Liabilities and Special Deposits have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	Fees Rules means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	Fee Tariffs means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	Tariff Base has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Facility Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Facility Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Facility Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Facility Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Facility Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Facility Agent may from time to time, after consultation with the Obligors’ Agent and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:	Barclays Bank PLC as Facility Agent

From:	[The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)

Dated:

BHP Billiton Plc/BHP Billiton Limited – US$55,000,000,000 Facilities Agreement dated 5th February,

2008 (as amended on 31st March, 2008) (the Agreement)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 32.6 (Procedure for transfer):

(a)	The Existing Lender transfers to the New Lender all or part of its Notes as described in the Schedule and the Loans they represent.

(b)	The Existing Lender and the New Lender agree to the Existing Lender and the New Lender transferring by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule (together with any associated Notes) in accordance with Clause 32.6 (Procedure for transfer).

(c)	The proposed Transfer date is [ ].

(d)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 40.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the confirmation and limitations on the Existing Lender’s obligations set out in paragraph (b) of Clause 32.5 (Limitation of responsibility of Existing Lenders).

4.	The New Lender confirms that it is [a UK Lender (other than a UK Non Bank Lender or a UK Treaty Lender)] [a UK Treaty Lender][ a UK Non Bank Lender].[8]

5.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act; or

8	Delete as applicable

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company.

6.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

7.	This Transfer Certificate is governed by English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details including details of any associated Notes]

[Note: Any transfers in respect of any Commitment or Utilisation must always be in a minimum amount of US$5,000,000 (or its equivalent in any other currency).]

[Facility Office address, fax number and attention details for notices and account details for payments,]

For and on behalf of	For and on behalf of

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [    ].

For and on behalf of
Barclays Bank PLC as Facility Agent
By:

SCHEDULE 6

FORM OF ACCESSION LETTER

To:	Barclays Bank PLC as Facility Agent

From:	[Subsidiary] and [Obligors’ Agent]

Dated:

Dear Sirs

BHP Billiton Plc/BHP Billiton Limited – US$55,000,000,000 Facility and Subscription Agreement

dated 5th February, 2008 (as amended on 31st March, 2008) (the Agreement)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.

[[Subsidiary] agrees to become an Additional Borrower and to be bound by the terms of the Facility Agreement as an Additional Borrower pursuant to Clause [34.2 (Additional Borrowers)/4.2(b) (Additional condition precedent to Refinancing Loan)] of the Facility Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].][9]

3.	[New Finance Company/New Holding Company] agrees to become the Borrower in respect of the following Loans by way of novation so that[, on satisfaction of the conditions in Clause 45.4(b) (New Holding Company) of the Agreement]:

(a)	[name of relevant original Borrower] is released from its obligations to the Lenders in respect of such Loans (the Discharged Obligations) (such obligations being cancelled) and [New Finance Company/New Holding Company] assumes obligations to the Lenders in respect of such Loans to the Finance Parties which differ from the Discharged Obligations only insofar as the [New Finance Company/New Holding Company] has assumed those obligations in place of [the original Borrower]; and

(b)

the [New Finance Company/New Holding Company] and the other Parties shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the [New Finance Company/New Holding Company] been the original Borrower in respect of such Loans: [detail Loans][10]

4.

[New Holding Company / Subsidiary] agrees to become an Additional Guarantor and to be bound by the terms of the Facility Agreement as an Additional Guarantor pursuant to Clause 34.3 (Additional Guarantors).][11]

5.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

9

Only needed for an Additional Borrower. Note: The Companies and the Facility Agent should seek Australian tax advice before any member of the Group that is a resident of Australia under the Australian Tax Act, or that carries on business in Australia through a permanent establishment with which the borrowing would be connected becomes an Additional Borrower, as payments of interest by such an Additional Borrower could be subject to Australian withholding tax.

10	Only needed in the circumstances contemplated by Clauses 34.1 and 44.4(b)(v)(2).
11	Only needed for an Additional Guarantor.

9.	This letter is governed by English law.

10.	[This Accession Letter is entered into by deed.]

[Obligors’ Agent]	[Subsidiary]
By:	By:

[This Accession Letter is accepted by the Facility Agent and the date on which the novation referred to in paragraph 3 above is confirmed as [    ].

For and on behalf of
Barclays Bank PLC as Facility Agent
By:][12]

12	Only needed in the circumstances contemplated by Clauses 34.1 and 45.4(b)(v)(2).

SCHEDULE 7

FORM OF RESIGNATION LETTER

To:	Barclays Bank PLC as Facility Agent

From:	[Obligors’ Agent]

Dated:

Dear Sirs

BHP Billiton Plc/BHP Billiton Limited – US$55,000,000,000 Facility and Subscription Agreement

dated 5th February, 2008 (as amended on 31st March, 2008) (the Agreement)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to Clause 34.4 (Resignation of a Borrower), we request that [resigning Borrower] be released from its obligations as a Borrower under the Facility Agreement.

3.	We confirm that no Default is continuing or would result from the acceptance of this request.

4.	This letter is governed by English law.

[Obligors’ Agent]

By:

SCHEDULE 8

FORM OF COMPLIANCE CERTIFICATE

To:	Barclays Bank PLC as Facility Agent

From:	[Obligors’ Agent]

Dated:

Dear Sirs

BHP Billiton Plc/BHP Billiton Limited – US$55,000,000,000 Facility and Subscription Agreement

dated 5th February, 2008 (as amended on 31st March, 2008) (the Agreement)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that: [Insert details of covenants to be certified]

3.	[We confirm that no Default is continuing.][13]

4.	This letter is governed by English law.

Authorised Signatory	Authorised Signatory
[Companies]	[Companies]

13	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 9

TIMETABLES

D refers to the Utilisation Date. D-X refers to the number of Business Days before the relevant Utilisation Date.

All times are London time unless otherwise stated.

	Loans in euro	Loans in sterling	Loans in other currencies

Request for approval as an Optional Currency, if required (Clause 4.4 (Conditions relating to Optional Currencies))			D-5 10.00 a.m.

Facility Agent notifies the Lenders of the request (Clause 4.4 (Conditions relating to Optional Currencies))			D-5 3.00 p.m.

Responses by Lenders to the request (Clause 4.4 (Conditions relating to Optional Currencies))			D-4 1.00 p.m.

Facility Agent notifies the Company if a currency is approved as an Optional Currency in accordance with (Clause 4.4 (Conditions relating to Optional Currencies)			D-4 5.00 p.m.

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 16.1 (Selection of Interest Periods))	D-3 10.00 a.m.	D-1 10.00 a.m.	D-3 10.00 a.m. (for currencies other than US$) D-2 10.00 a.m. (for US$)

Facility Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	D-3 3.00 p.m.	D-1 3.00 p.m.	D-3 3.00 p.m. (for currencies other than US$) D-2 10.30 a.m. (for US$)

LIBOR or EURIBOR is fixed	Quotation Day 11.00 a.m. (Brussels time)	Quotation Day 11.00 a.m.	Quotation Day 11.00 a.m.

Facility Agent receives a notification from a Lender under Clause 11.2 (Unavailability of a currency)			Quotation Day 3.00 p.m.

Facility Agent gives notice in accordance with Clause 11.2 (Unavailability of a currency)			Quotation Day 5.00 p.m.

Delivery of a duly completed Utilisation Request Clause 6.2 (Delivery of a Utilisation Request for Dollar Swingline Loans)			D 10.00 a.m. (New York time)

Delivery of a duly completed Utilisation Request Clause 6.5 (Delivery of a Utilisation Request for Euro Swingline Loans)	D 9.00 a.m.

Dollar Swingline Agent notifies each Dollar Swingline Lender of the amount of its participation in the Dollar Swingline Loan under Clause 6.4 (Dollar Swingline Lenders’ participation)		D 12.00 (noon) (New York time)

Euro Swingline Agent notifies each Euro Swingline Lender of the amount of its participation in the Euro Swingline Loan under Clause 6.7 (Euro Swingline Lenders’ participation)	D 10.00 a.m.

Dollar Swingline Agent determines Federal Funds Rate under Clause 7.5 (Dollar Swingline Rate of Interest)		D 1.00 p.m. (New York time)

Euro Swingline Agent determines Euro Swingline Rate under Clause 7.6 (Euro Swingline Rate of Interest)	D 11.00 a.m.

SCHEDULE 10

FORM OF NOTE DEED POLL

Date:                200[—]

THIS NOTE DEED POLL is made by [BHP BILLITON LIMITED (ABN 49 004 028 077)/ BHP BILLITON FINANCE LIMITED (ABN 82 008 519 319)] (Australian Borrower) IN FAVOUR OF each person who from time to time is a Lender, Barclays Bank PLC as facility agent (Facility Agent), dollar swingline agent (Dollar Swingline Agent) and euro swingline agent (Euro Swingline Agent).

RECITAL

The Australian Borrower has offered to issue Notes pursuant to the terms of a facility and subscription agreement (Facility Agreement) expressed to be amongst BHP Billiton Plc, BHP Billiton Limited and others and dated [            ] 200[—].

Operative provisions:

1.	THE NOTES

1.1	Creation of Notes

The Australian Borrower may create Notes in favour of each Lender by inscription in the Register. The Notes have an aggregate principal amount outstanding from time to time equal to the principal amount subscribed by the relevant Lender under the Facility Agreement as recorded in the Register and a maximum aggregate principal amount equal to the sum of the relevant Lender’s Commitment in respect of that Facility plus AUS$1.

1.2	Undertakings and acknowledgment of debt

The Australian Borrower:

(a)	acknowledges that it is indebted to each Lender for an amount equal to the aggregate outstanding principal amount of the Notes;

(b)	agrees to pay principal and interest in respect of each Note issued to a Lender in accordance with the Facility Agreement, the Note and this deed.

1.3	Effect of payment of interest or redemption

The obligations of the Australian Borrower under Clause 1.2 (Undertakings and acknowledgments of debt) are discharged to the extent interest is paid on a Note and to the extent that the aggregate principal amount outstanding in respect of a Note is repaid in accordance with the Facility Agreement.

2.	RIGHTS AND OBLIGATIONS OF LENDERS

2.1	Benefit and entitlement

This deed is executed as a deed poll. The Notes are issued on the condition that the Facility Agent, the Dollar Swingline Agent, the Euro Swingline Agent and each Lender has the benefit of, and is entitled to enforce, this deed subject to the Facility Agreement even though it is not a party to or is not in existence at the time of execution and delivery of this deed.

2.2	Rights independent

The Facility Agent, the Dollar Swingline Agent, the Euro Swingline Agent and each Lender may enforce its rights under this deed independently from each other Lender, subject to the Facility Agreement.

2.3	Agents and Lenders bound

Each Lender together with the Facility Agent, the Dollar Swingline Agent and the Euro Swingline Agent (and any person claiming through or under a Lender) is bound by this deed.

2.4	Directions to hold Deed Poll

Each Lender is taken to have irrevocably instructed the Australian Borrower that this deed is to be held by the Facility Agent on its behalf and on behalf of each Lender.

2.5	Facility Agreement

The Notes are issued on the condition that each Lender is bound by the provisions of the Facility Agreement.

2.6	Notes issued as a result of Offers

Each Note is issued as a result of an offer to the Lenders. This is the case regardless of the time of issue.

3.	FORM, TITLE AND STATUS

3.1	Registered form

Each Note takes the form of an entry in the Register. No certificate will be issued in respect of it, unless required by law.

3.2	Issue of Notes by entry in Register

A Note is:

(a)	issued when details of the Note are first entered in the Register; and

(b)	transferred when the details of the transfer are entered in the Register.

3.3	Effect of entries in Register

Each entry in the Register in respect of a Note constitutes:

(a)	an acknowledgment to the Lenders by the Australian Borrower of the indebtedness of the Australian Borrower to that Lender on the terms of this deed;

(b)	an undertaking by the Australian Borrower to the Lenders to make all payments of principal and interest in respect of the Note in accordance with the terms of the Note and this deed; and

(c)	an entitlement to the other benefits given to the Lenders, the Facility Agent Dollar Swingline Agent and the Euro Swingline Agent under the Facility Agreement in respect of the relevant Note.

3.4	Independent obligations

Subject to the terms of the Facility Agreement, the obligations of the Australian Borrower in respect of each Note constitute separate and independent obligations which the Lender to whom those obligations are owed is entitled to enforce without having to join any other Lender or any predecessor in title of a Lender.

3.5	Register conclusive as to ownership

Entries in the Register in relation to a Note constitute conclusive evidence that the person so entered is the absolute owner of the Note subject to correction for fraud or error.

3.6	Holder absolutely entitled

Upon a person acquiring title to any Note by virtue of becoming registered as the owner of that Note, all rights and entitlements arising by virtue of this deed in respect of that Note vest absolutely in the registered owner of the Note free of all equities. Any person who has previously been registered as the owner of the Note does not have, and is not entitled to assert against the Australian Borrower or the Facility Agent or the Dollar Swingline Agent or the Euro Swingline Agent or the registered owner of the Note for the time being and from time to time, any rights, benefits or entitlements in respect of the Note.

3.7	Status of Notes

The Notes are direct, unsubordinated and unsecured obligations of the Australian Borrower and rank at least equally among themselves with all other unsecured and unsubordinated obligations of the Australian Borrower except for liabilities mandatorily preferred by law.

4.	TRANSFERS

4.1	Limit on transfer

Each Note may only be transferred in accordance with Clause 32 (Changes to the Lenders) of the Facility Agreement (including, without limitation, Clause 32.3 (Transfer and Transmission of Notes) of the Facility Agreement).

4.2	Transfer of all of Note

Each Note may only be transferred in whole.

4.3	Registration of transfer

The transferor of a Note is taken to remain the holder of that Note until the name of the transferee is entered in the Register in respect of that Note.

5.	INTEREST AND DEFAULT INTEREST

(a)	The Australian Borrower agrees to pay interest and default interest on each Note issued under a Facility as calculated under the Facility Agreement as though Clauses 15.2 (Payment of interest) and 15.4 (Default interest) of the Facility Agreement applied to it.

(b)	The Australian Borrower shall pay accrued interest on each Note on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

(c)	(i)

If the Australian Borrower fails to pay any amount payable by it under a Note on its due date, interest shall accrue on the overdue amount from the due date up to the actual payment (both before and after judgment) at a rate 1% higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted an amount payable under a Note in the currency of the overdue amount for successive Interest Periods under the relevant Facility (or, if the overdue amount for successive Interest Periods under the relevant Facility (or, if the overdue amount does not relate to a particular Facility, under Facility A), each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 5(c) shall be immediately payable by the Australian Borrower on demand by the Facility Agent.

(ii)

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

6.	PAYMENTS

The Australian Borrower agrees to make all payments under a Note in accordance with Clause 38 (Payment Mechanics) of the Facility Agreement.

7.	GOVERNING LAW

This deed poll and the Notes are governed by the law of New South Wales. The Australian Borrower submits to the non-exclusive jurisdiction of the courts of New South Wales.

8.	INTERPRETATION

Clauses 1.1 (Definitions) and 1.2 (Construction) of the Facility Agreement described above apply to this deed poll as if each clause was fully set out herein, except that a reference in this deed poll to a Note is a reference only to a Note (as defined in Clause 1.1 (Definitions) of the Facility Agreement) that is or is to be issued by the Australian Borrower.

EXECUTED as a deed poll.

[Insert execution clause for each Australian Borrower]

SCHEDULE 11

CONTACT DETAILS

Party	Contact Details

BHP Billiton Plc	Address:	Neathouse Place, London SW1V 1BH, United Kingdom
	Fax No:	+ 44 (0) 207 802 3176
	Attention:	Treasurer and Vice President, Treasury and Corporate Finance

BHP Billiton Limited	Address:	Level 27, BHP Billiton Centre, 180 Lonsdale Street, Melbourne VIC 3000, Australia
	Fax No:	+ 61 3 9609 3572
	Attention:	Treasurer and Vice President, Treasury and Corporate Finance

Obligors’ Agent: BHP Billiton Finance B.V.	Address:	Verheeskade 25, 2521 BE The Hague, The Netherlands
	Fax No:	+ 31 70 315 6638
	Attention:	Treasurer and Vice President, Treasury and Corporate Finance

Facility Agent (Amendments and Waivers etc.):	Address:	5 The North Colonnade, Canary Wharf, London E14 4BB
	Telephone:	+44 (0) 20 7773 1045
	Facsimile:	+44 (0) 20 7773 4893
	Attention:	Antony Girling (antony.girling@barcap.com)

Facility Agent and Euro Swingline Agent (Loan Operations):	Address:	5 The North Colonnade, Canary Wharf, London E14 4BB
	Telephone:	+44 (0) 20 7773 6417 (Direct)
	Facsimile:	+44 (0) 20 7773 6808
	Telex:	94049433 RGSUG

Dollar Swingline Agent (all purposes):	Address:	Barclays Bank PLC London, c/o Barclays Capital Services LLC Global Services Unit as US Dollar Funding Administrator, 4th Floor, 200 Cedar Knolls Road, Whippany, New Jersey USA 07981
	Telephone:	00 1 973-576-3214
	Facsimile:	00 1 973-576-3382 / 3017
	Attention:	Louis Oberti (louis.oberti@barcap.com)

SCHEDULE 12

FORM OF CONFIDENTIALITY UNDERTAKING

[Letterhead of Existing Lender]

To:	[insert name of Potential Lender]

The Directors of BHP Billiton Plc and BHP Billiton Limited (the “Companies”)

Re:	The US$55,000,000,000 Facility and Subscription Agreement dated [—] (the Agreement)

Company: BHP Billiton Plc and BHP Billiton Limited

Amount: US$55,000,000,000

Facility Agent: Barclays Bank PLC

Dear Sirs

We understand that you are considering [participating in the Facilit[y/ies]][entering a sub-participation in relation to the Agreement] and we confirm that the consent of the Companies has been obtained (or is deemed to have been obtained) to your participation. In consideration of us and the Companies agreeing to make available to you certain information, by your signature of a copy of this letter you agree with us and each of the Companies as follows:

(a)	Confidentiality Undertaking

You undertake:

(i)	to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph (b) below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

(ii)	to keep confidential and not disclose to anyone the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facility;

(iii)	to use the Confidential Information only for the Permitted Purpose;

(iv)	to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph (b)(ii) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it; and

(v)	not to make enquiries of any member of the Group or any related entity or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Facility, save for such officers, directors, employees or professional advisers as may be nominated by the Companies for this purpose.

(b)	Permitted Disclosure

We agree that you may disclose Confidential Information:

(i)	to members of the Participant Group and their officers, directors, employees and professional advisers, on a confidential basis, to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group;

(ii)	(A) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (B) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (C) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or

(iii)	with the prior written consent of us and the Companies.[,

provided that until the Unconditional Date, in relation to sub-paragraph (i) above, you may only make a disclosure to a member of the Participant Group if (A) such disclosure is to a team, division or department (a Business Unit) of that member other than any Business Unit of that member which, for the purposes of the City Code on Takeovers and Mergers, would be treated as being interested in securities of Target plc (an Interested Business Unit) and (B) any Business Unit to whom Confidential Information is disclosed is separated and remains separated from any Interested Business Unit by appropriate information barriers.]14

(c)	Notification of Required or Unauthorised Disclosure

You agree (to the extent permitted by law and except for any disclosure made under paragraph b(ii) to any competent supervisory or regulatory body during the ordinary course of its supervisory or regulatory function) to inform us and the Companies prior to any disclosure under paragraph (b)(ii) (including full details of the circumstances of that disclosure) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

(d)	Return of Copies

If we or the Companies so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy (provided that the provisions of paragraph (a) of this letter shall continue to apply to such retained Confidential Information), or where the Confidential Information has been disclosed under paragraph (b)(ii) above.

(e)	Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us but (except for the proviso to paragraph (b)(i) above, which shall terminate on the Unconditional Date) shall terminate on the execution of the Agreement (and be replaced by the confidentiality provisions contained in the Agreement). Except as set out in the previous sentence, the obligations in this letter shall cease 12 months after you have returned all Confidential Information supplied to you by us or any member of the Group and destroyed or permanently erased (to the extent technically practicable) all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed

14	Not to be included for any Confidentiality Undertaking entered into after the Unconditional Date.

under paragraph (b) above (other than subparagraph (b)(i)) or which, pursuant to paragraph (d) above, are not required to be returned or destroyed).

(f)	No Representation; Consequences of Breach, etc

You acknowledge and agree that:

(i)	neither we nor any of our officers, employees or advisers (each a Relevant Person) (A) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (B) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(ii)	we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

(g)	No Waiver; Amendments, etc

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter but shall not affect any other duty of confidentiality owed by you to any member of the Group. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement with us and the Companies.

(h)	Inside Information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

(i)	Nature of Undertakings

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Companies and each other member of the Group.

(j)	Third party rights

(i)	A person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy a benefit of any term of this letter.

(ii)	This letter may not be rescinded or varied without the consent of all the parties to this letter.

(k)	Governing Law and Jurisdiction

This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

(l)	Definitions

In this letter (including the acknowledgement set out below):

Acquisition means the acquisition of all or part of the Target Shares;

Confidential Information means any information relating to the Companies, the Group, the Acquisition and the Facility including, without limitation, the Information Memorandum, provided to you by us, any of our affiliates or advisers, the Companies or any other member of the Group in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us, any of our affiliates or advisers, the Companies or any other member of the Group or is lawfully obtained by you after that date, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

Group means each of the Companies and their respective Subsidiaries;

Information Memorandum means the document prepared in relation to the Acquisition and the Facilities as updated and/or supplemented from time to time.

Participant Group means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies;

Permitted Purpose means considering and evaluating whether to enter into the Facility;

Subsidiary means:

(a)	a subsidiary within the meaning of section 736 of the Companies Act 1985;

(b)	a subsidiary within the meaning of section 9 of the Corporations Act 2001 (Cth);

(c)	any other entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership; or

(d)	for the purpose of determining whether a person is a Subsidiary of a Company or a Target (as the case may be):

(i)	any other entity of which PLC and Limited together have direct or indirect control or together own directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership;

(ii)	any other entity of which Target plc and Target Limited together have direct or indirect control or together own directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership; or

(iii)	any other entity which is treated in the audited consolidated financial statements of the Group or the Target Group as being a subsidiary of PLC and/or Limited or Target plc and/or Target Limited (as the case may be); and

Target Shares means the ordinary shares in the share capital of each of Rio Tinto plc and Rio Tinto Ltd other than any such shares which are held by a member of the Target Group at that time.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

[Existing Lender]

To:	[Existing Lender]
The Companies and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of
[Potential Lender]

SIGNATORIES

The Facility Agent

BARCLAYS BANK PLC

By:	JUANA HUWAIDI

The Original Borrowers

BHP BILLITON FINANCE B.V.

By:	WILLIE MURRAY

BHP BILLITON FINANCE LIMITED

By:	WILLIE MURRAY	By:	BARRY VAN JAARSVELD

BHP BILLITON LIMITED

By:	WILLIE MURRAY	By:	BARRY VAN JAARSVELD

BHP BILLITON PLC

By:	WILLIE MURRAY	By:	BARRY VAN JAARSVELD

The Original Guarantors

BHP BILLITON LIMITED

By:	WILLIE MURRAY	By:	BARRY VAN JAARSVELD

BHP BILLITON PLC

By:	WILLIE MURRAY	By:	BARRY VAN JAARSVELD

PRIVATE & CONFIDENTIAL

To:	The Directors

BHP Billiton plc and BHP Billiton Limited (the Companies)

The Directors

BHP Billiton Finance B.V. (as Obligors’ Agent)

5th February, 2008

Dear Sirs,

BHP Billiton plc and BHP Billiton Limited - US$55,000,000,000 credit agreement dated on or about the date of this letter (the Credit Agreement)

We refer to the Credit Agreement. Capitalised terms in the Credit Agreement have the same meaning when used in this letter.

This letter supplements the Credit Agreement. The Obligors’ Agent enters into this letter on its own behalf and on behalf of each other Obligor (other than the Companies). Please countersign the enclosed copy of this letter to indicate your agreement to its terms.

For the purposes of the Finance Documents, you and we agree that the following shall constitute an additional Event of Default (the Additional Event of Default) as if it were set out as such in Clause 31 (Events of Default) of the Credit Agreement:

“Any event or series of events occurs which has or is reasonably likely to have a Material Adverse Effect.”

The Additional Event of Default shall cease to have any further force or effect on the date on which a Successful Syndication (as defined in the Commitment Letter) of the Facilities has been achieved.

You agree that we are entitled to disclose a copy of this letter to the Financial Adviser.

This letter is a Finance Document and is governed by English law.

Yours faithfully

for and on behalf of
Banco Santander, S.A. as Bookrunner

for and on behalf of

Barclays Capital (the investment banking division of Barclays Bank PLC) as Bookrunner

We acknowledge and agree to the terms of this letter.

for and on behalf of
BHP Billiton plc

for and on behalf of
BHP Billiton Limited

for and on behalf of
BHP Billiton Finance BV

Date: 5 February 2008

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